Exhibit 2.1

Execution Copy

ARRANGEMENT AGREEMENT

AMONG

COEUR MINING, INC.

AND

NEW GOLD INC.

AND

1561611 B.C. LTD.

November 2, 2025

ARTICLE 5 COVENANTS		97
5.1	Covenants of the Company Regarding the Conduct of Business	97
5.2	Covenants of the Company Relating to the Arrangement	102
5.3	Covenants of the Company Regarding the TSX and NYSE American Delisting	104
5.4	Covenants of the Parent Regarding the Conduct of Business	104
5.5	Covenants Relating to the Consideration Shares	107
5.6	Covenants Relating to TSX Listing	107
5.7	Covenants of the Parent Regarding Blue-Sky Laws	107
5.8	Covenants of the Parent Relating to the Arrangement	107
5.9	Indebtedness	108
5.10	Regulatory Approvals	109
5.11	Resignations	112
5.12	Employee Matters	113
5.13	Pre-Acquisition Reorganization	114
5.14	Filings	115
5.15	Access to Information; Confidentiality	116
5.16	Insurance and Indemnification	116
5.17	Parent Charter Amendment	117

ARTICLE 6 CONDITIONS		117
6.1	Mutual Conditions Precedent	117
6.2	Additional Conditions Precedent to the Obligations of the Parent and Purchaser	118
6.3	Additional Conditions Precedent to the Obligations of the Company	119
6.4	Satisfaction of Conditions	120

ARTICLE 7 ADDITIONAL AGREEMENTS OF THE COMPANY REGARDING ACQUISITION PROPOSALS		120
7.1	Non-Solicitation by the Company	120
7.2	Notification of Acquisition Proposals	122
7.3	Responding to Acquisition Proposals	123
7.4	Superior Proposals and Right to Match	123

ARTICLE 8 ADDITIONAL AGREEMENTS OF THE PARENT REGARDING ACQUISITION PROPOSALS		125
8.1	Non-Solicitation by the Parent	125
8.2	Notification of Acquisition Proposals	127
8.3	Responding to Acquisition Proposals	127
8.4	Superior Proposals and Right to Match	128

ARTICLE 9 TERM, TERMINATION, AMENDMENT AND WAIVER		130
9.1	Term	130
9.2	Termination	130
9.3	Notice and Cure	133
9.4	Termination Payments	133
9.5	Amendment	137
9.6	Waiver	138

ARTICLE 10 GENERAL PROVISIONS		138
10.1	Privacy	138
10.2	Notices	138
10.3	Governing Law; Waiver of Jury Trial	140
10.4	Injunctive Relief	140
10.5	Entire Agreement, Binding Effect	140
10.6	No Liability	140
10.7	Further Assurances	141
10.8	Assignment and Enurement	141
10.9	Severability	141
10.10	No Third Party Beneficiaries	141
10.11	Counterparts, Execution	142

Schedules:

Schedule A	-	Plan of Arrangement
Schedule B	-	Arrangement Resolution
Schedule C	-	Form of Parent Charter Amendment
Schedule D	-	Form of Resignation and Mutual Release
Schedule E	-	Form of Company Voting Agreement
Schedule F	-	Form of Parent Voting Agreement

ARRANGEMENT AGREEMENT

THIS ARRANGEMENT AGREEMENT dated November 2, 2025,

BY AND AMONG:

COEUR MINING, INC., a corporation existing under the laws of the State of Delaware (the “Parent”),

- and -

1561611 B.C. LTD., a corporation existing under the laws of the Province of British Columbia (“Purchaser”),

- and -

NEW GOLD INC., a corporation existing under the laws of the Province of British Columbia (the “Company”).

RECITALS:

A.	The Parent and the Purchaser desire to acquire all of the outstanding Company Shares pursuant to the Arrangement as provided in this Agreement.

B.	The Parties intend to carry out the transactions contemplated herein by way of a plan of arrangement under the provisions of the Business Corporations Act (British Columbia).

C.
The Special Committee, after receiving financial and legal advice and the Company Fairness Opinions, has unanimously determined that the Arrangement is fair to the Company Shareholders and in the best interests of the Company and recommended to the Company Board that the Company Board (a) approve this Agreement and the Arrangement, and (b) recommend that the Company Shareholders vote in favour of the Arrangement Resolution.

D.
The Company Board, after receiving financial and legal advice and the Company Fairness Opinions and upon the recommendation of the Special Committee, has unanimously (a) determined that the Arrangement is fair to the Company Shareholders and in the best interests of the Company, and (b) resolved to recommend that the Company Shareholders vote in favour of the Arrangement Resolution.

E.
The Parent Board, after evaluating the Arrangement, in consultation with Parent’s management and legal and financial advisors, has unanimously (a) determined that the Arrangement is advisable and fair to, and in the best interests of the Parent and the Parent Stockholders, (b) determined it advisable for the Parent Stockholders to approve an amendment to the certificate of incorporation of Parent, substantially in the form of Schedule C (the “Parent Charter Amendment”) to effect an increase to the number of authorized shares of common stock, par value $0.01 per share, of Parent (the “Parent Shares”), and (c) resolved to recommend that the Parent Stockholders vote in favor of the Parent Charter Amendment and the issuance of the Parent Shares, pursuant to this Agreement as contemplated by, and subject to the terms and conditions set forth in, this Agreement (the “Parent Stock Issuance”).

F.	The Purchaser Board has unanimously determined that the Arrangement is fair and reasonable to the sole shareholder of the Purchaser.

G.	The Parties intend that the issuance of the Consideration Shares be exempt from the registration requirements of the U.S. Securities Act pursuant to section 3(a)(10) thereof.

H.	The Parent has received duly executed Company Voting Agreements from certain of the Company Shareholders, substantially in the form of Schedule E.

I.	The Company has received duly executed Parent Voting Agreements from certain of the Parent Stockholders, substantially in the form of Schedule F.

THIS AGREEMENT WITNESSES THAT in consideration of the covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties hereto covenant and agree as follows:

ARTICLE 1
INTERPRETATION

1.1	Definitions

In this Agreement, unless the context otherwise requires:

“Accelerated RSUs” has the meaning ascribed thereto in Section 2.10(e);

“Acquisition Proposal” means, in respect of a Party, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry from any Person or group of Persons (other than the other Party or any affiliate of the other Party), whether written or oral, made after the date hereof, relating to: (a) any direct or indirect sale or disposition (or any joint venture, lease, license, long-term supply agreement, royalty agreement or other arrangement having the same economic effect as a sale or disposition), in a single transaction or series of related transactions, of (i) assets of such Party and or one or more of its Subsidiaries (including shares of Subsidiaries of such Party) that, individually or in the aggregate, (A) represent 20% or more of the consolidated assets of such Party and its Subsidiaries, taken as a whole and measured by the fair market value thereof, or (B) contribute 20% or more of the consolidated revenue of such Party and its Subsidiaries, taken as a whole, or (ii) 20% or more of any class of voting or equity securities (including securities convertible into, or exchangeable or exercisable for such voting or equity securities) of such Party or 20% or more of any class of voting or equity securities (including securities convertible into, or exchangeable or exercisable for such voting or equity securities) of one or more Subsidiaries of such Party whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of such Party and its Subsidiaries, taken as a whole (in each case, determined based upon the most recent publicly available consolidated financial statements of such Party); (b) any direct or indirect take-over bid, tender offer, exchange offer, treasury issuance or other transaction that, if consummated, would result in such Person or group of Persons beneficially owning 20% or more of any class of voting or equity securities (including securities convertible into, or exchangeable or exercisable for such voting or equity securities) of such Party or 20% or more of any class of voting or equity securities (including securities convertible into, or exchangeable or exercisable for such voting or equity securities) of one or more Subsidiaries of such Party whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of such Party and its Subsidiaries, taken as a whole (determined based upon the most recent publicly available consolidated financial statements of such Party); or (c) a plan of arrangement, merger, amalgamation, consolidation, share exchange, share reclassification, business combination, reorganization, recapitalization, liquidation, dissolution, winding up or other similar transaction involving such Party and/or any of its Subsidiaries that, if consummated, would result in such Person or group of Persons beneficially owning 20% or more of any class of voting or equity securities (including securities convertible into, or exchangeable or exercisable for such voting or equity securities) of such Party or 20% or more of any class of voting or equity securities (including securities convertible into, or exchangeable or exercisable for such voting or equity securities) of one or more Subsidiaries of such Party whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of such Party and its Subsidiaries, taken as a whole (determined based upon the most recent publicly available consolidated financial statements of such Party);

“Acts of Adoption of Full Ownership” has the meaning ascribed thereto in Section 3.1(w);

“affiliate” except where otherwise indicated, has the meaning ascribed thereto in NI 45-106, in force as of the date of this Agreement;

“Agreement” means this arrangement agreement, including all Schedules annexed hereto, together with the Company Disclosure Letter and Parent Disclosure Letter, in each case as may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof;

“Arrangement” means the arrangement of the Company under the provisions of Part 9, Division 5 of the BCBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with the terms of this Agreement or the Plan of Arrangement or made at the direction of the Court in the Final Order (with the prior written consent of both the Company and the Parent, each acting reasonably);

“Arrangement Resolution” means the special resolution of the Company Shareholders approving the Plan of Arrangement, which is to be considered and, if thought fit, passed at the Company Meeting, substantially in the form and content of Schedule B hereto;

“Authorization” means, with respect to any Person, any authorization, order, permit, approval, grant, agreement, licence, classification, restriction, registration, consent, order, right, notification, condition, franchise, privilege, certificate, judgment, writ, injunction, award, determination, direction, decision having the force of Law, of, from or required by any Governmental Entity having jurisdiction over such Person;

“BCBCA” means the Business Corporations Act (British Columbia);

“business day” means any day, other than a Saturday, a Sunday or a statutory or civic holiday in Mexico City, Mexico, New York, New York, Toronto, Ontario or Vancouver, British Columbia;

“Canadian Securities Authorities” means the Ontario Securities Commission and any other applicable securities commissions and securities regulatory authority of a province or territory of Canada;

“Canadian Securities Laws” means the Securities Act and any other applicable Canadian provincial or territorial securities Laws (including published policies thereunder);

“CNA” means the National Antirust Commission (Comisión Nacional Antimonopolio) or any other governmental body that may assume its powers and responsibilities;

“CNA Approval” means the unconditional approval of the concentration consisting in the transactions contemplated in this Agreement issued by the CNA, pursuant to the provisions set forth in the Mexican Antitrust Law;

“Commissioner” means the Commissioner of Competition appointed under subsection 7(1) of the Competition Act and includes any Person duly authorized by the Commissioner to act on his behalf;

“Company” has the meaning ascribed thereto on the first page of this Agreement;

“Company Applicable Anti-Corruption Law” has the meaning ascribed thereto in Section 3.1(kk)(ii);

“Company Benefit Plans” means all employee benefit plans, including all welfare, health, dental, vision, prescription drug, accidental death and dismemberment, critical illness, emergency travel, life, short term disability, long term disability or other medical insurance, mortgage insurance, employee loan, employee assistance, supplemental unemployment benefit, post-employment benefit, post-retirement benefit, bonus, profit sharing, option, incentive, performance, equity, equity-based, phantom, deferred compensation, severance, retention, stay bonus, paid time off, change of control, termination, pension, retirement, saving and supplemental retirement agreements, policies, programs, arrangements, schemes, practices or undertakings, whether funded or unfunded, insured or uninsured, registered or unregistered, oral or written, which are maintained by or binding upon the Company or any of its Subsidiaries or for which the Company or its Subsidiaries has any liability or contingent liability for the benefit of any current or former Company Employees or independent contractors (or, to the extent applicable, any spouses, dependents, survivors or beneficiaries of such persons) excluding any Multiemployer Plans or Statutory Plans;

“Company Board” means the board of directors of the Company as the same is constituted from time to time;

“Company Board Recommendation” has the meaning ascribed thereto in Section 2.2(a)(iii);

“Company Budget” means the latest quarterly forecast for 2025 and draft 2026 budget of the Company and its Subsidiaries, as attached as Schedule 1.1(a) to the Company Disclosure Letter (the “Draft 2026 Budget”); and once adopted, the Company’s annual budget for 2026 (the “Final 2026 Budget”), provided that the Final 2026 Budget shall solely comprise (i) substantially similar expenditures to those contained in the Draft 2026 Budget (provided that the budget will be updated for customary year-end cutoff adjustments); and (ii) any additional commercially reasonable expenditures related to head office general and administrative costs that do not deviate by more than 10% from the same expenditures contained in the annual 2025 budget for the Company and its Subsidiaries;

“Company Change in Recommendation” has the meaning ascribed thereto in Section 7.1(a)(iii);

“Company Circular” means the notice of the Company Meeting to be sent to the Company Shareholders, and accompanying management information circular, including all schedules, appendices and exhibits thereto and enclosures therewith, and information incorporated by reference therein, in connection with the Company Meeting, as amended, supplemented or otherwise modified from time to time in accordance with this Agreement;

“Company Credit Agreement” means the fifth amended and restated credit agreement dated March 24, 2025 between, among others, the Company as borrower, The Bank of Nova Scotia and RBC Capital Markets (as co-lead arrangers and joint bookrunners), The Bank of Nova Scotia (as administrative agent), Royal Bank of Canada (as syndication agent), The Toronto-Dominion Bank and Canadian Imperial Bank of Commerce (as co-documentation agents), and The Bank of Nova Scotia, Royal Bank of Canada, The Toronto-Dominion Bank, Canadian Imperial Bank of Commerce, Bank of Montreal, Bank of America, N.A., Canada Branch, and National Bank of Canada (as lenders) and the lenders thereto from time to time;

“Company Director Nominees” has the meaning ascribed thereto in Section 2.17;

“Company Disclosure Letter” means the disclosure letter dated the date of this Agreement (including all schedules, exhibits and appendices thereto) and executed by the Company and delivered to the Parent prior to or concurrently with the execution of this Agreement;

“Company DSU Plan” means the deferred share unit plan of the Company effective May 6, 2010, as amended;

“Company DSUs” means the outstanding deferred share units granted under the Company DSU Plan;

“Company Employees” means all individuals who are employed as officers or employees by the Company and its Subsidiaries, including unionized, non-unionized, part-time, full-time, active and inactive employees, and any officers who provide services to the Company as consultants;

“Company Equity Incentive Plans” means, collectively, the Company LTIP, the Company Option Plan and the Company DSU Plan;

“Company Fairness Opinions” has the meaning ascribed thereto in Section 2.2(a)(i);

“Company Financial Advisors” means, collectively, National Bank Financial Inc. as financial advisor to the Company and CIBC World Markets Inc. as independent financial advisor to the Special Committee;

“Company Incentive Awards” means, collectively, the Company DSUs, Company RSUs, Company Options and Company PSUs;

“Company Leased Real Property” has the meaning ascribed thereto in Section 3.1(o);

“Company LTIP” means the long term incentive plan of the Company effective February 19, 2025;

“Company Material Adverse Effect” means any one or more changes, effects, events, occurrences or states of fact or circumstance, either individually or in the aggregate, that is, or would reasonably be expected to be, material and adverse to the business, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, except for any such change, effect, event, occurrence or state of facts or circumstance resulting or arising from or relating to: (a) the announcement or execution of this Agreement or the implementation of the transactions contemplated hereby (including the impact of any of the foregoing on the relationships, contractual or otherwise, of the Company with customers, suppliers, service providers and employees); (b) any change in the market price or trading volume of any securities of the Company (it being understood that the changes, effects, events, occurrences or states of fact or circumstance underlying such change in market price or trading volume that are not otherwise excluded from the definition of a Company Material Adverse Effect may be taken into account in determining whether a Company Material Adverse Effect has occurred); (c) any change affecting the gold, silver or copper mining industry as a whole; (d) any change (on a current or forward basis) in the price of gold, silver or copper or any changes in commodity prices or general market prices affecting the mining industry; (e) general political, economic, financial, currency exchange, inflation, interest rates, securities or commodity market conditions in the United States, Canada or Mexico; (f) any generally applicable change or prospective change after the date hereof in IFRS or regulatory accounting requirements; (g) the commencement, continuation or escalation of any war, armed hostilities or acts of terrorism, or the occurrence of any cyber-attacks or data breaches; (h) any general outbreak of illness, pandemic, epidemic, national health emergency, forced quarantine, lockdown or similar event, or the worsening thereof; (i) the failure of the Company to meet any internal or published projections, forecasts, guidance, budgets, or estimates of revenues, earnings, cash flow or other financial performance or results of operations for any period (provided, however, that the changes, effects, events, occurrences or states of fact or circumstance underlying such failure that are not otherwise excluded from the definition of a Company Material Adverse Effect may be considered to determine whether such failure constitutes a Company Material Adverse Effect); (j) any natural disaster (including any hurricane, flood, tornado, earthquake, forest fire, weather-related event or man-made natural disaster); (k) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any applicable Law of and by any Governmental Entity occurring after the date hereof (including with respect to Taxes); or (l) any action taken (or omitted to be taken) by the Company or a Subsidiary thereof which is required to be taken (or omitted to be taken) pursuant to this Agreement or that is consented to by the Parent in writing; provided, however, (1) that with respect to clauses (c), (d), (e), (f), (g), (h) and (j), to the extent any such change, effect, event, occurrence or state of facts or circumstance has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared to other entities with a similar type, size and scale, and operating in the same industries, as the Company and its Subsidiaries, taken as a whole, operate, the incremental disproportionate effect may be taken into account in determining whether there has been a Company Material Adverse Effect, and only to the extent otherwise permitted by this definition and (2) in this Agreement, references to dollar amounts are not intended to be and shall not be illustrative or interpretive for purposes of determining if a Company Material Adverse Effect has occurred;

“Company Material Contract” means any Contract: (a) that, if terminated or modified or if it ceased to be in effect, would reasonably be expected to have a Company Material Adverse Effect; (b) under which the Company or any of its Subsidiaries has directly or indirectly guaranteed any liabilities or obligations of a third party (other than endorsements for collection in the ordinary course) in excess of $10 million in the aggregate; (c) relating to indebtedness for borrowed money of the Company or any of its Subsidiaries or any guarantee by the Company or any of its Subsidiaries of any other Person’s indebtedness for borrowed money, with an outstanding principal amount in excess of $15 million; (d) that is a material partnership, limited liability company agreement, shareholder agreement, joint venture, alliance agreement or other similar agreement or arrangement in respect of any Person that is not a wholly-owned Subsidiary of the Company (other than any such agreement or arrangement relating to the operation or business of a Company Property in the ordinary course and which is not material with respect to such Company Property); (e) under which the Company or any of its Subsidiaries is obligated to make payments to, or expects to receive payments from, a third party on an annual basis in excess of $10 million in the aggregate; (f) that limits or restricts the Company or any of its Subsidiaries from engaging in any line of business or any geographic area in any material respect; (g) that contains any right on the part of any third party to acquire Mineral Rights or other property rights from the Company or any of its Subsidiaries that are material to the Company and its Subsidiaries, taken as a whole, or that form any part of the Company Mineral Interests which are material to the Company and its Subsidiaries, taken as a whole; (h) that contains any rights on the part of the Company or any of its Subsidiaries to acquire Mineral Rights or other property rights from any third party that, if acquired, would be material to the Company and its Subsidiaries, taken as a whole; (i) that is a contractual royalty, production payment, net profits, earn-out, streaming agreement, metal pre-payment or similar agreement that has a value in excess of $15 million; (j) that is an agreement with a Governmental Entity, or an agreement with any Indigenous group, or other organizations with authority to represent such groups, in each case, that is material to the Company and its Subsidiaries, taken as a whole; (k) that is a registration rights agreement; (l) an earn-in, back-in, right of first refusal or right first offer in respect of the Company Mineral Interests; and (m) that is material to the Company and its Subsidiaries, taken as a whole, and related to the operation of, or the exploitation, extraction or production of metals from, the Company Mineral Interests; and, for greater certainty, includes the Company Material Contracts listed on Schedule 3.1(ff) of the Company Disclosure Letter;

“Company Meeting” means the special meeting of Company Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution and for any other purpose as may be set out in the Company Circular and agreed to in writing by the Parent;

“Company Mineral Interests” has the meaning ascribed thereto in Section 3.1(o)(i);

“Company Notes” means the $400.0 million of unsecured senior notes issued by the Company on March 18, 2025, which bear interest at a rate of 6.875% per annum and mature in 2032;

“Company Option Plan” means the option plan of the Company effective May 4, 2011, as amended;

“Company Options” means the outstanding options to purchase Company Shares granted under the Company Option Plan;

“Company Owned Real Property” has the meaning ascribed thereto in Section 3.1(o)(i);

“Company Permitted Liens” means, in respect of the Company or any of its Subsidiaries, any one or more of the following:

(a)
Liens for Taxes not at the time overdue or statutory Liens for overdue Taxes the validity of which the Company or a Subsidiary thereof is contesting in good faith by appropriate proceedings and for which adequate reserves have been set aside in accordance with IFRS;

(b)
statutory Liens incurred or deposits made in the ordinary course in connection with workers’ compensation, unemployment insurance and similar legislation, but only to the extent that each such statutory Lien or deposit relates to amounts not yet due;

(c)	Liens given by the Company or a Subsidiary thereof to a public utility;

(d)
undetermined or inchoate construction or repair or storage Liens arising in the ordinary course, a claim for which has not been filed or registered pursuant to Law or which notice in writing has not been given to the Company or a Subsidiary thereof;

(e)
any reservations or exceptions contained in the original Crown grants or patents relating to any Company Properties (including the reservation of any mines and minerals in the Crown or any other Person);

(f)
easements, including rights of way for, or reservations or rights of others relating to, sewers, water lines, gas lines, pipelines, electric lines, telegraph and telephone lines and other similar products or services, provided that there has been material compliance with the provisions thereof and that such easements, rights of way, reservations, or rights do not, individually or in the aggregate, materially adversely affect or impair the quiet enjoyment, use, or operation of the Company Properties, as the case may be, as currently enjoyed, used or operated or as contemplated in the Company Public Documents;

(g)
zoning by-laws, ordinances, or other similar restrictions of any Governmental Entity as to the use of real property, which are not violated in any material respect by the current use of the Company Properties;

(h)	all rights of expropriation of any federal, state, provincial or municipal authority or agency;

(i)
mechanic’s, carrier’s, workmen’s, repairmen’s or other similar Liens (inchoate or otherwise) if, individually or in the aggregate, (A) they are not material, (B) they arose or were incurred in the ordinary course in respect of obligations which are not overdue or which are being contested in good faith and for which appropriate reserves have been established in accordance with IFRS, and (C) they have not been filed, recorded, or registered in accordance with Law;

(j)
minor title defects or irregularities consisting of minor surveyor exceptions, provided that such defects, irregularities, or exceptions do not, individually or in the aggregate, materially adversely affect or impair the quiet enjoyment, use, or operation of the Company Properties as currently enjoyed, used or operated or as contemplated in the Company Public Documents;

(k)	Liens securing indebtedness under the Company Credit Agreement and other credit facilities of the Company, including as described in the Company Public Documents;

(l)
any Liens arising pursuant to the terms and conditions of any Contract that provides for a royalty, production payment, net profits, earn-out, streaming agreement, metal pre-payment or similar agreement providing for the payment of consideration measured, quantified or calculated based on, in whole or in part, any minerals produced, mined, recovered and extracted from any of the Company Mineral Interests;

(m)
any other Liens, that are, as of the date of this Agreement, (i) registered against title to real property in any applicable land registry office, (ii) registered or recorded against mineral titles in any applicable mineral titles registry office, or (iii) registered against the Company, any of its Subsidiaries or any of their respective assets in a public personal property registry or similar registry system, in each case, to the extent such Liens do not, individually or in the aggregate, materially adversely affect or impair the quiet enjoyment, use or operation of the Company Properties as currently enjoyed, used or operated; and

(n)	as disclosed in Schedule 3.1(o) of the Company Disclosure Letter;

“Company Property” has the meaning ascribed thereto in Section 3.1(o)(i);

“Company Proposed Agreement” has the meaning ascribed thereto in Section 7.4(a);

“Company PSUs” means the outstanding performance share units granted under the Company LTIP;

“Company Public Documents” means all forms, reports, schedules, statements and other documents filed by the Company on SEDAR+ or EDGAR, in each case since January 1, 2025;

“Company RSUs” means the outstanding restricted share units granted under the Company LTIP;

“Company Shareholder Approval” has the meaning ascribed thereto in Section 2.3(e);

“Company Shareholders” means the registered and/or beneficial holders of Company Shares, as the context requires;

“Company Shares” means the common shares in the capital of the Company;

“Company Standstill Agreement” means a Contract, other than a confidentiality and standstill agreement permitted by Section 7.3, entered by the Company and/or any of its Subsidiaries that currently, or after the Effective Time, restricts the ability of a third party to offer to purchase the assets or equity securities of the Company or any of its Subsidiaries;

“Company Superior Proposal” means a bona fide unsolicited written Acquisition Proposal (with references to 20% being deemed to be replaced with references to 50%) in respect of the Company and its Subsidiaries that did not result from a breach of Section 7.1: (a) that is reasonably capable of being completed without undue delay, taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal and the Person or group of Persons making such Acquisition Proposal; (b) that is not subject to any financing condition and in respect of which adequate arrangements have been made to complete any required financing to consummate such Acquisition Proposal to the satisfaction of the Company Board, acting in good faith (after consultation with the Company’s legal and financial advisors); (c) that is not, as of the date that the Company provides a Superior Proposal Notice, subject to a due diligence and/or access condition (but, for greater certainty, may include a customary access covenant); (d) complies with applicable Canadian Securities Laws in all material respects; and (e) in respect of which the Company Board (after consultation with the Company’s legal and financial advisors) determines in good faith, and after taking into account all the terms and conditions of such Acquisition Proposal, including all legal, financial, regulatory and other aspects of such Acquisition Proposal would, if consummated in accordance with its terms, result in a transaction that is more favourable, from a financial point of view, to the Company Shareholders, than the Arrangement (including any amendments to the terms and conditions of this Agreement and the Plan of Arrangement proposed by the Parent pursuant to Section 7.4(b));

“Company Technical Reports” has the meaning ascribed thereto in Section 3.1(q)(i);

“Company Termination Payment” means $254,725,000;

“Company Termination Payment Event” has the meaning ascribed thereto in Section 9.4(b);

“Company Voting Agreements” means the voting agreements between the Parent and the Company Shareholders party thereto setting forth the terms and conditions upon which they have agreed, among other things, to vote their Company Shares and/or Company Options in favour of the Arrangement Resolution;

“Competition Act” means the Competition Act (Canada);

“Competition Act Approval” means that, in connection with the transactions contemplated by this Agreement, either:

(a)	both:

(i)
the applicable waiting periods under subsection 123(1) of the Competition Act shall have expired or have been waived in accordance with subsection 123(2) of the Competition Act or the obligation to provide a pre- merger notification in accordance with Part IX of the Competition Act shall have been waived in accordance with paragraph 113(c) of the Competition Act; and

(ii)	the Commissioner shall have issued a No-Action Letter; or

(b)	the Commissioner shall have issued an Advance Ruling Certificate;

“Confidentiality Agreement” means the amended and restated confidentiality agreement between the Parent and the Company dated April 17, 2025, as further amended on September 25, 2025;

“Consideration” means the consideration to be received by Company Shareholders pursuant to the Plan of Arrangement;

“Consideration Shares” means the Parent Shares to be issued to Company Shareholders pursuant to the Plan of Arrangement;

“Continuing Employees” means Company Employees that are employed by the Parent, the Company or any of their respective Subsidiaries immediately following the Effective Time;

“Contract” means any legally binding contract, agreement, license, franchise, lease, arrangement, commitment, understanding, joint venture, partnership or other right or obligation (written or oral) and any amendment thereto to which a Party or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or to which any of their respective properties or assets is subject;

“Corporate Records” means, in respect of the Company and each of its Subsidiaries, the original or electronic corporate books, duly signed by such Persons as required under applicable Law and under its constating documents, including (as applicable) the shareholders’ meeting minutes, share register, the capital variations book, and the directors’ meeting minutes;

“Court” means the Supreme Court of British Columbia;

“Depositary” means Computershare Investor Services Inc., or such other Person as the Company and the Parent may appoint (each acting reasonably) to act as depositary in respect of the Arrangement;

“DGCL” means the Delaware General Corporation Law;

“Dissent Rights” means the rights of dissent exercisable by the Company Shareholders in respect of the Arrangement described in the Plan of Arrangement;

“EDGAR” means the Electronic Data Gathering, Analysis, and Retrieval system of the U.S. SEC;

“Effective Date” means the date on which the Arrangement becomes effective in accordance with Section 2.11(a);

“Effective Time” means the time on the Effective Date that the Arrangement becomes effective, as set out in the Plan of Arrangement;

“Environmental Laws” means all Laws imposing obligations, responsibilities, liabilities or standards of conduct for or relating to: (a) the regulation or control of pollution, contamination, activities, materials, substances or wastes in connection with or for the protection of human health or safety, the environment or natural resources (including climate, air, surface water, groundwater, wetlands, land surface, subsurface strata, wildlife, aquatic species and vegetation, ecological planning, archeological vestiges); (b) the use, generation, disposal, treatment, processing, recycling, handling, transport, distribution, Release, destruction, transfer, import, export or sale, rehabilitation, reclamation, or remediation of Hazardous Substances; or (c) the operation, rehabilitation, reclamation, restoration and remediation of mines and mining sites;

“Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, responses, losses, damages, punitive damages, property damages, consequential damages, environmental damages, treble damages, costs (including control, rehabilitation, reclamation, closure, remedial and removal costs, investigation costs, capital costs, environmental compensation costs, operation and maintenance costs), expenses, fines, penalties and sanctions incurred as a result of or related to any claim, suit, action, administrative or court order, investigation, proceeding or demand by any Person, arising under or related to any Environmental Laws, Environmental Permits, or in connection with any: (a) Release or threatened Release or presence of a Hazardous Substance; (b) tailings impoundment areas; (c) tank, drum, pipe or other container that contains or contained a Hazardous Substance; or (d) use, generation, disposal, treatment, processing, recycling, handling, transport, Release, transfer, import, export or sale of Hazardous Substance;

“Environmental Permits” means all Authorizations or program participation requirements with or from any Governmental Entity under any Environmental Laws;

“ERISA” means the United States Employee Retirement Income Security Act of 1974;

“Exchange Ratio” has the meaning ascribed thereto in the Plan of Arrangement;

“Final Order” means the final order of the Court contemplated by Section 2.7, in a form and substance acceptable to the Company and the Parent, each acting reasonably, approving the Arrangement, as such order may be amended, supplemented, modified or varied by the Court (with the consent of both the Company and the Parent, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to both the Company and the Parent, each acting reasonably) on appeal;

“GAAP” means the generally accepted accounting principles in the United States;

“Governmental Entity” means: (a) any international, federal, provincial, territorial, tribal, state, regional, county, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, international arbitration institution, commission, board, ministry bureau, agency or entity, domestic or foreign; (b) any stock exchange, including the TSX, the NYSE and the NYSE American; (c) any subdivision, agent, commission, board or authority of any of the foregoing; or (d) any quasi-governmental or private body or self-regulatory organization exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous or deleterious substance, waste or material, including hydrogen sulphide, cyanide, arsenic, cadmium, copper, lead, mercury, petroleum, polychlorinated biphenyls, tailings, waste rock, asbestos or asbestos-containing materials, per- and polyfluoroalkyl substances and urea-formaldehyde insulation, and any other material, substance, pollutant or contaminant regulated or defined pursuant to, or that could result in liability under, any Environmental Law, including those that are (a) defined as “pollutants”, “contaminants”, “hazardous” or “deleterious” under the Canadian Environmental Protection Act, 1999, S.C. 1999, c.33, the Canadian Fisheries Act R.S.C., 1985, C.F-14, Ontario Environmental Protection Act, R.S.O. 1990, c. E.19, the Ontario Water Resources Act, R.S.O. 1990, c. O.40, the British Columbia Environmental Management Act, S.B.C. 2003, c. 53, the British Columbia Water Sustainability Act, S.B.C 2014, c. 14 and/or regulations thereunder; (b) “hazardous material” and/or “hazardous waste”, pursuant to Mexico’s Ley General del Equilibrio Ecológico y la Protección al Ambiente; (c) listed, characterized (or subject to characterization) as “hazardous” under Mexican Official Norms NOM-052-SEMARNAT-2005 and NOM-053-SEMARNAT-1993; (d) labeled as “hazardous wastes” under Mexico’s Ley General para la Prevención y Gestión Integral de los Residuos and/or its regulations; (e) classified as hazardous or toxic under Mexico’s Ley General de Salud or any of its regulations; (f) defined as a “hazardous waste,” “hazardous substance,” “extremely hazardous substance,” “pollutant,” or “contaminant” under any Environmental Law, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601, et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 6901 et seq., the Superfund Amendments and Reauthorization Act of 1986, Pub. L. 99‑499, 100 Stat. 1613, each as amended or reauthorized, and any applicable state law counterparts; (g) capable of causing harm to the Environment or to human health from exposure thereto if and to the extent such capability or exposure (or prevention thereof) is regulated under Environmental Laws; and/or (h) any used recipients or containers that may have contained or stored Hazardous Substances, including above-ground or underground storage tanks or underground pipes or aboveground pipelines, if and to the extent controlled, regulated or prohibited under Environmental Laws;

“ICA” means the Investment Canada Act (Canada);

“ICA Approval” means, in respect of the transactions contemplated by this Agreement, that: (a) either (i) the Parent shall have received written evidence from the responsible Minister under the ICA that the Minister is satisfied that the transactions contemplated by this Agreement are likely to be of net benefit to Canada pursuant to the ICA, or (ii) the responsible Minister shall have been deemed to be satisfied (within the meaning of the ICA) that the transactions contemplated by this Agreement are likely to be of net benefit to Canada pursuant to the ICA; and (b) there shall be no order prohibiting the consummation of the Arrangement under Part IV.1 of the ICA;

“IFRS” means International Financial Reporting Standards;

“including” means including without limitation, and “include” and “includes” have a corresponding meaning;

“Indigenous” means any and all aboriginal person, people, or group, native person, people, or group, tribe, and/or indigenous person, people, or group, or any person or group asserting to be indigenous or part of an originary community or otherwise claiming any right recognized and/or affirmed under applicable Laws, treaties or any other interest held by virtue of that person or group’s status as one of the aforementioned groups, and any person or group representing or purporting to represent any of the foregoing;

“Initial Outside Date” has the meaning ascribed thereto in Section 9.2(a)(ii)(A);

“Intellectual Property” means anything that is or may be protected by any intellectual property rights in any jurisdiction such as, but not limited to works (including software), performances, trade secrets, inventions (whether patentable or not), improvements to such inventions, industrial designs, mask work and integrated circuit topographies, trade-marks, trade names, business names, corporate names, domain names, website names and world wide web addresses, whether or not they may also be protected, at any given time, as a trade secret or confidential information, including proprietary and non-public business information, know-how, methods, processes, designs, technology, technical data, schematics, models, simulations and documentation relating to any of the foregoing;

“Intended U.S. Tax Treatment” has the meaning ascribed thereto in Section 2.15;

“Interim Order” means the interim order of the Court to be issued following the application therefor submitted to the Court after being informed of the intention to rely upon the exemption from registration under section 3(a)(10) of the U.S. Securities Act with respect to the Consideration Shares issued pursuant to the Arrangement as contemplated by Section 2.3, in a form and substance acceptable to the Company and the Parent, each acting reasonably, providing for, among other things, the calling and holding of the Company Meeting, as the same may be amended, supplemented, modified or varied by the Court with the consent of the Company and the Parent, each acting reasonably;

“Law” or “Laws” means all laws (including common law), by-laws, statutes, rules, regulations, principles of law and equity, orders, rulings, ordinances, judgements, injunctions, determinations, awards, decrees or other requirements, whether domestic or foreign, that are binding upon or applicable to such Person or its business and have the force of law, and the terms and conditions of any Authorization of or from any Governmental Entity, and, for greater certainty, includes Securities Laws and applicable common law, and the term “applicable” with respect to such Laws and in a context that refers to a Party, means such Laws as are applicable to such Party and/or its Subsidiaries or their business, undertaking, property or securities and emanate from a Person having jurisdiction over the Party and/or its Subsidiaries or its or their business, undertaking, property or securities;

“Liens” means any hypothecs, mortgages, pledges, assignments, liens, charges, security interests, encumbrances and adverse rights or claims or other third party interests or encumbrances of any kind, whether contingent or absolute, and any agreement, option, lease, sublease, restriction, easement, right-of-way, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing;

“Matching Period” has the meaning ascribed thereto in Section 7.4(a)(iii);

“material fact” means a material fact relating to the Company or the Parent, as applicable, for purposes of applicable Securities Laws;

“Mexican Antitrust Law” means the Federal Economic Competition Law (Ley Federal de Competencia Económica) of Mexico;

“Mexico” means the United Mexican States;

“MI 61-101” means Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions of the Canadian Securities Administrators;

“Mineral Rights” means all rights, whether contractual or otherwise, for the exploration for or exploitation of mineral resources and reserves together with surface rights, Water Rights, royalty interests, fee interests, joint venture interests, and other leases, rights of way and enurements related to any such rights;

“Misrepresentation” means an untrue statement of a material fact or an omission to state a material fact required to be stated or necessary to make a statement not misleading in light of the circumstances in which it was made;

“Modern Slavery Laws” means all Laws regarding the provision of slavery, servitude and forced or child labour and about human trafficking including the Fighting Against Forced Labour and Child Labour in Supply Chains Act (Canada);

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA;

“NI 43-101” means National Instrument 43-101 – Standards of Disclosure for Mineral Projects of the Canadian Securities Administrators;

“NI 45-106” means National Instrument 45-106 – Prospectus Exemptions of the Canadian Securities Administrators;

“NI 51-102” means National Instrument 51-102 – Continuous Disclosure Obligations of the Canadian Securities Administrators;

“NI 52-109” means National Instrument 52-109 – Certification of Disclosure in Issuers’ Annual and Interim Filings of the Canadian Securities Administrators;

“NI 54-101” means National Instrument 54-101 – Communication with Beneficial Owners of Securities of a Reporting Issuer of the Canadian Securities Administrators;

“No-Action Letter” means a written confirmation from the Commissioner indicating that he does not, at that time, intend to make an application under section 92 of the Competition Act in respect of the transactions contemplated by this Agreement, such letter or other written notification having not been withdrawn prior to the Effective Time;

“Non-Continuing Employees” means Company Employees whose employment with the Company or any of its Subsidiaries is terminated by the Company or its Subsidiaries, as applicable, without cause, at or immediately prior to the Effective Time;

“NYSE” means the New York Stock Exchange;

“NYSE American” means the NYSE American Stock Exchange;

“ordinary course” means, with respect to an action taken by a Person, that such action is consistent with the past practice of such Person and is taken in the ordinary course of the normal day-to-day business and operations of such Person;

“Outside Date” has the meaning ascribed thereto in Section 9.2(a)(ii)(A);

“Parent” has the meaning ascribed thereto on the first page of this Agreement;

“Parent Applicable Anti-Corruption Law” has the meaning ascribed thereto in Section 4.1(ii)(ii);

“Parent Benefit Plans” means all employee benefit plans, including all welfare, health, dental, vision, prescription drug, accidental death and dismemberment, critical illness, emergency travel, life, short term disability, long term disability or other medical insurance, mortgage insurance, employee loan, employee assistance, supplemental unemployment benefit, post-employment benefit, post-retirement benefit, bonus, profit sharing, option, incentive, performance, equity, equity-based, phantom, deferred compensation, severance, retention, stay bonus, paid time off, change of control, termination, pension, retirement, saving and supplemental retirement agreements, policies, programs, arrangements, schemes, practices or undertakings, whether funded or unfunded, insured or uninsured, registered or unregistered, oral or written, which are maintained by or binding upon the Parent or any of its Subsidiaries or for which the Parent or its Subsidiaries has any liability or contingent liability for the benefit of any current or former Parent Employees or independent contractors (or, to the extent applicable, any spouses, dependents, survivors or beneficiaries of such persons) excluding any Multiemployer Plans or Statutory Plans;

“Parent Board” means the board of directors of the Parent, as the same is constituted from time to time;

“Parent Board Recommendation” has the meaning ascribed thereto in Section 2.2(b)(ii);

“Parent Change in Recommendation” has the meaning ascribed thereto in Section 8.1(a)(iii);

“Parent Charter Amendment” has the meaning ascribed thereto in the recitals to this Agreement;

“Parent Credit Agreement” means that certain credit agreement, dated as of September 29, 2017 (as subsequently amended), by and among, inter alia, the Parent, as borrower, Bank of America, N.A., as administrative agent, and Bank of America, N.A., Royal Bank of Canada, Bank of Montreal, Chicago Branch, National Bank of Canada, Fédération Des Caisses Desjardins Du Québec, ING Capital LLC and Goldman Sachs Bank USA, as lenders;

“Parent Disclosure Letter” means the disclosure letter dated the date of this Agreement (including all schedules, exhibits and appendices thereto) and executed by the Parent and delivered to the Company prior to or concurrently with the execution of this Agreement;

“Parent Employees” means all individuals who are employed as officers or employees by the Parent and its Subsidiaries, including unionized, non-unionized, part-time, full-time, active and inactive employees, and any officers who provide services to the Company as consultants;

“Parent Incentive Awards” means all outstanding restricted share units, performance share units, options and any other awards made in accordance with the Parent Incentive Plans;

“Parent Incentive Plans” means, collectively, the Amended & Restated Coeur Mining, Inc. 2018 Long-Term Incentive Plan effective as of May 11, 2021, the Coeur Mining, Inc. Stock Option Plan (Legacy Plan), effective August 24, 2015, as amended, and the Coeur Mining, Inc. Stock Option Plan, effective June 15, 2022, as amended, and the applicable form of award agreements thereunder;

“Parent Leased Real Property” has the meaning ascribed thereto in Section 4.1(n)(i);

“Parent Matching Period” has the meaning ascribed thereto in Section 8.4(a)(iii);

“Parent Material Adverse Effect” means any one or more changes, effects, events, occurrences or states of fact or circumstance, either individually or in the aggregate, that is, or would reasonably be expected to be, material and adverse to the business, results of operations or condition (financial or otherwise) of the Parent and its Subsidiaries, taken as a whole, except for any such change, effect, event, occurrence or state of facts or circumstance resulting or arising from or relating to: (a) the announcement or execution of this Agreement or the implementation of the transactions contemplated hereby (including the impact of any of the foregoing on the relationships, contractual or otherwise, of the Parent with customers, suppliers, service providers and employees); (b) any change in the market price or trading volume of any securities of the Parent (it being understood that the changes, effects, events, occurrences or states of fact or circumstance underlying such change in market price or trading volume that are not otherwise excluded from the definition of a Parent Material Adverse Effect may be taken into account in determining whether a Parent Material Adverse Effect has occurred); (c) any change affecting the gold and silver mining industry as a whole; (d) any change (on a current or forward basis) in the price of gold or silver or any changes in commodity prices or general market prices affecting the mining industry; (e) general political, economic, financial, currency exchange, inflation, interest rates, securities or commodity market conditions in the United States, Canada or Mexico; (f) any generally applicable change or prospective change after the date hereof in GAAP or regulatory accounting requirements; (g) the commencement, continuation or escalation of any war, armed hostilities or acts of terrorism, or the occurrence of any cyber-attacks or data breaches; (h) any general outbreak of illness, pandemic, epidemic, national health emergency, forced quarantine, lockdown or similar event, or the worsening thereof; (i) the failure of the Parent to meet any internal or published projections, forecasts, guidance, budgets, or estimates of revenues, earnings, cash flow or other financial performance or results of operations for any period (provided, however, that the changes, effects, events, occurrences or states of fact or circumstance underlying such failure that are not otherwise excluded from the definition of a Parent Material Adverse Effect may be considered to determine whether such failure constitutes a Parent Material Adverse Effect); (j) any natural disaster (including any hurricane, flood, tornado, earthquake, forest fire, weather-related event or man-made natural disaster); (k) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any applicable Law of and by any Governmental Entity occurring after the date hereof (including with respect to Taxes); or (l) any action taken (or omitted to be taken) by the Parent or a Subsidiary thereof which is required to be taken (or omitted to be taken) pursuant to this Agreement or that is consented to by the Company in writing; provided, however, (1) that with respect to clauses (c), (d), (e), (f), (g), (h) and (j), to the extent any such change, effect, event, occurrence or state of facts or circumstance has a disproportionate effect on the Parent and its Subsidiaries, taken as a whole, compared to other entities with a similar type, size and scale, and operating in the same industries, as the Parent and its Subsidiaries, taken as a whole, operate, the incremental disproportionate effect may be taken into account in determining whether there has been a Parent Material Adverse Effect, and only to the extent otherwise permitted by this definition and (2) in this Agreement, references to dollar amounts are not intended to be and shall not be illustrative or interpretive for purposes of determining if a Parent Material Adverse Effect has occurred;

“Parent Material Contract” means any Contract: (a) that, if terminated or modified or if it ceased to be in effect, would reasonably be expected to have a Parent Material Adverse Effect; (b) under which the Parent or any of its Subsidiaries has directly or indirectly guaranteed any liabilities or obligations of a third party (other than endorsements for collection in the ordinary course) in excess of $20 million in the aggregate; (c) relating to indebtedness for borrowed money of the Parent or any of its Subsidiaries or any guarantee by the Parent or any of its Subsidiaries of any other Person’s indebtedness for borrowed money, with an outstanding principal amount in excess of $30 million; (d) that is a material partnership, limited liability company agreement, shareholder agreement, joint venture, alliance agreement or other similar agreement or arrangement in respect of any Person that is not a wholly-owned Subsidiary of the Parent (other than any such agreement or arrangement relating to the operation or business of a Parent Property in the ordinary course and which is not material with respect to such Parent Property); (e) under which the Parent or any of its Subsidiaries is obligated to make or expects to receive payments on an annual basis in excess of $20 million in the aggregate; (f) that limits or restricts the Parent or any of the Parent Material Subsidiaries from engaging in any line of business or any geographic area in any material respect; (g) that contains any right on the part of any third party to acquire Mineral Rights or other property rights from the Parent or any of its Subsidiaries that are material to the Parent and its Subsidiaries, taken as a whole, or that form any part of the Parent Mineral Interests which are material to the Parent and its Subsidiaries, taken as a whole; (h) that contains any rights on the part of the Parent or any of its Subsidiaries to acquire Mineral Rights or other property rights from any third party that, if acquired, would be material to the Parent and its Subsidiaries, taken as a whole; (i) that is a contractual royalty, production payment, net profits, earn-out, streaming agreement, metal pre-payment or similar agreement that has a value in excess of $30 million; (j) that is an agreement with a Governmental Entity, or an agreement with any Indigenous group, or other organizations with authority to represent such groups, in each case, that is material to the Parent and its Subsidiaries, taken as a whole; (k) that is a registration rights agreement; (l) an earn-in, back-in, right of first refusal or right first offer in respect of the Parent Mineral Interests; and (m) that is material to the Parent and its Subsidiaries, taken as a whole, and related to the operation of, or the exploitation, extraction or production of metals from, the Parent Mineral Interests; and, for greater certainty, includes the Parent Material Contracts listed on Schedule 4.1(cc) of the Parent Disclosure Letter;

“Parent Material Subsidiaries” means the Subsidiaries set out in Schedule 1.1(a) of the Parent Disclosure Letter;

“Parent Meeting” means the meeting of the Parent Stockholders, including any adjournment or postponement thereof, to be called and held in accordance with applicable Law to consider the Parent Charter Amendment, Parent Stock Issuance and for any other purpose as may be set out in the Parent Proxy Statement and agreed to in writing by the Company;

“Parent Mineral Interests” has the meaning ascribed thereto in Section 4.1(n)(i);

“Parent Owned Real Property” has the meaning ascribed thereto in Section 4.1(n)(i);

“Parent Permitted Liens” means, in respect of the Parent or any of its Subsidiaries, any one or more of the following:

(a)
Liens for Taxes not at the time overdue or statutory Liens for overdue Taxes the validity of which the Parent or a Subsidiary thereof is contesting in good faith by appropriate proceedings and for which adequate reserves have been set aside in accordance with GAAP;

(b)
statutory Liens incurred or deposits made in the ordinary course in connection with workers’ compensation, unemployment insurance and similar legislation, but only to the extent that each such statutory Lien or deposit relates to amounts not yet due;

(c)	Liens given by the Parent or a Subsidiary thereof to a public utility;

(d)
undetermined or inchoate construction or repair or storage Liens arising in the ordinary course, a claim for which has not been filed or registered pursuant to Law or which notice in writing has not been given to the Parent or a Subsidiary thereof;

(e)
any reservations or exceptions contained in the original Crown grants or patents relating to any Parent Properties (including the reservation of any mines and minerals in the Crown or any other Person);

(f)
easements, including rights of way for, or reservations or rights of others relating to, sewers, water lines, gas lines, pipelines, electric lines, telegraph and telephone lines and other similar products or services, provided that there has been material compliance with the provisions thereof and that such easements, rights of way, reservations, or rights do not, individually or in the aggregate, materially adversely affect or impair the quiet enjoyment, use, or operation of the Parent Properties, as the case may be, as currently enjoyed, used or operated or as contemplated in the Parent Public Documents;

(g)
zoning by-laws, ordinances, or other similar restrictions of any Governmental Entity as to the use of real property, which are not violated in any material respect by the current use of the Parent Properties;

(h)	all rights of expropriation of any federal, state, provincial or municipal authority or agency;

(i)
mechanic’s, carrier’s, workmen’s, repairmen’s or other similar Liens (inchoate or otherwise) if, individually or in the aggregate, (A) they are not material, (B) they arose or were incurred in the ordinary course in respect of obligations which are not overdue or which are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP, and (C) they have not been filed, recorded, or registered in accordance with Law;

(j)
minor title defects or irregularities consisting of minor surveyor exceptions, provided that such defects, irregularities, or exceptions do not, individually or in the aggregate, materially adversely affect or impair the quiet enjoyment, use, or operation of the Parent Properties as currently enjoyed, used or operated or as contemplated in the Parent Public Documents;

(k)	Liens securing indebtedness under the Parent Credit Agreement and other credit facilities of the Parent as described in the Parent Public Documents;

(l)
any Liens arising pursuant to the terms and conditions of any Contract that provides for a royalty, production payment, net profits, earn-out, streaming agreement, metal pre-payment or similar agreement providing for the payment of consideration measured, quantified or calculated based on, in whole or in part, any minerals produced, mined, recovered and extracted from any of the Company Mineral Interests; and

(m)
any other Liens, that are, as of the date of this Agreement, (i) registered against title to real property in any applicable land registry office, (ii) registered or recorded against mineral titles in any applicable mineral titles registry office, or (iii) registered against the Parent, any of its Subsidiaries or any of their respective assets in a public personal property registry or similar registry system, in each case, to the extent such Liens do not, individually or in the aggregate, materially adversely affect or impair the quiet enjoyment, use or operation of the Parent Properties as currently enjoyed, used or operated;

“Parent Property” has the meaning ascribed thereto in Section 4.1(n)(i);

“Parent Proposed Agreement” has the meaning ascribed thereto in Section 8.4(a);

“Parent Proxy Statement” means the proxy statement on Schedule 14A to be distributed to the Parent Stockholders, including all schedules, appendices and exhibits thereto and enclosures therewith, and information incorporated by reference therein, in connection with the Parent Meeting, as amended, supplemented or otherwise modified from time to time in accordance with this Agreement;

“Parent Public Documents” means all forms, reports, schedules, statements and other documents filed by the Parent on SEDAR+ or EDGAR, in each case since January 1, 2025;

“Parent Shares” has the meaning ascribed thereto in the recitals to this Agreement;

“Parent Standstill Agreement” means a Contract entered by the Parent and/or any of its Subsidiaries that currently, or after the Effective Time, other than a confidentiality and standstill agreement permitted by Section 7.3, restricts the ability of a third party to offer to purchase the assets or equity securities of the Parent or any of its Subsidiaries;

“Parent Stock Issuance” has the meaning ascribed thereto in the recitals to this Agreement;

“Parent Stockholder Approvals” means the approval (a) of the Parent Stock Issuance by the affirmative vote of at least a majority of the votes cast in person or represented by proxy at the Parent Meeting in accordance with Section 312.03(c) and Section 312.07 of the NYSE Listed Company Manual, and (b) of the Parent Charter Amendment by the affirmative vote of Parent Stockholders required by the certificate of incorporation of Parent and the DGCL at the Parent Meeting;

“Parent Stockholders” means the registered and/or beneficial holders of the Parent Shares, as the context requires;

“Parent Superior Proposal” means a bona fide unsolicited written Acquisition Proposal (with references to 20% being deemed to be replaced with references to 50%) in respect of the Parent and its Subsidiaries that did not result from a breach of Section 8.1: (a) that is reasonably capable of being completed without undue delay, taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal and the Person or group of Persons making such Acquisition Proposal; (b) that is not subject to any financing condition and in respect of which adequate arrangements have been made to complete any required financing to consummate such Acquisition Proposal to the satisfaction of the Parent Board, acting in good faith (after consultation with the Parent’s legal and financial advisors); (c) that is not, as of the date that the Parent provides a Parent Superior Proposal Notice, subject to a due diligence and/or access condition (but, for greater certainty, may include a customary access covenant); (d) complies with applicable U.S. Securities Laws in all material respects; and (e) in respect of which the Parent Board (after consultation with the Parent’s legal and financial advisors) determines in good faith, and after taking into account all the terms and conditions of such Acquisition Proposal, including all legal, financial, regulatory and other aspects of such Acquisition Proposal, would, if consummated in accordance with its terms, result in a transaction that is more favourable, from a financial point of view, to the Parent Stockholders, than the Arrangement (including any amendments to the terms and conditions of this Agreement and the Plan of Arrangement proposed by the Company pursuant to Section 8.4(b));

“Parent Superior Proposal Notice” has the meaning ascribed thereto in Section 8.4(a)(ii);

“Parent Technical Reports” has the meaning ascribed thereto in Section 4.1(p);

“Parent Termination Payment” means $413,705,000;

“Parent Termination Payment Event” has the meaning ascribed thereto in Section 9.4(d);

“Parent Voting Agreements” means the voting agreements between the Company and the Parent Stockholders party thereto setting forth the terms and conditions upon which they have agreed, among other things, to vote their Parent Shares in favour of the Parent Charter Amendment and Parent Stock Issuance;

“Parties” means, together, the Parent, the Purchaser and the Company, and “Party” means any one of them, as the context requires;

“Person” includes an individual, partnership, association, body corporate, trustee, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity, whether or not having legal status;

“Personal Information” means all information or data in any form, including paper, electronic and other forms, concerning any identified or identifiable individual, as provided under the applicable Privacy Laws;

“Plan of Arrangement” means the plan of arrangement of the Company, substantially in the form of Schedule A hereto, and any amendments or variations thereto made in accordance with this Agreement and the Plan of Arrangement or upon the direction of the Court in the Final Order with the consent of the Company and the Parent, each acting reasonably;

“Pre-Acquisition Reorganization” has the meaning ascribed thereto in Section 5.13(a);

“Privacy Laws” include applicable Laws that govern the collection, use, disclosure, retention, disposition and other processing of Personal Information, including the Personal Information Protection and Electronic Documents Act and applicable provincial Privacy Laws;

“Purchaser” has the meaning ascribed thereto on the first page of this Agreement;

“Purchaser Board” means the board of directors of the Purchaser, as the same is constituted from time to time;

“Regulation S-K 1300” means 17 C.F.R. § 229.1300 et seq. on Disclosure by Registrants Engaged in Mining Operations;

“Regulatory Approvals” means those sanctions, rulings, consents, orders, exemptions, Authorizations and other approvals (including the lapse, without objections, of a prescribed period of time under a statute or regulation that states that a transaction may be implemented if a prescribed period of time lapses following the giving of notice without an objection being made) of any Governmental Entity required in relation to the transactions contemplated hereby, including the CNA Approval, Competition Act Approval and ICA Approval;

“Release” means any release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, or leaching of any Hazardous Substance in the environment;

“Representatives” means, with respect to a Party, such Party’s directors, officers, employees, counsel, financial advisors, accountants, agents, consultants and other authorized representatives and advisors;

“Required Regulatory Approvals” means each of the CNA Approval, Competition Act Approval and ICA Approval;

“Restricted Party” means a person that is: (a) listed on, owned, held or controlled, directly or indirectly, by a person listed on, or acting on behalf of a person listed on, any Sanctions List, (b) located in, incorporated under the laws of, or owned or (directly or indirectly) controlled by, or acting on behalf of, a person located in or organized under the laws of a country or territory that is the target of Sanctions, or (c) otherwise a target of Sanctions;

“Revised Company RSUs” has the meaning ascribed thereto in Section 2.10(e)(ii);

“Sanctions” means the economic sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by: (a) the United States government; (b) the United Nations; (c) the European Union; (d) the Canadian government; (e) the United Kingdom; or (f) the respective governmental institutions and agencies of any of the foregoing, including, without limitation, the Office of Foreign Assets Control of the U.S. Department of Treasury (“OFAC”), the United States Department of State, His Majesty’s Treasury (“HMT”), Global Affairs Canada and the Royal Canadian Mounted Police or any other relevant sanctions authority (together the “Sanctions Authorities”);

“Sanctions List” means the “Specially Designated Nationals and Blocked Persons” list maintained by OFAC, the Consolidated List of Financial Sanctions Targets, the Consolidated Canadian Autonomous Sanctions List and the Investment Ban List maintained by HMT, or any similar list maintained by, or public announcement of Sanctions designation made by, any of the Sanctions Authorities;

“SEC Clearance” has the meaning ascribed thereto in Section 2.4;

“Securities Act” means the Securities Act (Ontario) and the rules, regulations and published policies made thereunder;

“Securities Laws” means, collectively, Canadian Securities Laws and U.S. Securities Laws;

“SEDAR+” means the System for Electronic Document Analysis and Retrieval;

“Special Committee” means the special committee of the Company Board;

“Statutory Plans” means statutory benefit plans which the Company or its Subsidiaries are required to participate in or comply with, including as applicable the Canada Pension Plan and plans administered pursuant to applicable health tax, workplace safety insurance and employment insurance legislation;

“Subsidiary” has the meaning ascribed thereto in NI 45-106;

“Superior Proposal Notice” has the meaning ascribed thereto in Section 7.4(a)(ii);

“Tax Act” means the Income Tax Act (Canada);

“Tax Returns” includes all returns, reports, declarations, elections, notices, filings, forms, statements and other documents (whether in tangible, electronic or other form) and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto and any claims for refund, declarations of estimated Tax and information returns, made, prepared, filed or required by a Governmental Entity to be made, prepared or filed by Law in respect of Taxes;

“Tax Sharing Agreement” means any agreement or arrangement binding the Company or the Parent, as applicable, or any of their respective Subsidiaries that provides for the allocation, apportionment, sharing, indemnification or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability (other than customary Tax sharing or indemnification provisions contained in a commercial agreement entered into in the ordinary course the primary subject matter of which does not relate to Taxes);

“Taxes” includes any taxes, duties, fees, premiums, assessments, imposts, levies, expansion fees and other charges of any kind whatsoever imposed by any Governmental Entity, including all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity in respect thereof, and including, but not limited to, those levied on, or measured by, or referred to as, income, gross receipts, earnings, profits, mining, mineral, carbon, fuel, windfall, environmental, royalty, capital, capital stock, transfer, land transfer, disability, ad valorem, sales, net worth, goods and services, harmonized sales, use, value-added, excise, stamp, recording, withholding, global minimum or “Pillar 2”, business, franchising, property, premium, development, occupation, occupancy, employer health, alternative or add-on minimum, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, countervail and anti-dumping, all license, franchise and registration fees and all employment insurance, health insurance and Canada Pension Plan and other pension plan premiums or contributions imposed by any Governmental Entity, any transferee or predecessor liability in respect of any of the foregoing, and any liability for any such amounts imposed with respect to any other person, including under any agreements or arrangements;

“Third Party Beneficiaries” has the meaning ascribed thereto in Section 10.10;

“Transaction Personal Information” has the meaning ascribed thereto in Section 10.1;

“TSX” means the Toronto Stock Exchange;

“U.S. Exchange Act” means the United States Securities Exchange Act of 1934;

“U.S. Investment Company Act” means the United States Investment Company Act of 1940;

“U.S. SEC” has the meaning ascribed thereto in Section 2.3;

“U.S. Securities Act” means the United States Securities Act of 1933;

“U.S. Securities Laws” means the U.S. Exchange Act, the U.S. Securities Act and all other applicable U.S. federal securities Laws;

“U.S. Tax Code” means the United States Internal Revenue Code of 1986;

“U.S. Treasury Regulations” means the regulations promulgated under the U.S. Tax Code, including any temporary, proposed or final regulations issued thereunder by the United States Department of the Treasury;

“United States” or “U.S.” means the United States of America, its territories and possessions, any State of the United States and the District of Columbia;

“Value Determination Date” means the date that is three business days prior to the Effective Date; and

“Water Rights” means water rights, water concessions, water licences, water leases and water supply agreements, ditch rights or other interests in water or water conveyance rights owned, leased or held by the relevant Person.

1.2	Interpretation Not Affected by Headings

The division of this Agreement into Articles and Sections, and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Unless the contrary intention appears, references in this Agreement to an Article, Section or Schedule by number or letter or both refer to the Article, Section or Schedule, respectively, bearing that designation in this Agreement.

1.3	Number and Gender

In this Agreement, unless the contrary intention appears, words importing the singular include the plural and vice versa, and words importing gender include all genders.

1.4	Calculation of Time

Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends. Where the last day of any such time period is not a business day, such time period shall be extended to the next business day following the day on which it would otherwise end.

1.5	Date for Any Action

If the date on which any action is required to be taken hereunder by a Party is not a business day, such action shall be required to be taken on the next succeeding day which is a business day.

1.6	Currency

Unless otherwise stated, all references in this Agreement to sums of money are expressed in lawful money of the United States and “$” refers to U.S. dollars.

1.7	Accounting Matters

Unless otherwise stated, all accounting terms used in this Agreement (i) with respect to the Company shall have the meanings attributable thereto under IFRS and all determinations of an accounting nature required to be made shall be made in a manner consistent with IFRS consistently applied, and (ii) with respect to the Parent shall have the meanings attributable thereto under GAAP and all determinations of an accounting nature required to be made shall be made in a manner consistent with GAAP consistently applied.

1.8	Statutory References

In this Agreement, any reference to a statute, rule, regulation or other statutory instrument or subordinate legislation (including any particular provision thereof) shall be construed to refer to such statute, rule, regulation or other instrument or legislation (or provision thereof) and to all rules, regulations, instruments or legislation made thereunder, if any, in each case as the same may from time to time be amended, modified, supplemented, re-enacted or replaced, in whole or in part.

1.9	Knowledge

In this Agreement, references to: (a) “the knowledge of the Company” means the actual knowledge of the Company’s (i) President and Chief Executive Officer, (ii) Executive Vice President and Chief Financial Officer, (iii) Executive Vice President and Chief Strategy Officer, (iv) Vice President, Technical Services, (v) Vice President, General Counsel and Corporate Secretary, (vi) Vice President, Operations, (vii) Vice President, Geology, and (viii) Chief Human Resources Officer, in each case, after making due enquiries regarding the relevant matter, and (b) “the knowledge of the Parent” means the actual knowledge of the Parent’s (i) Chairman, President and Chief Executive Officer, (ii) Senior Vice President and Chief Financial Officer, (iii) Senior Vice President, General Counsel and Secretary, (iv) Senior Vice President, Exploration, (v) Senior Vice President and Chief Human Resources Officer, and (vi) Senior Vice President and Chief Operating Officer, in each case, after making due enquiries regarding the relevant matter.

1.10	Company Disclosure Letter

The Company Disclosure Letter itself and all information contained in it is confidential information and may not be disclosed unless (a) it is required to be disclosed pursuant to Law unless such Law permits the Parties to refrain from disclosing the information for confidentiality or other purposes, or (b) a Party, acting reasonably and in good faith, needs to disclose it in order to enforce or exercise its rights under this Agreement.

1.11	Parent Disclosure Letter

The Parent Disclosure Letter itself and all information contained in it is confidential information and may not be disclosed unless (a) it is required to be disclosed pursuant to Law unless such Law permits the Parties to refrain from disclosing the information for confidentiality or other purposes, or (b) a Party, acting reasonably and in good faith, needs to disclose it in order to enforce or exercise its rights under this Agreement.

1.12	Schedules

The following Schedules are annexed to this Agreement and are incorporated by reference into this Agreement and form a part hereof:

Schedule A	-	Plan of Arrangement
Schedule B	-	Arrangement Resolution
Schedule C	-	Form of Parent Charter Amendment
Schedule D	-	Form of Resignation and Mutual Release
Schedule E	-	Form of Company Voting Agreement
Schedule F	-	Form of Parent Voting Agreement

ARTICLE 2
THE ARRANGEMENT

2.1	Arrangement

The Parties agree that the Arrangement will be implemented in accordance with and subject to the terms and conditions contained in this Agreement and the Plan of Arrangement.

2.2	Approvals

(a)	The Company represents and warrants to the Parent that:

(i)
the Company Board has received an oral opinion to be subsequently confirmed in writing (each, a “Company Fairness Opinion”) from each of the Company Financial Advisors that, as of the date of such opinion and subject to the assumptions, limitations and qualifications set out therein, the Consideration to be received by Company Shareholders pursuant to the Arrangement is fair, from a financial point of view, to the Company Shareholders;

(ii)
the Special Committee, after receiving financial and legal advice and the Company Fairness Opinions, has unanimously (A) determined that the Arrangement is fair to the Company Shareholders and in the best interests of the Company, and (B) recommended to the Company Board that the Company Board (1) approve this Agreement and the Arrangement, and (2) recommend that the Company Shareholders vote in favour of the Arrangement Resolution; and

(iii)
the Company Board, after receiving financial and legal advice and the Company Fairness Opinions and the recommendation of the Special Committee, has unanimously (A) determined that the Arrangement is fair to the Company Shareholders and in the best interests of the Company, and (B) resolved to recommend that the Company Shareholders vote in favour of the Arrangement Resolution (the “Company Board Recommendation”).

(b)	The Parent represents and warrants to the Company that:

(i)
the Parent Board has received the separate opinions of BMO Capital Markets Corp. and RBC Capital Markets, LLC each to the effect that, as of the date of such opinion and based on and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken set forth therein, the Exchange Ratio provided for pursuant to this Agreement is fair, from a financial point of view, to the Parent;

(ii)
the Parent Board, after evaluating the Arrangement in consultation with the Parent’s management and legal and financial advisors, has unanimously: (A) determined that the entering into of this Agreement is in the best interests of the Parent and the Parent Stockholders; and (B) has resolved to recommend that the Parent Stockholders vote to approve the Parent Charter Amendment and the Parent Stock Issuance (the “Parent Board Recommendation”).

2.3	Interim Order

As promptly as reasonably practicable following the execution of this Agreement, the Company shall apply to the Court in a manner acceptable to the Parent, acting reasonably, pursuant to Part 9, Division 5 of the BCBCA, to schedule the Interim Order hearing with the Court for a date on or about the fifteenth (15th) calendar day immediately following the date of filing of the Parent Proxy Statement with the U.S. Securities and Exchange Commission (“U.S. SEC”); provided that the Company shall reschedule such hearing if the SEC Clearance is not obtained (or not obtainable) by the third (3rd) business day prior to the date of the hearing; provided further that in the event such hearing is rescheduled, the Company shall use commercially reasonable efforts to reschedule such hearing to occur as soon as reasonably practicable following the receipt of SEC Clearance, in each case subject to the availability of the Court and subject to and in accordance with the requirements of NI 54-101 with respect to the Company Meeting. Notwithstanding the foregoing, the Company shall not be required to schedule the Interim Order hearing for a date prior to the thirtieth (30th) day following the date of this Agreement. The Company shall prepare, file and diligently pursue an application for the Interim Order, which shall provide, among other things:

(a)	for the class(es) of Persons to whom notice is to be provided in respect of the Arrangement and the Company Meeting and for the manner in which such notice is to be provided;

(b)	for confirmation of the record date for the purposes of determining the Company Shareholders entitled to notice of and to vote at the Company Meeting in accordance with the Interim Order;

(c)
that the record date for Company Shareholders entitled to notice of and to vote at the Company Meeting will not change as a result of any adjournment(s) or postponement(s) of the Company Meeting unless required by the Court or by Law;

(d)
that the Company Meeting may be held as a virtual or hybrid meeting, and that Company Shareholders that participate in the Company Meeting through virtual means, if applicable, will be deemed to be present at the Company Meeting;

(e)	that the requisite approval (collectively, the “Company Shareholder Approval”) for the Arrangement Resolution shall be the affirmative vote of at least:

(i)	66⅔% of the votes cast on the Arrangement Resolution by the Company Shareholders present in person or by proxy and entitled to vote at the Company Meeting and voting as a single class; and

(ii)
to the extent required by MI 61-101, a simple majority of the votes cast on the Arrangement Resolution by the Company Shareholders present in person or represented by proxy and entitled to vote at the Company Meeting, voting as a single class, excluding, for this purpose, the votes for Company Shares held or controlled by Persons whose votes are required to be excluded by MI 61-101;

(f)
that, in all other respects, the terms, conditions and restrictions of the Company’s constating documents, including quorum requirements and other matters, shall apply in respect of the Company Meeting unless otherwise ordered by the Court;

(g)	for the grant of Dissent Rights to the Company Shareholders who are registered Company Shareholders as of the record date for the Company Meeting, as contemplated in the Plan of Arrangement;

(h)	for the notice requirements with respect to the presentation of the application to the Court for the Final Order;

(i)
that the Company Meeting may be adjourned or postponed from time to time by the Company Board subject to the terms of this Agreement or as otherwise agreed between the Parties without the need for additional approval of the Court;

(j)
that the Parties intend to rely on the exemption from registration requirements provided by section 3(a)(10) of the U.S. Securities Act for the issuance of Consideration Shares pursuant to the Plan of Arrangement, subject to and conditioned upon the Court’s approval of the Arrangement and determination following a hearing that the Arrangement is substantively and procedurally fair and reasonable to each Person to whom Consideration Shares will be issued; and

(k)
for such other matters as the Parent or the Company may reasonably require, subject to obtaining the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed.

2.4	Company Meeting

Subject to the terms of this Agreement, the Company shall, as soon as reasonably practicable after the earliest to occur of (x) the U.S. SEC informing the Parent that it has no remaining comments to, or will not review, the Parent Proxy Statement (and the Parent agrees to advise the Company of such matters promptly after the U.S. SEC informs the Parent of such) or (y) the passage of at least ten (10) calendar days (as calculated pursuant to Rule 14a-6 of the U.S. Exchange Act) since the filing of a preliminary Parent Proxy Statement with the U.S. SEC not informing the Parent that it intends to review the Parent Proxy Statement (in either case, “SEC Clearance”):

(a)
duly call, give notice of, convene and conduct the Company Meeting (including by virtual means) in accordance with the Interim Order, the Company’s constating documents and applicable Laws as promptly as reasonably practicable, using commercially reasonable efforts to convene and conduct the Company Meeting as soon as practicable, and in any event, within fifty (50) days of the receipt of the SEC Clearance (and, in that regard, the Company shall abridge, as necessary, any time period that may be abridged under NI 54-101); provided that the Parent shall cooperate with the Company and use commercially reasonable efforts to set the record dates for, schedule and convene the Company Meeting and the Parent Meeting on the same date and at the same time;

(b)	in consultation with the Parent, fix and publish a record date for the purposes of determining the Company Shareholders entitled to receive notice of and to vote at the Company Meeting;

(c)
not adjourn, postpone or cancel (or propose or permit the adjournment, postponement or cancellation of) the Company Meeting except (i) as required by applicable Laws or a Governmental Entity, (ii) as required for quorum purposes (in which case the meeting shall be adjourned and not cancelled), (iii) if at any time following the dissemination of the Company Circular, the Company reasonably determines in good faith that the Company Shareholder Approval is unlikely to be obtained at the Company Meeting (in which case the meeting shall be adjourned and not cancelled); (iv) the Company Board shall have determined in good faith (after consultation with outside legal counsel) that it is necessary or appropriate to postpone or adjourn the Company Meeting in order to give Company Shareholders sufficient time to evaluate any information or disclosure that the Company has sent or otherwise made available to such holders by issuing a press release, filing materials with the Canadian Securities Authorities or otherwise; (v) as permitted by Section 9.3(b); (vi) with the Parent’s prior written consent; or (vii) if the Parent adjourns or postpones the Parent Meeting (in which case the Company may adjourn or postpone the Company Meeting to the same date and time as the Parent Meeting); provided, that Company shall be permitted to postpone or adjourn the Company Meeting pursuant to clause (ii), (iii) and (iv) on no more than two occasions in the aggregate and no such adjournment shall delay the Company Meeting by more than ten (10) days from the prior-scheduled date or to a date that is on or after the fifth (5th) business day preceding the Outside Date;

(d)
promptly advise the Parent as the Parent may reasonably request, and at least on a daily basis on each of the last ten (10) business days prior to the date of the Company Meeting as to the aggregate tally of the proxies received by the Company in respect of the Arrangement Resolution;

(e)
promptly (and in no event later than two (2) business days after receipt of notice) advise the Parent of any written communication from any Company Shareholder in opposition to the Arrangement (except for non-substantive communications from any Company Shareholder that purports to hold less than 0.1% of Company Shares (provided that communications from such Company Shareholder are not substantive in the aggregate)), written notice of dissent or purported exercise by any Company Shareholder of Dissent Rights received by the Company in relation to the Arrangement Resolution and any withdrawal of Dissent Rights received by the Company and, subject to applicable Law, any written communications sent by or on behalf of the Company to any Company Shareholder exercising or purporting to exercise Dissent Rights in relation to the Arrangement;

(f)
unless the Company Board has made a Company Change in Recommendation in accordance with Section 7.4(a), solicit proxies in favour of the Arrangement Resolution and against any resolution submitted by any Company Shareholder (unless otherwise consented to by the Parent) and, in connection therewith, in consultation with the Parent, use the services of one or more proxy solicitation services (at the expense of the Company);

(g)
provide the Parent with copies of or access to information regarding the Company Meeting generated by any proxy solicitation services engaged by the Company, as requested from time to time by the Parent;

(h)
not change the record date for the Company Shareholders entitled to vote at the Company Meeting in connection with any adjournment or postponement of the Company Meeting unless required by the Court or by Law;

(i)
not make any compromise, payment or settlement offer, or agree to any compromise, payment or settlement with respect to, or otherwise negotiate any exercise of any Dissent Rights without the prior written consent of the Parent (not to be unreasonably withheld, conditioned or delayed); and

(j)	give notice to the Parent of the Company Meeting and allow its Representatives and legal counsel to attend the Company Meeting (including by virtual means).

2.5	Parent Meeting

Subject to the terms of this Agreement, as soon as reasonably practicable after SEC Clearance, the Parent shall:

(a)
duly call, give notice of, convene and conduct the Parent Meeting (including by virtual means) in accordance with the Parent’s constating documents and applicable Laws as promptly as reasonably practicable, using commercially reasonable efforts to convene and conduct the Parent Meeting as soon as practicable, and in any event, within fifty (50) days of the receipt of the SEC Clearance; provided that the Parent shall cooperate with the Company and use commercially reasonable efforts to schedule and convene the Company Meeting and the Parent Meeting on the same date and at the same time;

(b)	in consultation with the Company, fix and publish a record date for the purposes of determining the Parent Stockholders entitled to receive notice of and to vote at the Parent Meeting;

(c)
not adjourn, postpone or cancel (or propose or permit the adjournment, postponement or cancellation of) the Parent Meeting except (i) as required by applicable Laws or a Governmental Entity, (ii) as required for quorum purposes (in which case the meeting shall be adjourned and not cancelled), (iii) if, after consultation with the Company and following the dissemination of the Parent Proxy Statement, Parent reasonably determines in good faith that the Parent Stockholder Approvals are unlikely to be obtained at the Parent Meeting (in which case the meeting shall be adjourned and not cancelled); (iv) the Parent Board shall have determined in good faith (after consultation with outside legal counsel) that it is necessary or appropriate to postpone or adjourn the Parent Meeting in order to give Parent Stockholders sufficient time to evaluate any information or disclosure that the Parent has sent or otherwise made available to such holders by issuing a press release, filing materials with the SEC or otherwise; (v) as permitted by Section 9.3(b), (vi) with the Company’s prior written consent, or (vii) if the Company adjourns or postpones the Company Meeting (in which case the Parent shall adjourn or postpone the Parent Meeting to the same date and time as the Company Meeting); provided, that Parent shall be permitted to postpone or adjourn the Parent Meeting pursuant to clause (ii), (iii) and (iv) on no more than two occasions in the aggregate, and no such adjournment shall delay the Parent Meeting by more than ten (10) days from the prior-scheduled date or to a date that is on or after the fifth (5th) business day preceding the Outside Date;

(d)
promptly advise the Company as the Company may reasonably request, and at least on a daily basis on each of the last ten (10) business days prior to the date of the Parent Meeting, as to the aggregate tally of the proxies received by the Parent in respect of the Parent Charter Amendment and Parent Stock Issuance;

(e)
promptly (and in no event later than two (2) business days after receipt of notice) advise the Company of any written communication from any Parent Stockholder in opposition to the Arrangement, the Parent Charter Amendment or Parent Stock Issuance (except for non-substantive communications from any Parent Stockholder that purports to hold less than 0.1% of Parent Shares (provided that communications from such Parent Stockholder are not substantive in the aggregate));

(f)
unless the Parent Board has made a Parent Change in Recommendation in accordance with Section 8.4(a), solicit proxies in favour of the Parent Charter Amendment and Parent Stock Issuance and against any resolution submitted by any Parent Stockholder (unless otherwise consented to by the Company) and, in connection therewith, in consultation with the Company, use the services of one or more proxy solicitation services (at the expense of the Parent);

(g)
provide the Company with copies of or access to information regarding the Parent Meeting generated by any proxy solicitation services engaged by the Parent, as requested from time to time by the Company;

(h)	not change the record date for the Parent Stockholders entitled to vote at the Parent Meeting in connection with any adjournment or postponement of the Parent Meeting unless required by Law;

(i)	give notice to the Company of the Parent Meeting and allow its Representatives and legal counsel to attend the Parent Meeting (including by virtual means); and

(j)
propose that the only matters to be acted on by Parent Stockholders at the Parent Meeting are (i) the approval of the Parent Charter Amendment, (ii) the approval of the Parent Stock Issuance and (iii) if the Parent has not received proxies representing a sufficient number of Parent Shares to obtain the Parent Stockholder Approvals, the adjournment of the Parent Meeting to solicit additional proxies.

2.6	Preparation of Company Circular and the Parent Proxy Statement

(a)
Promptly following the entry into this Agreement, the Company shall prepare, together with any other documents required by the BCBCA, the Company’s constating documents, Canadian Securities Laws and all other applicable Laws, and shall use its reasonable best efforts to cause to be filed with the TSX and the Canadian Securities Authorities as promptly as practicable after obtaining the Interim Order (with the making of such filing subject to the Parent furnishing the information required under Section 2.6(e)), the Company Circular relating to matters to be submitted to the Company Shareholders at the Company Meeting. The Company shall use reasonable best efforts to cause the Company Circular to comply as to form and substance in all material respects with the rules and regulations promulgated by Canadian Securities Laws and the requirements of applicable Law, and to respond as promptly as practicable to any comments of the TSX, Canadian Securities Authorities or their respective staff. The Company will advise the Parent promptly after it receives any request by the TSX or Canadian Securities Authorities for amendment of the Company Circular or receives any comments thereon and responses thereto or any request by the TSX or Canadian Securities Authorities for additional information, and shall provide the Parent with copies of all substantive correspondence that is provided by or on behalf of it, on one hand, and by the TSX or Canadian Securities Authorities, on the other hand. The Company shall use its reasonable best efforts to resolve any comments from the TSX and Canadian Securities Authorities with respect to the Company Circular as promptly as reasonably practicable after receipt thereof. The Company agrees to permit the Parent (to the extent practicable) and its counsel, to participate in all substantive meetings and conferences with the TSX or Canadian Securities Authorities with respect to the foregoing matters. Notwithstanding the foregoing, prior to filing or mailing the Company Circular (or any amendment or supplement thereto) or responding to any substantive comments of the TSX or Canadian Securities Authorities with respect thereto, the Company will (A) provide the Parent with a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response), (B) consider in good faith for inclusion in such document or response all comments reasonably and promptly proposed by the Parent and (C) not file or mail such document or respond to the TSX or Canadian Securities Authorities prior to receiving the approval of the Parent, which approval shall not be unreasonably withheld, conditioned or delayed.

(b)
Promptly following the entry into this Agreement, the Parent shall prepare, together with any other documents required by U.S. Securities Laws and all other applicable Laws, and shall use its reasonable best efforts to cause to be filed with the U.S. SEC as promptly as practicable following the execution of this Agreement (with the making of such filing subject to the Company furnishing the information required under Section 2.6(f)), the Parent Proxy Statement relating to matters to be submitted to the Parent Stockholders at the Parent Meeting. The Parent shall use reasonable best efforts to cause the Parent Proxy Statement to comply as to form and substance in all material respects with the rules and regulations promulgated by the U.S. SEC and the requirements of applicable Law, and to respond as promptly as practicable to any comments of the U.S. SEC or its staff. The Parent will advise the Company promptly after it receives any request by the U.S. SEC for amendment of the Parent Proxy Statement or receives any comments thereon and responses thereto or any request by the U.S. SEC for additional information, and the Parent shall provide the Company with copies of all substantive correspondence that is provided by or on behalf of it, on one hand, and by the U.S. SEC on the other hand. The Parent shall use its reasonable best efforts to resolve any comments from the U.S. SEC with respect to the Parent Proxy Statement as promptly as reasonably practicable after receipt thereof. The Parent agrees to permit the Company (to the extent practicable) and its counsel, to participate in all substantive meeting and conferences with the U.S. SEC with respect to the foregoing matters. Notwithstanding the foregoing, prior to filing or mailing the Parent Proxy Statement (or any amendment or supplement thereto) or responding in writing to any substantive comments of the U.S. SEC with respect thereto, the Parent will (A) provide the Company with a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response), (B) consider in good faith for inclusion in such document or response all comments reasonably and promptly proposed by the Company, and (C) not file or mail such document or respond to the U.S. SEC prior to receiving the approval of the Company, which approval shall not be unreasonably withheld, conditioned or delayed.

(c)
The Company Circular shall: (i) include a copy of the Company Fairness Opinions; (ii) state that the Company Board has received the Company Fairness Opinions and the recommendation of the Special Committee, and, subject to the terms of this Agreement, has unanimously determined, after receiving legal and financial advice, that the Arrangement is fair to the Company Shareholders and that the Arrangement and entry into this Agreement are in the best interests of the Company; (iii) subject to the terms of this Agreement, contain the unanimous recommendation of the Company Board (subject to any abstentions due to entitlement to “collateral benefits” under MI 61-101) to Company Shareholders that they vote in favour of the Arrangement Resolution; and (iv) include statements that each of the directors and senior officers of the Company has signed a Company Voting Agreement, pursuant to which, and subject to the terms thereof, they have agreed to, among other things, vote their Company Shares and/or Company Options in favour of the Arrangement Resolution.

(d)
The Parent Proxy Statement shall: (i) state that the Parent Board has evaluated the Arrangement in consultation with Parent’s management and legal and financial advisors, and has unanimously determined that the Arrangement and entry into this Agreement are in the best interests of the Parent; (ii) subject to the terms of this Agreement, contain the unanimous recommendation of the Parent Board to Parent Stockholders that they vote in favour of the Parent Charter Amendment and Parent Stock Issuance; (iii) include a copy of the separate opinions of BMO Capital Markets Corp. and RBC Capital Markets, LLC to the Parent Board; (iv) include statements that each of the directors and senior officers of the Parent has signed a Parent Voting Agreement, pursuant to which, and subject to the terms thereof, they have agreed to, among other things, vote their Parent Shares in favour of the Parent Charter Amendment and Parent Stock Issuance; and (v) state the Company Director Nominees who shall become members of the Parent Board as of the Effective Time.

(e)
The Parent will promptly furnish to the Company such data and information relating to it, its Subsidiaries (including the Purchaser), the Consideration Shares and the holders of its capital stock, as is required by applicable Laws and as the Company may reasonably request for the purpose of including such data and information in the Company Circular and any amendments or supplements thereto, including any information required for the preparation by the Parent of any pro forma financial statements. The Parent shall use reasonable best efforts to obtain any necessary consents from any of its auditors, Qualified Persons (as defined in NI 43-101), reserves evaluators or other advisors to the use of any financial, technical or other expert information required to be included in the Company Circular relating to it or its Subsidiaries (including the Purchaser) and to the identification in the Company Circular of each such advisor.

(f)
The Company will promptly furnish to the Parent such data and information relating to it, its Subsidiaries and the Company Shareholders, as is required by applicable Laws and as the Parent may reasonably request for the purpose of including such data and information in the Parent Proxy Statement and any amendments or supplements thereto, including any information required for the preparation by the Parent of any pro forma financial statements. The Company shall use reasonable best efforts to obtain any necessary consents from any of its auditors, Qualified Persons (as defined in NI 43-101), reserves evaluators or other advisors to the use of any financial, technical or other expert information required to be included in the Parent Proxy Statement relating to it or its Subsidiaries and to the identification in the Parent Proxy Statement of each such advisor.

(g)
The Parent and the Company shall each use reasonable best efforts to coordinate with each other to prepare common disclosure that will be included in both the Company Circular and the Parent Proxy Statement, and shall, to the extent reasonably practicable, provide that such disclosure is generally consistent as between the Company Circular and the Parent Proxy Statement.

(h)
The Parent and the Company shall make all necessary filings with respect to the Arrangement under the U.S. Securities Act and the U.S. Exchange Act and applicable blue sky laws and the rules and regulations thereunder. Each Party will advise the other, promptly after it receives notice thereof, of the issuance of any stop order, or the suspension of the qualification of the Consideration Shares issuable in connection with the Arrangement for offering or sale in any jurisdiction. Each of the Company and the Parent will use reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.

(i)
If at any time prior to the Effective Time, any information relating to the Parent or the Company, or any of their respective affiliates, officers or directors, should be discovered by the Company or the Parent that should be set forth in an amendment or supplement to either of the Company Circular or the Parent Proxy Statement, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall be promptly filed with the U.S. SEC, the Canadian Securities Authorities or any other Governmental Entity as required, as applicable, and, to the extent required by applicable Law, disseminated to the Company Shareholders or the Parent Stockholders, as applicable.

2.7	Final Order

If (A) the Interim Order is obtained, (B) the Company Shareholder Approval is obtained at the Company Meeting as provided for in the Interim Order and (C) the Parent Stockholder Approvals are obtained at the Parent Meeting, the Company shall (a) diligently pursue and take all steps necessary to submit the Arrangement before the Court as promptly as reasonably practicable but, in any event, within four (4) business days after the Company Shareholder Approval is obtained and (b) diligently pursue an application for the Final Order pursuant to section 291 of the BCBCA.

2.8	Court Proceedings

Subject to the terms of this Agreement, the Company will diligently pursue all Court proceedings relating to obtaining the Interim Order and Final Order, and the Parent will cooperate with, assist and consent to the Company in seeking the Interim Order and the Final Order, including by providing the Company on a timely basis any information reasonably requested or required to be supplied by the Parent in connection therewith. The Company will provide the Parent and its legal counsel with a reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with the Arrangement, including by providing on a timely basis a description of any information to be supplied by the Parent for inclusion in such material, prior to the service and filing of such material, and will give reasonable consideration to all such comments. Subject to applicable Law, the Company will not file any material with the Court in connection with the Arrangement or serve any such material, and will not agree to modify or amend materials so filed or served, except as contemplated by this Section 2.8 or with the Parent’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed; provided that nothing herein shall require the Parent to agree or consent to any increase in Consideration or other modification or amendment to such filed or served materials that expands or increases the Parent’s obligations set forth in any such filed or served materials or under this Agreement or the Arrangement. The Company shall also provide to the Parent’s outside counsel on a timely basis copies of any notice of appearance or other Court documents served on the Company in respect of the application for the Interim Order or the Final Order or any appeal therefrom and of any notice, whether written or oral, received by the Company indicating any intention to oppose the granting of the Interim Order or the Final Order or to appeal the Interim Order or the Final Order. The Company will ensure that all materials filed with the Court in connection with the Arrangement are consistent in all material respects with the terms of this Agreement and the Plan of Arrangement. In addition, the Company will not object to the Parent’s legal counsel making such submissions on the hearing of the motion for the Interim Order and the application for the Final Order as such counsel considers appropriate, provided that the Company is advised of the nature of any submissions at least 24 hours prior to the hearing and such submissions are consistent with this Agreement and the Plan of Arrangement. The Company will also oppose any proposal from any Person that the Final Order contain any provision inconsistent with this Agreement or the Plan of Arrangement, and, if at any time after the issuance of the Final Order and prior to the Effective Date, the Company is required by the terms of the Final Order or by Law to return to Court with respect to the Final Order, it shall do so after notice to, and in consultation and cooperation with, the Parent.

2.9	U.S. Securities Law Matters

The Parties agree that the Arrangement will be carried out with the intention that, and will use their commercially reasonable best efforts to ensure that, all Consideration Shares issued pursuant to the Arrangement will be issued by the Parent in reliance on the exemption from the registration requirements of the U.S. Securities Act provided by section 3(a)(10) thereof and pursuant to exemptions from applicable state securities laws. In order to ensure the availability of the exemption provided by section 3(a)(10) of the U.S. Securities Act and to facilitate the Parent’s compliance with other U.S. Securities Laws, the Parties agree that the Arrangement will be carried out on the following basis:

(a)	the Court will be asked to approve the procedural and substantive fairness of the Arrangement;

(b)
pursuant to Section 2.4, the Court will be advised of the intention of the Parties to rely upon the exemption provided by section 3(a)(10) of the U.S. Securities Act prior to the hearing required to approve the procedural and substantive fairness of the Arrangement to the Company Shareholders to whom the Consideration Shares will be issued;

(c)
the Court will be advised prior to the hearing to approve the Interim Order that its approval of the Arrangement will be relied upon as a determination that the Court has satisfied itself as to the procedural and substantive fairness of the Arrangement to all Company Shareholders who are entitled to receive Consideration Shares pursuant to the Arrangement;

(d)
the Company will ensure that each Person entitled to receive the Consideration Shares pursuant to the Arrangement will be given adequate notice, in a timely manner, advising them of their right to attend the hearing of the Court to give approval of the Arrangement and providing them with sufficient information necessary for them to exercise that right;

(e)
each Person entitled to receive the Consideration Shares will be advised that the Consideration Shares issued pursuant to the Arrangement have not been and will not be registered under the U.S. Securities Act and will be issued by the Parent in reliance on the exemption provided by section 3(a)(10) of the U.S. Securities Act, and that certain restrictions on resale under U.S. Securities Laws, including, as applicable, Rule 144 under the U.S. Securities Act, may be applicable with respect to securities issued to Persons who are, or have been within 90 days prior to the Effective Time, affiliates (as defined in Rule 144 under the U.S. Securities Act) of the Parent;

(f)
the Interim Order will specify that each Company Shareholder and each holder of Company Options will have the right to appear before the Court at the hearing of the Court to give approval to the Arrangement so long as they file and deliver a Response to Petition to the Company’s legal counsel by no later than the date and time specified in the Interim Order;

(g)	the Court will hold a hearing approving the procedural and substantive fairness of the Arrangement before issuing the Final Order; and

(h)
the Final Order will expressly state that the Arrangement serves as the basis for a claim to the exemption provided by section 3(a)(10) of the U.S. Securities Act from the registration requirements otherwise imposed by the U.S. Securities Act regarding the distribution of securities pursuant to the Plan of Arrangement and is approved by the Court as being substantively and procedurally fair to the Company Shareholders and the holders of Company Options.

2.10	Treatment of Company Incentive Awards

(a)	The outstanding Company Incentive Awards shall be treated in accordance with this Section 2.10 and the Plan of Arrangement.

(b)
Company Options. Prior to the Effective Date and conditional upon the Effective Time having occurred, the Company shall take such action as may be required to conditionally accelerate the vesting of all unvested Company Options such that, without further action by or on behalf of the Company Option holders, following the Effective Time and pursuant to the Plan of Arrangement, such Company Options will be deemed to be cancelled in exchange for the consideration set out in the Plan of Arrangement. The Parties acknowledge and agree that, (i) to the extent that paragraph 110(1)(d) of the Tax Act is applicable to a holder of Company Options, the Company will elect under Subsection 110(1.1) of the Tax Act, in prescribed form, in respect of any Company Option of such holder cancelled pursuant to the Plan of Arrangement, as applicable, that neither the Company, nor any person who does not deal at arm’s length with the Company (within the meaning of the Tax Act), will deduct, in computing income for the purposes of the Tax Act, any amount in respect of a cash payment made to Company Option holders in consideration for the cancellation of their Company Options; and (ii) the Company will provide each Company Option holder who has surrendered their Company Options with evidence in writing of the election under Subsection 110(1.1) of the Tax Act to the extent that paragraph 110(1)(d) of the Tax Act is applicable to such holder of Company Options. The Company will pay to the holders of Company Options, through the payroll systems of the Company, all amounts required to be paid to the holders of Company Options in accordance with the Plan of Arrangement, less any Tax withholding required under applicable Law or in accordance with Section 2.14, in respect of such Company Options.

(c)
Company PSUs. Prior to the Effective Date and conditional upon the Effective Time having occurred, the Company shall take such action as may be required in order to ensure that all Company PSUs shall be fully vested pursuant to the terms of the Company LTIP and this Agreement such that all the Company PSUs will be redeemed by the Company for cash, to be calculated in accordance with the terms of the Company LTIP (except that the calculation of the amounts payable shall be determined as at the Value Determination Date) and the Plan of Arrangement. For the avoidance of doubt, (A) the vesting multiplier applicable to all calculation periods ending on or prior to the Value Determination Date for each Company PSU shall be determined based on the terms of the Company LTIP; and (B) the vesting multiplier applicable to all calculation periods ending after the Value Determination Date for each Company PSU shall be (i) 100%, in the case of Continuing Employees; or (ii) 150% for Non-Continuing Employees. The Company will pay to the holders of Company PSUs, through the payroll systems of the Company, all amounts required to be paid to the holders of Company PSUs in accordance with the Plan of Arrangement, less any Tax withholding required under applicable Law or in accordance with Section 2.14, in respect of such Company PSUs.

(d)
Company DSUs. Prior to the Effective Date and conditional upon the Effective Time having occurred, the Company shall take such action as may be required in order to ensure that all Company DSUs shall be fully vested pursuant to the terms of the Company DSU Plan such that all the Company DSUs will all be redeemed by the Company for cash, to be calculated in accordance with the terms of the Company DSU Plan (except that the calculation of the amounts payable shall be determined as at the Value Determination Date). The Company will pay to the holders of Company DSUs, through the payroll systems of the Company, all amounts required to be paid to the holders of Company DSUs in accordance with the Plan of Arrangement, less any Tax withholding required under applicable Law or in accordance with Section 2.14, in respect of such Company DSUs.

(e)	Company RSUs. Prior to the Effective Date and conditional upon the Effective Time having occurred, Company RSUs shall be treated as follows:

(i)
Company RSUs held by Non-Continuing Employees (“Accelerated RSUs”) will be fully vested pursuant to, and redeemed for cash in accordance with, the terms of the Company LTIP (except that the calculation of the amounts payable shall be determined as at the Value Determination Date). The Company will pay to the holders of such Accelerated RSUs, through the payroll systems of the Company, all amounts required to be paid to them for their Accelerated RSUs in accordance with this Plan of Arrangement, less any Tax Withholding required under applicable Law or in accordance with Section 2.14, in respect of such Company RSUs.

(ii)
Company RSUs held by Continuing Employees shall be amended by multiplying each such Company RSU by the Exchange Ratio, and thereafter, the holder thereof shall be entitled to the number of Company RSUs as is equal to the product of such amendment (the “Revised Company RSUs”); (ii) upon the vesting of such Revised Company RSUs following the Effective Time, each such Revised Company RSU shall entitle the holder thereof to receive a payment in cash, in accordance with the terms of the Company LTIP, with reference to the trading price of the Parent Shares rather than the Company Shares; and (iii) such Revised Company RSUs shall remain outstanding and governed by the terms of the Company LTIP and any document evidencing the Company RSUs (subject to amendments as contemplated in this Section).

2.11	Effective Date

(a)
The Arrangement shall become effective on the date that is three business days following the date on which all the conditions set forth in Section 6.1, Section 6.2 and Section 6.3 have been satisfied or waived in accordance with the terms of this Agreement and the Plan of Arrangement (excluding conditions that, by their terms, cannot be satisfied until the Effective Date, but subject to the satisfaction or, where permitted, waiver of those conditions as of the Effective Date) unless another date or time is agreed to in writing by the Parties. From and after the Effective Time, the Plan of Arrangement will have all of the effects provided by applicable Law, including the BCBCA.

(b)
The closing of the Arrangement will take place remotely by electronic exchange of documents and signatures (or their electronic counterparts) at 8:00 a.m. (Toronto time) on the Effective Date, or at such other time and place as may be agreed to by the Parties.

2.12	Payment of Consideration

The Parent will, following receipt by the Company of the Final Order, and no later than the business day prior to the Effective Date determined in accordance with Section 2.11, deposit in escrow, or cause to be deposited in escrow, with the Depositary (the terms and conditions of such escrow to be satisfactory to the Parties, acting reasonably) sufficient Consideration Shares to satisfy the Consideration payable pursuant to the Arrangement. All payments of any kind in settlement or satisfaction of the rights of any registered Company Shareholder exercising Dissent Rights and all payments contemplated in Sections 2.10 and 5.12 including any payments made to holders of Company Incentive Awards and any payments to holders of Company RSUs will be made by, and from the funds set aside prior to the Effective Time by, the Company.

2.13	Announcement and Shareholder Communications

The Parent and the Company shall jointly publicly announce the transactions contemplated hereby promptly following the execution of this Agreement by the Parties, the text and timing of the announcement to be approved by each Party in advance, acting reasonably. The Parent and the Company agree to co-operate in the preparation of presentations, if any, to the Company Shareholders or the Parent Stockholders regarding the transactions contemplated by this Agreement, and neither the Parent nor the Company (except as permitted by Article 7) shall (a) issue any press release or otherwise make public announcements with respect to this Agreement or the Plan of Arrangement without the consent of the other applicable Party (which consent shall not be unreasonably withheld, conditioned or delayed) or (b) make any filing with any Governmental Entity with respect thereto without prior consultation with the other applicable Party; provided, however, that each Party shall be permitted to make any disclosure or filing required under applicable Laws and the applicable Party making such disclosure shall use its commercially reasonable efforts to give prior oral or written notice to the other applicable Party and reasonable opportunity to review or comment on the disclosure or filing, and if such prior notice is not reasonably practicable, to give such notice immediately following the making of such disclosure or filing. To the extent reasonably practicable and permitted by Law, the Parent and the Company, as applicable, shall provide prior notice to the other applicable Party of any material public disclosure that it proposes to make regarding its business or operations, together with a draft copy of such disclosure. The receiving Party and its legal counsel shall be given a reasonable opportunity to review and comment on such information prior to such information being disseminated publicly or filed with any Governmental Entity and, if such prior notice is not possible, shall be given such notice immediately following the making of such disclosure or filing. Reasonable consideration shall be given to any comments made by the receiving Party and its counsel pursuant to this Section 2.13. Notwithstanding the foregoing, the provisions of this Section 2.13 related to the approval or contents of filings with Governmental Entities will not apply with respect to filings in connection with the Regulatory Approvals, the Company Circular, the Parent Proxy Statement, the Interim Order or the Final Order which are governed by other sections of this Agreement. The restrictions set forth in this Section 2.13 shall not apply to any release or public statement in connection with any dispute regarding this Agreement or the transactions contemplated hereby.

2.14	Withholding Taxes

The Parent, the Company, the Depositary, their respective Subsidiaries and any other Person on their behalf, shall be entitled to deduct and withhold from any amounts payable to any Person pursuant to the Arrangement and under this Agreement including amounts distributed to any former Company Shareholder or former holders of Company Incentive Awards, such amounts as the Parent, the Company, the Depositary and their respective Subsidiaries, or any Person on behalf of any of the foregoing, is or may be required or permitted to deduct or withhold with respect to such payment under the Tax Act, the U.S. Tax Code, or any provision of local, state, federal, provincial or foreign Law, in each case, as amended, or under the administrative practice of the relevant Governmental Entity administering such Law, and to request from any recipient of any payment hereunder any necessary tax forms or any other proof of exemption from withholding or any similar information. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes hereof as having been paid to the Person to whom such amounts would otherwise have been paid. Any Person that deducts or withholds any amount pursuant to this Section 2.14 shall remit such deducted or withheld amounts to the applicable Governmental Entity. In any case where the amount so required or permitted to be deducted or withheld from any payment to a holder exceeds the cash portion of the consideration otherwise payable, the Parent, the Company, the Depositary, their respective Subsidiaries, and any Person on behalf of the foregoing, as the case may be, is authorized to sell or otherwise dispose of such portion of the consideration as is necessary in order to fully fund such liability, and such Person shall remit any unapplied balance of the net proceeds of such sale to the holder.

2.15	U.S. Tax Matters

The Arrangement is intended to qualify as a reorganization within the meaning of Section 368(a) of the U.S. Tax Code and this Agreement and the Plan of Arrangement are intended to be a “plan of reorganization” within the meaning of the U.S. Treasury Regulations promulgated under Section 368 of the U.S. Tax Code (the “Intended U.S. Tax Treatment”). In particular, for United States federal income tax purposes, the acquisition of Company Shares pursuant to the Arrangement shall be treated as an acquisition of such shares by a direct, wholly-owned subsidiary of Parent. Each Party shall file all Tax Returns consistent with the Intended U.S. Tax Treatment, unless otherwise required by applicable Law. Following the Effective Date, the Parent will prepare and file in accordance with U.S. Treasury Regulations (including by posting a copy on the investor relations section of its website) an Internal Revenue Service Form 8937 with respect to the Arrangement. Each Party shall act in a manner that is consistent with the Intended U.S. Tax Treatment, and, except as required by applicable Law, shall not take any action, or knowingly fail to take any action, if such action or failure to act would reasonably be expected to prevent the Arrangement from qualifying as a reorganization.

2.16	List of Shareholders

(a)
At the reasonable request of the Parent from time to time, the Company shall provide the Parent with a list (in both written and electronic form) of the registered Company Shareholders, together with their addresses and respective holdings of Company Shares, a list of the names and addresses and holdings of all Persons having rights issued by the Company to acquire Company Shares (including holders of Company Options, Company RSUs, Company PSUs and Company DSUs), a list of non-objecting beneficial owners of Company Shares, together with their addresses and respective holdings of Company Shares (provided such list may only be used in the manner prescribed in section 7.1 of NI 54‑101). The Company shall from time to time furnish, and shall require that its registrar and transfer agent furnish, the Parent with such additional information, including updated or additional lists of the Company Shareholders, the holdings of such Company Shareholders, holders of Company Options, Company RSUs, Company PSUs, Company DSUs and other assistance as the Parent may reasonably request.

(b)
At the reasonable request of the Company from time to time, the Parent shall provide the Company with a list (in both written and electronic form) of the registered Parent Stockholders, together with their addresses and respective holdings of Parent Shares, and a list of the names and addresses and holdings of all Persons having rights issued by the Parent to acquire Parent Shares. The Parent shall from time to time furnish, and shall require that its registrar and transfer agent furnish, the Company with such additional information, including updated or additional lists of the Parent Stockholders, the holdings of such Parent Stockholders and other assistance as the Company may reasonably request.

2.17	Governance

The Parent covenants with the Company that it will take all actions necessary to ensure that, promptly following the Effective Time, two of the members of the Company Board shall be members of the Parent Board (the “Company Director Nominees”) and at the next annual general meeting of the Parent held to consider the election of directors that occurs following the Effective Date, the Company Director Nominees shall be nominated by the Parent for election as a director of the Parent, provided that (i) the Company Director Nominees meet any applicable qualification requirements to serve as directors under applicable Laws, and (ii) the Company Director Nominees have delivered to the Parent a consent to act as a director of the Parent.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

3.1	Representations and Warranties

Except as disclosed in (x) the forms, documents and reports filed or furnished by the Company on SEDAR+ or EDGAR (including all exhibits, supplements and schedules thereto and information incorporated by reference) and publicly available since January 1, 2023 and prior to the date hereof (but excluding any disclosures set forth in any “risk factors” section, any disclosures in any “forward looking statements” section and any other disclosures included therein in each case to the extent they are predictive or forward-looking in nature), or (y) the Company Disclosure Letter (which disclosures shall apply against any representations and warranties to which it is reasonably apparent it should relate), the Company hereby represents and warrants to the Parent and the Purchaser as follows, and acknowledges that the Parent and the Purchaser are relying upon such representations and warranties in connection with the entering into of this Agreement:

(a)
Organization and Qualification. The Company and each of its Subsidiaries is duly incorporated or an entity duly created and validly existing under all applicable Laws of its jurisdiction of incorporation, continuance or creation, and has the requisite power and authority to own its assets and conduct its business as now owned and conducted. The Company and each of its Subsidiaries is duly qualified to carry on business and has authority to own, lease and operate properties, assets and carry on business as presently conducted, and is in good standing in each jurisdiction where such qualification is applicable and in which the character of its properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Company Material Adverse Effect. True and complete copies of the constating documents of the Company and each of its Subsidiaries have been delivered or made available to the Parent, and no action has been taken to amend or supersede such documents.

(b)
Authority Relative to this Agreement. The Company has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the performance by the Company of its obligations under this Agreement have been duly authorized by the Company Board and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the consummation of the Arrangement, other than the Interim Order, the Final Order, approval of the Company Circular by the Company Board and the Company Shareholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable by the Parent and the Purchaser against the Company in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other Laws of general application relating to or affecting creditors’ rights generally, and subject to the qualification that equitable remedies, including specific performance, may be granted only in the discretion of a court of competent jurisdiction.

(c)	No Conflict; Required Filings and Consent.

(i)
The execution and delivery by the Company of this Agreement and the performance by it of its obligations hereunder and the completion of the Arrangement and the other transactions contemplated hereby do not and will not (or would not with the giving of notice, the lapse of time or both, or the happening of any other event or condition):

(A)	violate, conflict with or result in a breach of:

(1)	the constating documents of the Company or those of any of its Subsidiaries;

(2)
except as disclosed in Schedule 3.1(c) of the Company Disclosure Letter, any Company Material Contract or Authorization to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound, except as would not, individually or in the aggregate, have a Company Material Adverse Effect; or

(3)
any Law to which the Company or its Subsidiaries is subject or by which the Company or its Subsidiaries is bound, subject to receipt of the Regulatory Approvals and except as would not, individually or in the aggregate, have a Company Material Adverse Effect;

(B)
except as disclosed in Schedule 3.1(c) of the Company Disclosure Letter, give rise to any right of termination, allow any Person to exercise any rights, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled, under any Contract or Authorization to which the Company or any of its Subsidiaries is a party, except as would not, individually or in the aggregate, have a Company Material Adverse Effect; or

(C)
give rise to any pre-emptive rights, including rights of first refusal or rights of first offer, or trigger any change in control provisions or any restriction or limitation under any Contract or Authorization, or result in the imposition of any Lien (other than a Company Permitted Lien) upon any of the Company’s assets or the assets of any of its Subsidiaries, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(ii)
Other than obtaining the Regulatory Approvals, compliance with the rules and policies of the TSX and the NYSE American, as applicable, and obtaining the Interim Order and the Final Order, no Authorization of, or other action by or in respect of, or filing, recording, registering or publication with, or notification to, any Governmental Entity is necessary on the part of the Company or any of its Subsidiaries in order for the Company to proceed with the execution and delivery of this Agreement and the consummation of the Arrangement and the other transactions contemplated by this Agreement, except as would not, individually or in the aggregate, prevent or materially delay the consummation of the Arrangement.

(d)	Subsidiaries.

(i)
The Company does not have Subsidiaries or hold, directly or indirectly, any interests in any Person, including any equity interests, other than those listed in Schedule 3.1(d) of the Company Disclosure Letter. Other than as provided herein, none of the Company’s Subsidiaries is currently prohibited, directly or indirectly, from paying any dividends to the Company, from making any other distribution on such Subsidiary’s shares, or from repaying to the Company any loans or advances made thereto.

(ii)
The following information with respect to each of the Company’s Subsidiaries is accurately set out in Schedule 3.1(d) of the Company Disclosure Letter: (A) its name; (B) the Company’s percentage equity ownership of it and if applicable, any other shareholder’s ownership of it; (C) capital stock; (D) its board of directors and any other officer; (E) its valid powers of attorney; and (F) its jurisdiction of incorporation, organization or formation.

(iii)
The Company beneficially owns, directly or indirectly, all of the issued and outstanding securities of each of its Subsidiaries and there are no outstanding options, rights, entitlements, understandings or commitments (contingent or otherwise) to acquire any issued or unissued securities or other ownership interests in any of the Company’s Subsidiaries.

(iv)
All of the issued and outstanding shares or other equity securities in the capital of each of the Company’s Subsidiaries are: (A) validly issued, fully-paid and, where the concept exists, non-assessable (and no such shares or other equity interests have been issued in violation of any pre-emptive or similar rights) and all such shares or other equity interests are owned free and clear of all Liens (other than Company Permitted Liens); and (B) free of any other restrictions including any restriction on the right to vote, sell or otherwise dispose of shares or other equity interests.

(e)	Compliance with Laws and Constating Documents.

(i)
Except as disclosed in Schedule 3.1(e), the Company and each of its Subsidiaries is and, since January 1, 2023, has been, in compliance, in all material respects, with all applicable Laws in each jurisdiction in which it conducts business and, to the knowledge of the Company, neither the Company nor any of its Subsidiaries is under investigation with respect to any material violation of applicable Laws from any Governmental Entity, or has received any notice that any material violation of any Law is being or may be alleged from any Governmental Entity.

(ii)
As of the date hereof, none of the Company or its Subsidiaries is in conflict with, or in default (including cross defaults) under or in violation of its articles or by-laws or equivalent organizational documents, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(f)	Company Authorizations.

(i)
The Company and its Subsidiaries have obtained, and are in compliance in all material respects with, all Authorizations required by Law (including Environmental Law) that are necessary to conduct their business as now being conducted, and such Authorizations are in full force and effect in accordance with their terms. True copies of all such material Authorizations have been made available to the Parent and are listed in Schedule 3.1(f) of the Company Disclosure Letter.

(ii)
The Company and its Subsidiaries have fully complied with and are in compliance with all such Authorizations, except, in each case, for such non-compliance which, individually or in the aggregate, would not have a Company Material Adverse Effect.

(iii)
No action, investigation or proceeding is pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries in respect of or regarding any such Authorization that would reasonably be expected to result in a suspension, loss or revocation of any such Authorization, except in each case, for revocations, non-renewals or amendments which would not, individually or in the aggregate, have a Company Material Adverse Effect.

(g)	Capitalization and Listing.

(i)
The authorized share structure of the Company consists of an unlimited number of Company Shares without par value. As at the close of business on October 31, 2025, there were: (A) 791,714,742 Company Shares validly issued and outstanding as fully-paid and non-assessable shares of the Company; (B) 216,998 outstanding Company Options providing for the issuance of up to 216,998 Company Shares upon the exercise thereof; (C) 7,718,819 outstanding Company RSUs; (D) 6,019,525 outstanding Company PSUs, which are subject to a multiplier from 0% to 200% depending upon the achievement level of certain performance targets, providing for the issuance of up to 6,019,525 Company Shares upon the exercise thereof (assuming a 100% multiplier); and (E) 2,245,873 outstanding Company DSUs. Except for the Company Options, Company RSUs, Company PSUs and Company DSUs referred to in this Section 3.1(g) and as set forth in Schedule 3.1(g)  and Schedule 3.1(g) of the Company Disclosure Letter, (1) there are no other options, warrants, conversion privileges, calls or other rights, shareholder rights plans, agreements, arrangements, commitments, or obligations of the Company or any of its Subsidiaries requiring any of them to issue or sell any shares or other securities of the Company or of any of its Subsidiaries, or any securities or obligations convertible into, exchangeable or exercisable for, or otherwise carrying or evidencing the right or obligation to acquire, any securities of the Company (including Company Shares) or any Subsidiary of the Company, and (2) no Person is entitled to any pre-emptive or other similar right granted by the Company or any of its Subsidiaries. All Company Shares issuable upon the exercise of outstanding Company Options, Company RSUs, and Company PSUs will, when issued in accordance with the terms of their respective plans, as the case may be, be duly authorized, validly issued, fully-paid and non-assessable, and are not and will not be subject to, or issued in violation of, any pre-emptive rights.

(ii)
Schedule 3.1(g)  of the Company Disclosure Letter sets forth, as of the date hereof, (A) the employee number and holdings of each Person who holds outstanding Company Options, Company RSUs, Company PSUs and Company DSUs, and (B) the exercise price of each Company Option.

(iii)
There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Shares or any shares of any of its Subsidiaries, or qualify securities for public distribution in Canada or elsewhere, or with respect to the voting or disposition of any securities of the Company or any of its Subsidiaries. No Subsidiary of the Company owns any Company Shares.

(iv)	All outstanding securities of the Company have been issued in material compliance with all applicable Laws and any pre-emptive or similar rights applicable to them.

(v)
There are no outstanding bonds, debentures or other evidences of indebtedness of the Company or any of its Subsidiaries, or any other agreements, arrangements, instruments or commitments of any kind giving any Person, directly or indirectly, the right to vote (or that are convertible or exercisable for securities having the right to vote) with the holders of the Company Shares on any matters, except Company Options, Company RSUs and Company PSUs.

(h)
Shareholder and Similar Agreements. Neither the Company nor any of its Subsidiaries is party to any shareholder, pooling, voting trust or other similar agreement relating to the ownership or voting of any issued and outstanding Company Shares or the shares of any of the Company’s Subsidiaries.

(i)	Reporting Issuer Status.

(i)
The Company is a reporting issuer in each of the provinces and territories of Canada, is not on the list of reporting issuers in default (or the equivalent) under applicable Securities Laws in any such province or territory and is in material compliance with all Securities Laws applicable therein.

(ii)
The Company has not taken any action to cease to be a reporting issuer in any province of Canada, nor has the Company received notification from the Ontario Securities Commission, as principal regulator, or any other applicable securities commissions or securities regulatory authority of a province of Canada seeking to revoke the Company’s reporting issuer status. No delisting of, suspension of trading in, or cease trade order with respect to, any securities of the Company and, to the knowledge of the Company, no inquiry or investigation (formal or informal) of any Canadian Securities Authority has occurred, is in effect or ongoing or, to the knowledge of the Company, has been threatened in writing with respect to the foregoing.

(j)
Reports. Since January 1, 2023, the Company has filed with all applicable Governmental Entities the Company Public Documents that the Company is required to file in accordance with applicable Securities Laws. The Company Public Documents as of their respective dates (and the dates of any amendments thereto): (A) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and (B) complied in all material respects with the requirements of applicable Securities Laws. Any amendments to the Company Public Documents required to be made have been filed on a timely basis with the applicable Governmental Entity. The Company has not filed any confidential material change report with any Governmental Entity which at the date hereof remains confidential.

(k)	Stock Exchange Matters.

(i)	The Company Shares are listed on the TSX and the NYSE American and are not listed or quoted on any market other than the TSX and the NYSE American.

(ii)
The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the TSX and the NYSE American. The Company has not taken any action which would be reasonably expected to result in the delisting or suspension of the Company Shares on or from the TSX or the NYSE American.

(l)	Financial Statements.

(i)
The audited consolidated financial statements for the Company and its Subsidiaries as at and for the fiscal years ended December 31, 2024 and 2023, including the notes thereto, the reports by the Company’s auditors thereon and related management’s discussion and analysis, have been, and all financial statements of the Company which are publicly disseminated by the Company in respect of any subsequent periods prior to the Effective Date will be, (A) prepared in accordance with IFRS applied on a basis consistent with prior periods and all applicable Laws, and (B) present fairly, in all material respects, the assets, liabilities (whether accrued, absolute, contingent or otherwise), consolidated financial position and results of operations of the Company and its Subsidiaries as of the respective dates thereof and for the periods indicated therein, and its results of operations and cash flows for the respective periods covered thereby (except as may be indicated expressly in the notes thereto). There have been no material changes to the Company’s accounting policies applied in the preparation of the aforementioned financial statements, except as described in the Company Public Documents, since December 31, 2024.

(ii)
The Company has: (A) designed such disclosure controls and procedures, or caused them to be designed under the supervision of its President and Chief Executive Officer and its Executive Vice President and Chief Financial Officer to provide reasonable assurance that material information relating to the Company and its Subsidiaries is made known to the President and Chief Executive Officer and the Executive Vice President and Chief Financial Officer of the Company by others, particularly during the periods in which annual or interim filings are being prepared; and (B) designed such internal controls over financial reporting, or caused them to be designed under such Chief Executive Officer’s and Chief Financial Officer’s supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS.

(iii)
The Company has established “disclosure controls and procedures” and “internal control over financial reporting” (each as defined in NI 52-109) to the extent required by NI 52-109 and Securities Laws, and, as of the date hereof, the Company does not have knowledge, and has not been advised by its auditors, of any “material weakness” (as defined in NI 52-109), in each case, except as disclosed in the Company Public Documents.

(iv)
Since January 1, 2024, neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any Representative of the Company or any of its Subsidiaries has received or has knowledge of any complaint, allegation or claim, whether written or oral, alleging that the accounting or auditing practices or internal auditing controls of the Company or any of its Subsidiaries are not compliant with applicable Laws or IFRS, which has not been resolved to the satisfaction of the audit committee of the Company Board.

(m)
Auditors. There is not now, and there has not been within the past ten (10) years, any reportable event (as defined in NI 51-102) with respect to the present or any former auditor of the Company, and, to the Company’s knowledge, there has never been any such reportable event.

(n)
No Undisclosed Liabilities. The Company and its Subsidiaries, on a consolidated basis, have no material outstanding liabilities or obligations of any nature, whether or not accrued, contingent, unasserted or absolute, except for: (A) liabilities and obligations that are specifically presented on the audited balance sheet of the Company as of December 31, 2024 or disclosed in the notes thereto; (B) liabilities and obligations that are disclosed in the Company Public Documents; (C) liabilities and obligations incurred in the ordinary course; or (D) liabilities and obligations incurred in connection with the Arrangement and this Agreement (including transaction related expenses).

(o)	Interest in Properties and Mineral Rights.

(i)
Schedule 3.1(o) of the Company Disclosure Letter discloses, as of the date of this Agreement: (A) all material real property owned by the Company and its Subsidiaries (“Company Owned Real Property”); (B) all material real property leased, subleased, licensed and/or otherwise used or occupied (whether as tenant, subtenant, licensee or pursuant to any other occupancy arrangement) by the Company or its Subsidiaries, in each case, in connection with the operation of the business of the Company and its Subsidiaries as it is now being conducted (“Company Leased Real Property” and together with the Company Owned Real Property, the “Company Property”); and (C) all Mineral Rights, concessions, leases, option agreements, exploration agreements, and mining claims and millsites of the Company and its Subsidiaries that are material to the operation of their business as currently conducted (collectively, with the Company Property, the “Company Mineral Interests”).

(ii)
The Company or one of its Subsidiaries is the sole legal holder of record of, and is the sole legal registered and beneficial owner of, and has good and marketable title to the Company Mineral Interests, free and clear of all Liens (except Company Permitted Liens). The Company or a Subsidiary enjoys peaceful and undisturbed possession of the Company Leased Real Property under Contracts pursuant to which the Company or a Subsidiary holds its interest in the Company Leased Real Property. All leasehold contracts of the Company and its Subsidiaries are in good standing and are valid, binding, and enforceable in accordance with their respective terms and there does not exist under any such lease any material default or any event which (with or without due notice of lapse of time or both) would constitute a material default, and the Company and its Subsidiaries are in compliance with any material condition or restriction under any leasehold contracts.

(iii)
All of the mineral claims held by the Company in the Mineral Titles Online Registry maintained by the Province of British Columbia, the unpatented lode mining claims held by the Company in the Mining Lands Administration System maintained by the Province of Ontario and mineral concessions held by the Company or any of its Subsidiaries comprising Company Mineral Interests, in each case, have been properly staked, located or registered and are recorded or in the process of being recorded in compliance with applicable Law in all material respects and are comprised of valid and subsisting mineral claims.

(iv)
The Company Mineral Interests are in good standing under applicable Law and, to the knowledge of the Company, all work required to be performed and filed in respect thereof has been performed in all material respects and filed, all Taxes, rentals, fees, expenditures and other payments in respect thereof have been paid or incurred in all material respects, and all material filings in respect thereof have been made. To the knowledge of the Company, the Company or a Subsidiary of the Company has a public or private right of access to all Company Mineral Interests. Without limiting the foregoing:

(A)
with respect to the unpatented mining claims held by the Company in the Mining Lands Administration System maintained by the Province of Ontario and comprising portions of the Company Mineral Interests (collectively, the “Company Unpatented Claims”), (1) all such Company Unpatented Claims are recorded in accordance with the requirements of the Mining Act (Ontario), (2) with regard to all Company Unpatented Claims, the Company has filed all required assessment work reports or filings in a timely manner and they were properly filed and recorded with the Province of Ontario and all Company Unpatented Claims are in good standing as of the date hereof, (3) any required fees regarding the Company Unpatented Claims have been paid to date and (4) the Company Unpatented Claims are not subject to any competing claims that would materially adversely affect the conduct of the business of the Company or its Subsidiaries as currently conducted, subject to any statutory or Crown reservations for such Company Unpatented Claims; and

(B)
with respect to any mineral claims held by the Company in the Mineral Titles Online Registry maintained by the Province of British Columbia comprising portions of the Company Mineral Interests (collectively, the “Company Mineral Claims”), (1) all such Company Mineral Claims are recorded in accordance with the requirements of the Mineral Tenure Act (British Columbia), (2) with regard to all Company Mineral Claims, the Company has filed all required reports of exploration and development work (or has made payment in lieu of conducting required exploration and development work) in a timely manner and they were properly filed and recorded with the Province of British Columbia and all Company Mineral Claims are in good standing as of the date hereof, (3) any required fees regarding the Company Mineral Claims have been paid to date, and (4) the Company Mineral Claims are not subject to any competing claims that would materially adversely affect the conduct of the business of the Company or its Subsidiaries as currently conducted, subject to any statutory or Crown reservations for such Company Mineral Claims.

(v)
Except as set out in the Company Public Documents and in Schedule 3.1(o) of the Company Disclosure Letter, no Person other than the Company and its Subsidiaries has any material interest in the Company Mineral Interests or the production or profits therefrom or any royalty or streaming or similar interest in respect thereof or any right to acquire any such interest from the Company or any of its Subsidiaries.

(vi)
There are no back-in rights, earn-in rights, rights of first refusal or similar provisions or rights which would materially affect the Company’s or a Subsidiary’s interest in the Company Mineral Interests.

(vii)
There are no material restrictions on the ability of the Company and its Subsidiaries to (A) use or exploit the Company Mineral Interests in the manner currently used or exploited, or (B) transfer the Company Mineral Interests (other than as disclosed in Schedule 3.1(o) of the Company Disclosure Letter), except, in each case, any restrictions imposed by Law or the terms of the Company Mineral Interests.

(viii)
Neither the Company nor any of its Subsidiaries has received any notice, whether written or oral, from any Governmental Entity or any Person of any revocation, annulment, suspension, expropriation, or challenge to ownership, adverse claim or intention to revoke, expropriate or challenge the interest of the Company or its Subsidiaries in any of the Company Mineral Interests and, to the knowledge of the Company, there is no intention or proposal to give such notice. There are no material disputes regarding boundaries, easements, rights of way, covenants or other matters relating to any of the Company Mineral Interests.

(ix)
Except as disclosed in the Company Public Documents, the Company and its Subsidiaries have all surface rights, including fee simple estates, leases, easements, rights of way and permits or licences from landowners or Governmental Entities permitting the use of land by the Company and its Subsidiaries, and Company Mineral Interests that are required as at the date of this Agreement to conduct its current operations.

(x)
All mines and mineral properties formerly owned by the Company or any of its Subsidiaries which were abandoned by the Company or any of its Subsidiaries were abandoned in all material respects in accordance with customary mining industry practice and standards and applicable Laws. The Company Public Documents accurately disclose, in all material respects, all material remediation and reclamation obligations known to the Company as of the applicable dates set forth in such Company Public Documents.

(xi)
With respect to the Company Mineral Interests, true and correct copies of all material title documents and any amendments thereto in the possession or control of the Company or its Subsidiaries have been made available to the Parent as of the date of this Agreement.

(xii)
The Company has provided the Parent with access to full and complete copies of all material exploration information and data within its possession or control including all material geological, geophysical and geochemical information and data (including all drill, sample and assay results and all maps) and all of its technical reports, feasibility studies and other similar reports and studies concerning the Company Mineral Interests and the Company or one of its Subsidiaries has the sole right, title and ownership of all such information, data, reports and studies.

(xiii)
The execution, delivery and performance of this Agreement by the Company will not violate, conflict with or result in a violation or breach of any provision of, or require a consent, approval or notice under or constitute a default under or result in a right of termination under or with respect to any Company Mineral Interests.

(xiv)
All activities conducted on the (A) Company Mineral Interests and (B) the Cerro San Pedro mining project located in San Luis Potosí, Mexico by the Company or its Subsidiaries or, to the knowledge of the Company, by any other Person appointed by the Company, have been carried out in all material respects in accordance with customary mining industry practice and standards and applicable Laws, and neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any other Person, has received any notice of any material breach of any such applicable Laws.

(xv)
Except as set out in Schedule 3.1(o) of the Company Disclosure Letter, there have been no incidents of material non-compliance with safety legislation in connection with operations or activities at the Company’s or any of its Subsidiaries’ mine sites in the 18 months preceding the date of this Agreement.

(xvi)
Neither the Company, nor any of its Subsidiaries, nor to the knowledge of the Company, any Person which owns or controls the Company or any of its Subsidiaries, has been notified by any Governmental Entity, that the Company or any of its Subsidiaries is: (A) ineligible to receive any mining permit (including any surface mining permit); or (B) under investigation to determine whether their eligibility to receive such permits should be revoked.

(xvii)	Except as set forth in Schedule 3.1(o) of the Company Disclosure Letter, neither the Company nor its Subsidiaries owns, in whole or in part, any real property that contains residential dwelling units.

(p)
Mineral Reserves and Resources. The estimates of mineral resources and mineral reserves for mineral properties for the Company or its Subsidiaries, as set forth in the Company Public Documents, were prepared, in all material respects, in accordance with customary mining, engineering, geoscience and other applicable industry standards and practices and disclosed, in all material respects, in accordance with applicable Laws, including the requirements of NI 43-101. There has been no material reduction in the aggregate amount of estimated mineral reserves, estimated mineral resources or mineralized material with respect to such properties, from the amounts most recently set forth in the Company Public Documents, with the exception of depletion in the ordinary course. The information provided by the Company and its Subsidiaries to the Qualified Persons (as defined in NI 43-101) in connection with the preparation of such estimates was accurate and complete in all material respects at the time such information was provided.

(q)	Scientific and Technical Information.

(i)
The Rainy River mine located in Ontario, Canada and the New Afton mine located in British Columbia, Canada are the only properties material to the Company for the purpose of NI 43-101. The technical reports prepared for the Company titled “NI 43-101 Technical Report, Rainy River Mine, Ontario, Canada” with an effective date of December 31, 2024 and “Technical Report, New Afton Mine, British Columbia, Canada” with an effective date of December 31, 2024 (collectively, the “Company Technical Reports”) complied in all material respects with the requirements of NI 43-101 at the time of filing thereof. The Company made available to the authors of the Company Technical Reports, prior to issuance thereof, for the purpose of preparing such reports, all information requested by them and none of such information contained any Misrepresentation as of the time such information was provided. The Company is in compliance in all material respects with the provisions of NI 43-101, has filed all technical reports required thereby, and there has been no material change of which the Company is aware that would materially disaffirm or materially change any aspect of the Company Technical Reports or that would require the filing of a new technical report under NI 43-101.

(ii)
The Company holds, through one of its Subsidiaries, the Cerro San Pedro mining project located in San Luis Potosí, Mexico, the operations of which are currently in a post-closure and remediation phase. All material scientific and technical reports and related information with respect to such project were duly filed with the competent mining and administrative authorities during the period in which the project was operational in Mexico, as well as those required in connection with the closure and remediation of the project. Copies of such reports and information have been made available, and none of such materials contained any Misrepresentation as of the date they were provided. The Company has complied in all material respects with all applicable technical reporting, post-closure and remediation requirements in respect of such project and further represents and warrants that the Cerro San Pedro project was duly completed in accordance with applicable mining obligations. There are no pending or outstanding administrative, environmental, or regulatory proceedings relating to the Cerro San Pedro project that would reasonably be expected to result in a material liability of the Company or any of its Subsidiaries.

(r)
Personal Property. The Company and its Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, all personal property that is, individually or in the aggregate, material to the operation of the Company’s business as currently conducted, free and clear of any Liens (other than Company Permitted Liens).

(s)	Employment Matters.

(i)
A complete list of each Company Employee who is at the manager level and above for the corporate office of the Company or who is on a site management team of the Company as at the date hereof has been made available to the Parent, together with each such Company Employee’s (A) position, (B) work location (city and province), (C) date of hire, (D) annual base salary or hourly rate of pay, (E) any employment benefits of over $15,000 per Company Employee, and incentive or bonus arrangement, (F) bonus paid for the most recently completed year, (G) accrued vacation time, (H) status as active or inactive (and where inactive, the reason for such leave and expected date of return, if known), (I) age, and (J) whether on an indefinite or fixed term contract. The Company has provided a complete list of each Company Employee as at the date hereof setting forth each Company Employee’s (A) position, (B) work location (city and province), (C) date of hire, (D) annual base salary or hourly rate of pay, (E) whether eligible for any incentive or bonus arrangement, (F) bonus paid for the most recently completed year, (G) accrued vacation time, (H) status as active or inactive (and where inactive, the reason for such leave and expected date of return, if known).

(ii)
The Company and each of its Subsidiaries have made available to the Parent the form(s) of the Contracts executed by each Company Employee who is at the manager level and above for the corporate office of the Company or who is on a site management team of the Company and the Contracts of all Company Employees are substantially in the form(s) of the Contracts made available to the Parent, and no Company Employee Contract materially deviates therefrom.

(iii)
Other than as disclosed in Schedule 3.1(s) of the Company Disclosure Letter or as provided for or permitted by this Agreement or the Plan of Arrangement, neither the Company nor any of its Subsidiaries has entered into any written or oral agreement providing for employment, severance, retention, bonus, golden parachute, change of control, or termination payments or entitlements to any current or former Company Employee in connection with the termination of their position or their employment with the Company or any of its Subsidiaries, in connection with the consummation of the Arrangement, or as a result of a change in control of the Company.

(iv)
Other than as disclosed in Schedule 3.1(s) of the Company Disclosure Letter, as at the date hereof, neither the Company nor any of its Subsidiaries (A) is a party to any collective bargaining agreement, or (B) is subject to any union certification or application for certification or, to the knowledge of the Company, threatened or apparent union-organizing campaigns for employees not covered under a collective bargaining agreement. To the knowledge of the Company, no labour strike, lock-out, slowdown or work stoppage is pending or threatened against or directly affecting the Company or any of its Subsidiaries. As at the date hereof, there are no employee associations, voluntary recognized or certified unions authorized to represent any of the employees of the Company or any of its Subsidiaries.

(v)
All amounts due or accrued for all salary, wages, bonuses, commissions, vacation pay, sick days and benefits under the Company Benefit Plans have either been paid or are accurately reflected in the books and records of the Company and its Subsidiaries in all material respects in accordance with IFRS or, in the case of bonuses or other incentive payments not yet determined, the Company has made reasonable accruals or estimates therefor in the books and records of the Company. All liabilities in respect of the Company Employees have or shall have been paid or accrued to the Effective Date, including premium contributions, remittances and assessments for employment insurance, employer health tax, Canada Pension Plan, income tax, workers’ compensation and any other employment-related legislation.

(vi)
The Company and its Subsidiaries are in material compliance with all material terms and conditions of employment (including the terms of any applicable collective bargaining agreement) and applicable Laws relating to employment or termination of employment, including pay equity, employees’ profit sharing (participación de los trabajadores en las utilidades de las empresas) obligations, subcontracting regime (régimen de subcontratación) in terms of the Mexican Federal Labor Law (Ley Federal del Trabajo), assignment of employees and personnel provision services, wages, hours of work, overtime, vacation, human rights, employer health tax and social security contributions payment, workers’ compensation and occupational health and safety.

(vii)
Except as disclosed in Schedule 3.1(s) of the Company Disclosure Letter, there are no material employment-related claims, complaints, investigations or orders under applicable Laws respecting employment now pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries by or before any Governmental Entity as of the date of this Agreement.

(viii)
To the knowledge of the Company, each of the Company and its Subsidiaries has properly characterized retained individuals as either employees or independent contractors for the purposes of Taxes and other applicable Laws, and none of them has received any notice from any Governmental Entity disputing such classification.

(ix)
Each and every Company Employee has all the necessary permits under applicable Laws to lawfully work in the country of their employment, including without limitation any working visa that may be required. Each of the Company and its Subsidiaries has the necessary permits to employ each and every Company Employee in terms of applicable Laws, including without limitation any migratory permit to hire foreign employees, as applicable.

(x)
Other than as provided for or permitted by this Agreement or the Plan of Arrangement, other than in the ordinary course (including annual cost-of-living salary increases or statutory collective bargaining agreements annual reviews), since December 31, 2024, the Company and its Subsidiaries have not granted or promised any Company Employee any extraordinary or special increases in compensation or benefits, or any payment of any bonus, or deferred compensation or similar arrangement.

(xi)
As of the date hereof, no Company Employee who is at the manager level and above for the corporate office of the Company or who is on a site management team of the Company has given written notice to the Company and/or its Subsidiaries of an intention to terminate employment and, to the knowledge of the Company, no such Company Employee intends to terminate employment. To the knowledge of the Company, no Company Employee has been wrongfully terminated for cause as provided by the Ley Federal del Trabajo.

(t)	Absence of Certain Changes or Events. Except as disclosed in the Company Public Documents, since December 31, 2024:

(i)
the Company and its Subsidiaries have conducted their respective businesses in the ordinary course in all material respects and have not taken any steps to take any actions which, if taken after the date hereof, would require the Parent’s consent pursuant to Section 5.1 of this Agreement;

(ii)
there has not been any damage, destruction or other casualty loss with respect to any asset owned, leased or otherwise used by the Company or any of its Subsidiaries that is material to the Company and its Subsidiaries, taken as a whole, whether or not covered by insurance (other than in the ordinary course or regular wear and tear);

(iii)
Except as disclosed in Schedule 3.1(t) of the Company Disclosure Letter, there has not been any acquisition or disposition (including any reconveyance) by the Company or any of its Subsidiaries of any property or asset that would be material to the Company and its Subsidiaries, taken as a whole, other than as expressly permitted by this Agreement;

(iv)	there has not been any material write down by the Company of the value of any of the material assets of the Company and its Subsidiaries, taken as a whole; and

(v)
through to the date of this Agreement, there has not been any change, effect, event, occurrence or state of facts or circumstance that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(u)
Litigation. Except as disclosed in Schedule 3.1(u) of the Company Disclosure Letter, there are no claims, actions, suits, demands, arbitrations, charges, indictments, orders, hearings or other civil, criminal, administrative or investigative proceedings, or other investigations or examinations pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, the business of the Company or any of its Subsidiaries, or affecting any of their properties or assets, before or by any Governmental Entity which, if adversely determined, would have, or would reasonably be expected to have, a Company Material Adverse Effect or would significantly impede the ability of the Company to consummate the Arrangement. To the knowledge of the Company, there are no events or circumstances which would reasonably be expected to give rise to or serve as a basis for the commencement of any such claim, action, suit, demand, arbitration, charge, indictment, order, hearing or other civil, criminal, administrative or investigative proceeding, or other investigation or examination. There are no outstanding orders, judgments, injunctions, or decrees against the Company or its Subsidiaries that materially and adversely impact the business, property or assets of the Company and its Subsidiaries. At the date hereof, neither the Company nor any of its Subsidiaries currently intends to initiate any suit, action, claim or arbitration that would be material to the Company and its Subsidiaries, taken as a whole.

(v)
Intellectual Property. Schedule 3.1(v) of the Company Disclosure Letter sets forth a complete list of all material registered and unregistered Intellectual Property of the Company and its Subsidiaries. The Company and its Subsidiaries have sufficient rights to use or otherwise exploit the Intellectual Property necessary to carry on the business now operated by them and (i) there is no action, suit, proceeding or claim pending or, to the knowledge of the Company, threatened by others challenging the rights of the Company and its subsidiaries in or to any Intellectual Property which is necessary to carry on the business of the Company and its Subsidiaries as currently carried on, and as set out in the Company Public Documents, and (ii) to the knowledge of the Company, the conduct of the business as currently carried on as set forth in the Company Public Documents, including the use of Intellectual Property, does not infringe upon the Intellectual Property of any Person in any material respect. To the knowledge of the Company, no Person is currently infringing upon, misappropriating or otherwise violating any of the Intellectual Property owned by the Company or its Subsidiaries in any material respect.

(w)
Indigenous Claims. There are no material claims or actions with respect to Indigenous rights currently outstanding or, to the knowledge of the Company, threatened or pending, with respect to the Company Property. There are no material land entitlement claims having been asserted or any legal actions relating to Indigenous rights having been instituted with respect to the Company Property, and no dispute in respect of the Company Property with any Indigenous group exists or, to the knowledge of the Company, is threatened or imminent which, if adversely determined, would have, or would reasonably be expected to have, a Company Material Adverse Effect. The Company Properties that were ejidos or communal property, as applicable, were disincorporated from the ejido regime and passed to the private property regime through the adoption of full ownership duly approved by the relevant assembly of ejidatarios, in which the requirements and formalities established by the applicable agrarian laws were fully complied with (the “Acts of Adoption of Full Ownership”). The relevant Acts of Adoption of Full Ownership were duly notarized before a notary public and registered before the National Agrarian Registry (Registro Agrario Nacional) and the corresponding Public Registry of Property (Registro Público de Propiedad). Except as disclosed in Schedule 3.1(w) of the Company Disclosure Letter, no Company Property is a national, ejidal or communal land and adjoins ejidal or communal land and no Company Property is encroaching on any private, ejidal or communal property in respect of which any third party, ejido or community may be the owner under any title of ownership or resolution of endowment and/or restitution of land whatsoever. The Company has made available copies of all material agreements with Indigenous groups.

(x)
Community Relations. To the knowledge of the Company, no authorized representative of any community in the vicinity (including any ejido) of any of the Company Properties has communicated in writing to the Company or any of its Subsidiaries: (i) a requirement that the consent of such community be obtained as a condition to continued operation of any such Company Property, (ii) except as disclosed in Schedule 3.1(x), any violation related to agrarian, ejido or communal restrictions, including proceedings related to ejido donations or endowments or extensions or requests for ejido or agrarian appropriations or pre-emptive rights or similar rights in agrarian matters on any of the Company Properties, or (iii) a material increase in the compensation payments payable by the Company or any of its Subsidiaries under any community development or social framework or similar agreements as a condition to the continued operation of such Company Properties, other than such communications in the ordinary course.

(y)
No Expropriation. No property or asset of the Company or its Subsidiaries (including any Company Mineral Interests) has been taken or expropriated or suffered a similar proceeding by any Governmental Entity nor has any notice or proceeding in respect thereof been given or commenced nor, to the knowledge of the Company, is there any threat, intent or proposal to give any such notice or to commence any such proceeding.

(z)	Taxes.

(i)
Each of the Company and its Subsidiaries has duly and timely filed all material Tax Returns required to be filed by it (taking into account any applicable extensions) prior to the date hereof and all such Tax Returns are true, complete and correct in all material respects.

(ii)
Except as disclosed in Schedule 3.1(z) of the Company Disclosure Letter, no Tax Return of the Company or any of its Subsidiaries is under audit by any Governmental Entity, and no written or oral notice of such an audit has been received by the Company. The Company is not a party to, or otherwise subject to, a proceeding in which Taxes are being contested.

(iii)
Each of the Company and its Subsidiaries has paid on a timely basis all material Taxes which are due and payable by it on or before the date hereof (including installments) and has provided accruals in accordance with IFRS in the most recently published consolidated financial statements of the Company for any Taxes of the Company and its Subsidiaries for the period covered by such financial statements that have not been paid whether or not shown as being due on any Tax Returns. Since such publication date, no material liability in respect of Taxes not reflected in such statements or otherwise provided for has been assessed, proposed to be assessed, incurred or accrued, other than in the ordinary course.

(iv)
Except as disclosed in Schedule 3.1(z) of the Company Disclosure Letter, no material deficiencies, litigation, audits, claims, proposed adjustments or matters in controversy exist or have been asserted with respect to Taxes of the Company or any of its Subsidiaries, and neither the Company, nor any of its Subsidiaries, is a party to any action or proceeding for assessment or collection of Taxes and no such event has been asserted or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any of their respective assets.

(v)
No claim has been made by any Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company, or any of its Subsidiaries, is or may be subject to Tax by that jurisdiction or is or may be required to file a tax return in that jurisdiction.

(vi)	There are no Liens with respect to Taxes upon any of the assets of the Company or any of its Subsidiaries (other than Company Permitted Liens).

(vii)
Each of the Company and its Subsidiaries has withheld, deducted or collected all material amounts required to be withheld, deducted or collected by it on account of Taxes and has remitted all such amounts to the appropriate Governmental Entity as required by Law. Each of the Company and its Subsidiaries has complied with all related information reporting, withholding and record retention requirements.

(viii)
There are no outstanding agreements, arrangements, elections, waivers or objections extending or waiving the statutory period of limitations applicable to any material claim for, or the period for the collection or assessment or reassessment of Taxes due from the Company or any of its Subsidiaries, for any taxable period and no request for any such waiver or extension is currently pending.

(ix)
The Company and each of its Subsidiaries has made available to the Parent true, correct and complete copies of all material Tax Returns, examination reports and statements of deficiencies for taxable periods, or transactions consummated, for which the applicable statutory periods of limitations have not expired.

(x)
None of the Company or any of its Subsidiaries has, at any time, directly or indirectly transferred any property or supplied any services to, or acquired any property or services from, a Person with whom the Company or Subsidiary, as the case may be, was not dealing at arm’s length (within the meaning of the Tax Act) for consideration other than consideration equal to the fair market value of such property or services at the time of transfer, supply or acquisition, as the case may be, nor has the Company or any of its Subsidiaries been deemed to have done so for purposes of the Tax Act.

(xi)
The Company and its Subsidiaries have complied in all material respects with the transfer pricing (including any contemporaneous documentation) provisions of each applicable Law, including for greater certainty, under section 247 of the Tax Act (and the corresponding provisions of any applicable provincial Law).

(xii)
There are no circumstances existing which could result in the material application of Section 78 or Sections 80 to 80.04 of the Tax Act, or any equivalent provision under provincial Law, to the Company or any of its Subsidiaries. Except as in accordance with past practices, the Company and its Subsidiaries have not claimed nor will they claim any reserve under any provision of the Tax Act or any equivalent provincial provision, if, as a result, any material amount could be included in the income of the Company or its Subsidiaries for any period ending after the Effective Date.

(xiii)
For the purposes of the Tax Act, any applicable Tax treaty and any other relevant Tax purposes (i) the Company is resident in, and is not a non-resident of, Canada, and is a “taxable Canadian Corporation” and (ii) each of its Subsidiaries is resident in the jurisdiction in which it was formed, and is not resident in any other country and if resident in Canada and is a corporation, is a “taxable Canadian corporation”.

(xiv)
Neither the Company nor any Subsidiary of the Company (i) is, or has been, a member of any affiliated, consolidated, combined or unitary Tax group, other than a group the common parent of which is the Company or any Subsidiary of the Company, or (ii) has any liability for any material amount of Taxes of any Person (other than the Company or current or former Subsidiary of the Company) arising from the application of U.S. Treasury Regulations section 1.1502-6 (or any analogous provision of U.S. state or local or non-U.S. Tax law) or as a transferee or successor.

(xv)	Neither the Company nor any of its Subsidiaries is a party to, or is bound by or has any obligation under any material Tax Sharing Agreement.

(xvi)
The Company and each of its Subsidiaries retains all material tax, accounting and Corporate Records required by applicable Law to support any tax or accounting position, filing or claim made by them with respect to Taxes.

(xvii)
Since December 31, 2024, the Company and each of its Subsidiaries has not incurred any material liability for Taxes arising from transactions outside the ordinary course of business consistent with past practices.

(xviii)
The Company and each of its Subsidiaries will not be required, as a result of (i) a change in accounting method for a Tax period ending on or before the closing of the Arrangement, (ii) any closing agreement with a Governmental Entity with respect to Taxes or (iii) any amounts received prior to the closing of the Arrangement, to include any material amount of additional taxable income for any Tax period beginning on or after the closing of the Arrangement. The Company and each of its Subsidiaries does not have an application pending with any Governmental Entity requesting permission for any change in accounting method that relates to its business.

(xix)
The total fair market value of all the shares that are held directly or indirectly by the Company and that are shares of “foreign affiliates” of the Company (for purposes of the Tax Act) does not exceed 75% of the total fair market value (determined without reference to debt obligations of any corporation resident in Canada in which the Company has a direct or indirect interest) of all the properties owned by the Company.

(xx)
Neither the Company, each of its Subsidiaries or any third party provider who has issued CFDIs in favor of the Company or any of its Subsidiaries are mentioned in the list provided under Article 69 B of the Código Fiscal de la Federación.

(xxi)	Neither the Company nor any of its Subsidiaries has entered into, or participated in, any “listed transaction” within the meaning of U.S. Treasury Regulations section 1.6011-4(b)(2).

(xxii)
Neither the Company nor any of its Subsidiaries has been a “distributing” corporation or a “controlled corporation” (each within the meaning of section 355(a)(1)(A) of the U.S. Tax Code) in any distribution of stock during the two (2) year period ending on the date of this Agreement that was purported or intended to be governed by section 355 of the U.S. Tax Code (or so much of section 356 of the U.S. Tax Code as relates to section 355 of the U.S. Tax Code).

(xxiii)
Neither the Company nor any of its Subsidiaries currently is, or has been within the past five (5) years,  a “controlled foreign corporation” within the meaning of section 957 of the U.S. Tax Code or a “passive foreign investment company” within the meaning of section 1297 of the U.S. Tax Code.

(xxiv)
(i) Neither the Company nor its Subsidiaries has taken or agreed to take any action that would prevent the Arrangement from qualifying as a “reorganization” within the meaning of section 368(a) of the U.S. Tax Code and (ii) the Company is not aware of any agreement, plan or other circumstance that would prevent the Arrangement from qualifying as a “reorganization” within the meaning of section 368(a) of the U.S. Tax Code.

(aa)	Books and Records.

(i)
The Corporate Records have been maintained in all material respects in accordance with all applicable Laws, and the minute books of the Company and each of its Subsidiaries as made available to the Parent are complete and accurate in all material respects, except for minutes relating to the Arrangement or this Agreement.

(ii)
The financial books and records and accounts of the Company and each of its Subsidiaries: (A) have been maintained, in all material respects, in accordance with IFRS; (B) are stated in reasonable detail and accurately and fairly reflect, in all material respects, the transactions and dispositions of assets of the Company and its Subsidiaries; and (C) accurately and fairly reflect, in all material respects, the basis for the Company’s consolidated financial statements.

(bb)
Insurance. As at the date hereof, the Company and its Subsidiaries have in place the insurance policies disclosed in Schedule 3.1(bb) of the Company Disclosure Letter specifying the insurer, amount and nature of coverage, and the date through which coverage will continue by virtue of premiums already paid. All insurance maintained by the Company or any of its Subsidiaries is in full force and effect and in good standing, and neither the Company nor any of its Subsidiaries is in default, whether as to payment of premium or otherwise, and such insurance is reasonable and prudent in light of the size of the Company and its Subsidiaries and the nature of its business and operations. To the knowledge of the Company, neither the Company nor any of its Subsidiaries has failed to make a claim thereunder on a timely basis (other than de minimis claims) or received notice or otherwise become aware of any intent of an insurer to either claim any default on the part of the Company or its Subsidiaries or not to renew any policy of insurance on its expiry. The Company and its Subsidiaries maintain the insurance policies required by applicable Laws and any Company Material Contract, including all required insurance policies to operate their business as currently conducted.

(cc)
Non-Arm’s Length Transactions. Other than employment, indemnification or compensation agreements entered into in the ordinary course, there are no current Contracts or other transactions currently in place (including relating to indebtedness by or to the Company or its Subsidiaries) between the Company or its Subsidiaries, on the one hand, and any (A) officer or director of the Company or any of its Subsidiaries, (B) any holder of record or, to the knowledge of the Company, beneficial owner, of 10% or more of the voting securities of the Company, or (C) to the knowledge of the Company, any affiliate or associate of any officer, director or beneficial owner, on the other hand.

(dd)	Benefit Plans.

(i)
Schedule 3.1(dd) of the Company Disclosure Letter contains a true and complete list of all material Company Benefit Plans. Current and complete copies of all the Company Benefit Plans as amended as of the date hereof have been delivered or made available to the Parent together with copies of all material documents relating to the Company Benefit Plans.

(ii)	No Company Benefit Plan:

(A)	is a “registered pension plan”, a “retirement compensation arrangement”, a “deferred profit sharing plan”, or a “salary deferral arrangement”, as each such term is defined in the Tax Act;

(B)	is a “multi-employer plan” as such term is defined in subsection 8500(i) of the Regulations of Tax Act;

(C)	contains a “defined benefit provision” as defined in subsection 147.1(1) of the Tax Act;

(D)	except as disclosed in Schedule 3.1(dd) of the Company Disclosure Letter, provides for health and welfare benefits which are not fully-insured;

(E)	provides for retiree or post-termination benefits to Company Employees or former Company Employees or beneficiaries or dependents thereof (other than as required by applicable Laws); or

(F)	provides benefits to independent contractors.

(iii)
Each Company Benefit Plan is, and has been, established, registered (if required), amended, funded, operated, communicated, administered and invested in compliance with its terms and all Laws, except as would not reasonably be expected to result in material liability to the Company or its Subsidiaries. All employer and employee payments, contributions and premiums required to be remitted, paid to or in respect of each Company Benefit Plan, as of the date hereof, have been paid or remitted in all material respects in a timely fashion in accordance with its terms and all Laws; and all obligations in respect of each Company Benefit Plan have been properly accrued and reflected in the Company’s financial statements.

(iv)
To the knowledge of the Company, there are no investigations by a Governmental Entity or material claims (other than routine claims for payment of benefits) pending involving any Company Benefit Plan, and to the knowledge of the Company no event has occurred which would reasonably be expected to give rise to such investigations or material claims (other than routine claims for payment of benefits).

(v)
There has been no amendment to, or announcement by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Company Benefit Plan and no Company Benefit Plan contains provisions permitting retroactive increase or payments on termination which, in each case, would materially increase the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year.

(vi)
Except as disclosed in Schedule 3.1(dd) of the Company Disclosure Letter, neither the execution of this Agreement by the Company nor the consummation of the Arrangement pursuant to the Plan of Arrangement (whether alone or in conjunction with any subsequent events) would result in (A) any Company Employees receiving termination or severance pay or any increase in termination or severance pay upon any termination of employment after the date hereof, (B) acceleration of the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to any of the Company Benefit Plans, or (C) limiting or restricting the right of the Company or, after the consummation of the Arrangement, the Parent to merge, amend or terminate any of the Company Benefit Plans, other than those limits or restrictions pursuant to applicable Laws.

(vii)	There is no entity other than the Company or its Subsidiaries participating in any Company Benefit Plan.

(viii)
All data necessary to administer each Company Benefit Plan is in the possession of the Company or its Subsidiaries or its agents and is in a form which is sufficient for the proper administration of the Company Benefit Plan in accordance with its terms and, to the knowledge of the Company, such data is complete and correct in all material respects.

(ee)	Environmental. Except for any matters that, individually or in the aggregate, would not have or would not reasonably be expected to have a Company Material Adverse Effect:

(i)	since January 1, 2022, all facilities and operations of the Company and its Subsidiaries have been conducted, and are now, in compliance with all Environmental Laws;

(ii)
the Company and its Subsidiaries are in possession of, and in compliance with, all Environmental Permits that are required to own, lease and operate the Company Mineral Interests and to conduct their respective business as they are now being conducted which are legal, valid, binding and in full force and effect, all of which appear in the name of the Company and/or its Subsidiaries;

(iii)
to the knowledge of the Company, no Environmental Liabilities presently exist with respect to any portion of any currently or formerly owned, leased, used or otherwise controlled property, interests and rights or relating to the operations and business of the Company and its Subsidiaries and, to the knowledge of the Company, there is no basis for any such Environmental Liabilities to arise in the future as a result of any of the Company’s activities in respect of such property, interests, rights, operations and business;

(iv)
neither the Company nor any of its Subsidiaries is subject to or has received notice of any proceeding, application, order or directive from any Governmental Entity which relates to environmental matters and which may require any material work, repairs, construction or expenditures, or create any additional Environmental Liabilities, and to the knowledge of the Company, there are no pending environmental claims;

(v)
the Company has posted with the relevant regulatory authorities all financial assurance required to be posted pursuant to Environmental Laws or Environmental Permits, including any financial assurance required in connection with reclamation, remediation or closure plans for (A) the Company Mineral Interests, and (B) the Cerro San Pedro mining project located in San Luis Potosí, Mexico;

(vi)
to the knowledge of the Company, there are no changes in the status, terms or conditions of any Environmental Permits held by the Company or its Subsidiaries or any renewal, modification, revocation, reassurance, alteration, transfer or amendment of any such Environmental Permits, or any review by, or approval of, any Governmental Entity of such Environmental Permits or in connection with the execution or delivery of this Agreement, the consummation of the transactions contemplated herein or the continuation of the business of the Company or its Subsidiaries following the Effective Date; and

(vii)
the Company and its Subsidiaries have made available to the Parent true, correct and complete copies of all material audits, studies, plans, assessments, investigation reports (including Phase I and Phase II environmental site assessments) and regulatory correspondence with respect to environmental matters in their possession or control.

(ff)
Company Material Contracts. Schedule 3.1(ff) of the Company Disclosure Letter lists all of the Company Material Contracts to which the Company and its Subsidiaries are parties, all of which are in full force and effect and are enforceable in accordance with their terms with respect to each of the Company and its Subsidiaries. The Company and each of its Subsidiaries has complied in all material respects with all the terms of the Company Material Contracts to which it is a party. Except as disclosed in Schedule 3.1(ff) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is in breach of, or default under, any Company Material Contract to which it is a party or bound, nor does the Company have knowledge of any condition that with the passage of time or the giving of notice or both would result in such a breach or default, except in each case where any such breaches or defaults would not, individually or in the aggregate, reasonably be expected to be, or result in, a Company Material Adverse Effect. As of the date hereof, neither the Company nor any of its Subsidiaries knows of, or has received written notice of, any breach or default under (nor, to the knowledge of the Company, does there exist any condition which with the passage of time or the giving of notice or both would result in such a breach or default under) any such Company Material Contract by any other party thereto except where any such violation or default would not, individually or in the aggregate, reasonably be expected to be, or result in, a Company Material Adverse Effect. The Company has made available to the Parent true and complete copies of all of the Company Material Contracts. All Company Material Contracts are legal, valid, binding and in full force and effect and are enforceable by the Company (or a Subsidiary of the Company, as the case may be) in accordance with their respective terms (subject to bankruptcy, insolvency and other applicable Laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may be granted only in the discretion of a court of competent jurisdiction). Neither the Company nor any of its Subsidiaries has received notice that any party to a Company Material Contract intends to cancel, terminate, materially modify or not renew such Company Material Contract.

(gg)
Standstill Agreements. Neither the Company nor any of its Subsidiaries has waived any Company Standstill Agreement to which the Company or any of its Subsidiaries is a Party, except to permit submissions of expressions of interest prior to the date of this Agreement.

(hh)
Whistleblower Reporting. No employee of the Company or any of its Subsidiaries, nor any legal counsel representing the Company or any of its Subsidiaries, has reported evidence of a material violation of any Securities Laws, breach of fiduciary duty or similar material violation by the Company or any of its Subsidiaries or their respective officers, directors, employees, agents or independent contractors to the Company’s management, or audit committee (or other committee designated for such purpose) of the Company Board.

(ii)
Restrictions on Business Activities. There is no agreement, judgement, injunction, order or decree binding upon the Company or any of its Subsidiaries that has or would reasonably be expected to have the effect of prohibiting or restricting any acquisition of property by the Company or any such Subsidiary or the conduct of business by the Company or any such Subsidiary as currently conducted (including following the transaction contemplated by this Agreement), other than the Company Credit Agreement and such agreements, judgements, injunctions, orders or decrees which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(jj)
Brokers. Except as set out in Schedule 3.1(jj) of the Company Disclosure Letter, none of the Company, any of its Subsidiaries, or any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees on behalf of the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement. A true and complete copy of the engagement letter between the Company and each Company Financial Advisor has been made available to the Parent.

(kk)	Corrupt Practices Legislation.

(i)
None of the Company, its Subsidiaries and affiliates, nor, to the Company’s knowledge, any of their Representatives or other Persons acting on behalf of the Company or any its Subsidiaries or affiliates has, directly or indirectly, offered, promised, agreed, paid, authorized, given or taken any act in furtherance of any such offer, promise, agreement, payment or authorization on behalf of the Company or its Subsidiaries, anything of value, directly or indirectly, to any official of a Governmental Entity, any political party or official thereof or any candidate for political office, for the purpose of any of the following:

(A)
influencing any action or decision of such person in such person’s official capacity, including a decision to fail to perform such person’s official function in order to obtain or retain an advantage in the course of business;

(B)
inducing such person to use such person’s influence with any Governmental Entity to affect or influence any act or decision of such Governmental Entity to assist the Company or one of its Subsidiaries in obtaining or retaining business for, with, or directing business to, any Person or otherwise to obtain or retain an advantage in the course of business; or

(C)	to assist the Company or one of its Subsidiaries in obtaining or retaining business for, with, or directing business to, any Person.

(ii)
None of the Company and its Subsidiaries, nor, to the knowledge of the Company, any of their respective Representatives has, directly or indirectly, taken any action that is prohibited by or would cause the Company or one of its Subsidiaries to be in violation of the substantive prohibitions or requirements of the Corruption of Foreign Public Officials Act (Canada), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the Foreign Corrupt Practices Act of 1977 (United States), the Mexican Anticorruption System Law (Ley General del Sistema Nacional Anticorrupción), the Mexican General Administrative Liabilities Law (Ley General de Responsabilidades Administrativas), the Federal Law for the Prevention and Identification of Operations with Resources of Illicit Origin (Ley Federal para la Prevención e Identificación de Operaciones con Recursos de Procedencia Ilícita), and the Federal Penal Code (Código Penal Federal) as amended or any law of similar effect prohibiting corruption, bribery and money laundering in any jurisdiction in which it conducts its business and to which it is subject (collectively, “Company Applicable Anti-Corruption Law”). Neither the Company, nor its Subsidiaries, nor, to the knowledge of the Company, their respective Representatives, has violated any Company Applicable Anti-Corruption Law and, to the knowledge of the Company, no condition or circumstances exist that would form the basis of any such allegations.

(iii)
All contracts and arrangements between the Company or one of its Subsidiaries and any other Person are in compliance with Company Applicable Anti-Corruption Law. Since January 1, 2023, the Company and its Subsidiaries have maintained policies and procedures applicable to it and their respective directors, officers, employees, agents and representatives in place in respect thereof as are appropriate to prevent and detect violations of Company Applicable Anti-Corruption Law.

(iv)
None of the Company or its Subsidiaries nor any of its directors, officers, employees, agents or representatives has (A) conducted or initiated any review, audit or internal investigation that concluded that the Company or one of its Subsidiaries or any of their respective directors, officers, employees, agents or representatives has materially violated any Company Applicable Anti-Corruption Law, or (B) made a voluntary, directed or involuntary disclosure to any Governmental Entity responsible for enforcing Company Applicable Anti-Corruption Law, in each case with respect to any alleged act or omission arising under or relating to material non-compliance with any such Laws, or received any notice, request or citation from any person alleging material non-compliance with any such Laws.

(v)
The Company and its Subsidiaries have maintained systems of internal controls intended to ensure compliance by the Company, its Subsidiaries and their respective Representatives, with Company Applicable Anti-Corruption Law.

(ll)	Sanctions.

(i)
Neither the Company, nor any of its Subsidiaries, nor any of their respective directors, officers or employees nor, to the knowledge of the Company, any agents or persons acting on any of their behalf: (A) is a Restricted Party; or (B) has received written notice of, or has knowledge of, any claim, action, suit, proceeding or investigation against it with respect to Sanctions by any Sanctions Authority.

(ii)
None of the Company, any of its Subsidiaries any director, officer, employee or, to the knowledge of the Company, agent of the Company or any of its Subsidiaries is a Person that is, or is owned or controlled by Persons that are: (A) the subject/target of any Sanctions, or (B) located, organized or resident in a country or territory that is the subject of Sanctions, including Russia, Crimea, Donetsk People’s Republic and the Luhansk People’s Republic of Ukraine, the Kherson and the Zaporizhzhia oblasts of Ukraine, Cuba, Iran, North Korea, and Syria.

(iii)
The Company, its Subsidiaries, their respective directors, officers, employees and, to the knowledge of the Company, agents are in compliance with all applicable Sanctions. The Company and its Subsidiaries have instituted and maintain policies and procedures reasonably designed to ensure compliance with applicable Sanctions.

(iv)
Neither the Company nor any of its Subsidiaries has knowingly engaged in, or is now knowingly engaged in, any dealings or transactions with any Person or in property that is owned, held or controlled by or on behalf of any Person, or in any country or territory, that at the time of the dealing or transaction is or was a Restricted Party or the subject of Sanctions, in violation of Sanctions.

(mm)	Modern Slavery

(i)
The Company and its Subsidiaries have acted in compliance with the fundamental principles defined and protected by the Universal Declaration of Human Rights, the fundamental principles of the International Labor Organization and rules relating to the prohibition of forced labour, child labour and human trafficking in their operations and supply chains.

(ii)	The Company and its Subsidiaries are in compliance with the requirements of applicable Modern Slavery Laws.

(iii)	The Company and its Subsidiaries have customary policies and procedures in place reasonably designed to ensure compliance with applicable Modern Slavery Laws.

(nn)
Bankruptcy. Neither the Company nor any of its Subsidiaries has commenced or contemplated any proceeding, or filed or contemplated the filing of any petition, in any court relating to the bankruptcy, concurso mercantil, reorganization, insolvency, dissolution, liquidation or relief from debtors of the Company or any of its Subsidiaries (including pursuant to any corporate law relating to arrangements, reorganizations or restructurings). There is no legal basis for the bankruptcy, insolvency, dissolution or liquidation of the Company or any of its Subsidiaries.

(oo)	Privacy and Security.

(i)
The Company and its Subsidiaries (A) are in material compliance with applicable Privacy Laws, and (B) have implemented and maintained measures designed to provide reasonable assurance that each of the Company and its Subsidiaries: (i) comply with applicable Privacy Laws; and (ii) will not collect, acquire, fail to secure, share, disclose, use, or otherwise process Personal Information in a manner inconsistent with applicable Privacy Laws, any notice to or consent from the provider of Personal Information, any Contract to which the each of the Company and its Subsidiaries is a party that is applicable to such Personal Information, or any privacy policy or privacy statement from time to time published or otherwise made available by the Company and its Subsidiaries to the Persons to whom the Personal Information relates.

(ii)
With respect to all Personal Information collected by the Company and its Subsidiaries, each of the Company and its Subsidiaries has taken steps required and reasonably necessary to protect such Personal Information against loss and against unauthorized access, use, modification, disclosure or other misuse, including implementing and monitoring compliance with reasonable measures with respect to technological, organizational and physical security of such Personal Information. Each of the Company and its Subsidiaries has commercially reasonable safeguards in place designed to protect Personal Information in its possession or control from loss, unauthorized access, use or disclosure, including by its officers, employees, independent contractors and consultants. To the knowledge of the Company, there has been no unauthorized access to, use or disclosure of, or other misuse of any Personal Information in the custody or control of the Parent or its Subsidiaries.

(iii)
Neither the Company nor its Subsidiaries have received any notice of any claims, investigations or alleged violations of applicable Privacy Laws including with respect to Personal Information collected or possessed by or otherwise subject to the control of the Company and its Subsidiaries.

3.2	Survival of Representations and Warranties

The representations and warranties of the Company contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE PURCHASER

4.1	Representations and Warranties

Except as disclosed in (x) the forms, documents and reports filed or furnished by Parent on EDGAR and SEDAR+ (including all exhibits, supplements and schedules thereto and information incorporated by reference) and publicly available since January 1, 2023 and prior to the date hereof (but excluding any disclosures set forth in any “risk factors” section, any disclosures in any “forward looking statements” section and any other disclosures included therein in each case to the extent they are predictive or forward-looking in nature) or (y) the Parent Disclosure Letter (which disclosures shall apply against any representations and warranties to which it is reasonably apparent it should relate), the Parent and the Purchaser jointly and severally hereby represent and warrant to the Company as follows, and acknowledge that the Company is relying upon such representations and warranties in connection with the entering into of this Agreement:

(a)
Organization and Qualification. Except as disclosed in Schedule 4.1(a) of the Parent Disclosure Letter, the Parent, the Purchaser and each of the Parent Material Subsidiaries is duly incorporated or an entity duly created and validly existing under all applicable Laws of its jurisdiction of incorporation, continuance or creation and has the requisite power and authority to own its assets and conduct its business as now owned and conducted. The Parent and each of the Parent Material Subsidiaries is duly qualified to carry on business and is in good standing in each jurisdiction in which the character of its properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Parent Material Adverse Effect. True and complete copies of the constating documents of the Parent and each of the Parent Material Subsidiaries have been delivered or made available to the Company, and no action has been taken to amend or supersede such documents.

(b)
Authority Relative to this Agreement. Each of the Parent and the Purchaser has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Parent and the Purchaser and the performance by the Parent and the Purchaser of their obligations under this Agreement have been duly authorized by the Parent Board and the Purchaser Board and no other corporate proceedings on the part of the Parent or the Purchaser or vote of any holders of any class of securities of the Parent are necessary to authorize this Agreement or consummate the Arrangement or other transactions contemplated hereby, other than the Parent Stockholder Approvals. This Agreement has been duly executed and delivered by the Parent and the Purchaser and constitutes a valid and binding obligation of the Parent and the Purchaser, enforceable by the Company against the Parent and the Purchaser in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other Laws of general application relating to or affecting creditors’ rights generally, and subject to the qualification that equitable remedies, including specific performance, may be granted only in the discretion of a court of competent jurisdiction.

(c)	No Conflict; Required Filings and Consent.

(i)
The execution and delivery by each of the Parent and the Purchaser of this Agreement and the performance by it of its obligations hereunder and the completion of the Arrangement and the other transactions contemplated hereby do not and will not (or would not with the giving of notice, the lapse of time or both, or the happening of any other event or condition):

(A)	violate, conflict with or result in a breach of:

(1)	the constating documents of the Parent or those of any of its Subsidiaries;

(2)
any Parent Material Contract or Authorization to which the Parent or any of its Subsidiaries is a party or by which the Parent or any of its Subsidiaries is bound, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect; or

(3)
any Law to which the Parent or its Subsidiaries is subject or by which the Parent or its Subsidiaries is bound, subject to receipt of the Regulatory Approvals, and except as would not, individually or in the aggregate, have a Parent Material Adverse Effect;

(B)
give rise to any right of termination, allow any Person to exercise any rights, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Parent or any of its Subsidiaries is entitled, under any Contract or Authorization to which the Parent or any of its Subsidiaries is a party, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect; or

(C)
give rise to any pre-emptive rights including rights of first refusal or rights of first offer, or trigger any change in control provisions or any restriction or limitation under any Contract or Authorization, or result in the imposition of any Lien (other than a Parent Permitted Lien) upon any of the Parent’s assets or the assets of any of its Subsidiaries, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(ii)
Other than obtaining the Regulatory Approvals, compliance with the rules and policies of the TSX and the NYSE, and obtaining the Interim Order and the Final Order, no Authorization of, or other action by or in respect of, or filing, recording, registering or publication with, or notification to, any Governmental Entity is necessary on the part of the Parent or any of its Subsidiaries in order for the Parent to proceed with the execution and delivery of this Agreement and the consummation of the Arrangement and the other transactions contemplated by this Agreement, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(d)	Subsidiaries.

(i)	As of the date of this Agreement, the Parent owns, directly or indirectly, all of the outstanding equity interests in the Purchaser.

(ii)
No Parent Material Subsidiary is currently prohibited, directly or indirectly, from paying any dividends to the Parent, from making any other distribution on such Subsidiary’s shares to the Parent, or from repaying to the Parent any loans or advances made thereto.

(iii)
The following information with respect to each Parent Material Subsidiary (other than the Purchaser) is accurately set out in the Parent’s annual report (Form 10-K) for the year ended December 31, 2024 forming part of the Parent Public Documents: (A) its name; (B) the Parent’s percentage equity ownership of it; and (C) its jurisdiction of incorporation, organization or formation.

(iv)
The Parent beneficially owns, directly or indirectly, all of the issued and outstanding securities of each Parent Material Subsidiary and there are no outstanding options, rights, entitlements, understandings or commitments (contingent or otherwise) to acquire any issued or unissued securities or other ownership interests in any Parent Material Subsidiary.

(v)
All of the outstanding stock or other equity securities in the capital of each Parent Material Subsidiary are: (A) validly issued, fully-paid and, where the concept exists, non-assessable (and no such stock or other equity interests have been issued in violation of any pre-emptive or similar rights) and all such stock or other equity interests are owned free and clear of all Liens (other than Parent Permitted Liens); and (B) free of any other restrictions including any restriction on the right to vote, sell or otherwise dispose of shares or other equity interests.

(e)	Compliance with Laws and Constating Documents.

(i)
The Parent and each of its Subsidiaries is and, since January 1, 2023, has been, in compliance, in all material respects, with all applicable Laws in each jurisdiction in which it conducts business and, except as disclosed in Schedule 4.1(e)(i) of the Parent Disclosure Letter and to the knowledge of the Parent, neither the Parent nor any of its Subsidiaries is under investigation with respect to any material violation of applicable Laws from any Governmental Entity, or has received any notice that any material violation of any Law is being or may be alleged from any Governmental Entity.

(ii)	Pursuant to the DGCL, no appraisal rights are available to Parent Stockholders with respect to the transactions contemplated by the Agreement.

(iii)
As of the date hereof, none of the Parent or its Subsidiaries is in conflict with, or in default (including cross defaults) under or in violation of its articles or by-laws or equivalent organizational documents, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(f)	Parent Authorizations.

(i)
Except as disclosed in Schedule 4.1(f) of the Parent Disclosure Letter, the Parent and its Subsidiaries have obtained, and are in compliance in all material respects with, all Authorizations required by Law (including Environmental Law) that are necessary to conduct their business as now being conducted, and such Authorizations are in full force and effect in accordance with their terms. True copies of all such material Authorizations have been made available to the Company.

(ii)
The Parent and its Subsidiaries have fully complied with and are in compliance with all such Authorizations, except, in each case, for such non-compliance which, individually or in the aggregate, would not have a Parent Material Adverse Effect.

(iii)
Except as disclosed in Schedule 4.1(f) of the Parent Disclosure Letter, no action, investigation or proceeding is pending or, to the knowledge of the Parent, threatened against the Parent or any of its Subsidiaries in respect of or regarding any such Authorization that would reasonably be expected to result in a suspension, loss or revocation of any such Authorization, except in each case, for revocations, non-renewals or amendments which would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(g)	Capitalization and Listing.

(i)
The authorized capital stock of the Parent consists of 900,000,000 Parent Shares. As at the close of business on October 31, 2025, there were: (A) 642,204,955 Parent Shares validly issued and outstanding as fully-paid and non-assessable shares of the Parent; (B) 113,587 restricted share units providing for the issuance of up to 113,587 Parent Shares upon the settlement thereof; (C) 4,762,440 outstanding performance share units providing for the issuance of up to 11,349,323 Parent Shares upon the settlement thereof; and (D) 191,425 outstanding options to acquire Parent Shares providing for the issuance of up to 191,425 Parent Shares upon the exercise thereof. (1) There are no other options, warrants, conversion privileges, calls or other rights, shareholder rights plans, agreements, arrangements, commitments, or obligations of the Parent or any of its Subsidiaries requiring any of them to issue or sell any shares or other securities of the Parent or of any of its Subsidiaries, or any securities or obligations convertible into, exchangeable or exercisable for, or otherwise carrying or evidencing the right or obligation to acquire any securities of the Parent (including Parent Shares) or any Subsidiary of the Parent, and (2) except as disclosed in the Parent Public Documents, no Person is entitled to any pre-emptive or other similar right granted by the Parent or any of its Subsidiaries.

(ii)
Except as disclosed in Schedule 4.1(g)(ii) of the Parent Disclosure Letter, there are no outstanding contractual obligations of the Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Parent Shares or any shares of any of its Subsidiaries, or qualify securities for public distribution in Canada or elsewhere, or with respect to the, voting or disposition of any securities of the Parent or any of its Subsidiaries. No Subsidiary of the Parent owns any Parent Shares.

(iii)	All outstanding securities of the Parent have been issued in material compliance with all applicable Laws and any pre-emptive or similar rights applicable to them.

(iv)
There are no outstanding bonds, debentures or other evidences of indebtedness of the Parent or any of its Subsidiaries, or any other agreements, arrangements, instruments or commitments of any kind giving any Person, directly or indirectly, the right to vote (or that are convertible or exercisable for securities having the right to vote) with the holders of the Parent Shares on any matters.

(v)
All Consideration Shares will be issued in compliance with all applicable Securities Laws and, when issued in accordance with the terms of the Arrangement, be duly authorized, validly issued, fully-paid and non-assessable Parent Shares, free and clear of all Liens (other than Liens created by the holders thereof on issuance).

(h)
Shareholder and Similar Agreements. Neither the Parent nor any of its Subsidiaries is party to any shareholder, pooling, voting trust or other similar agreement relating to the ownership or voting of any issued and outstanding Parent Shares or the shares of any Subsidiaries of the Parent.

(i)	Reporting Issuer Status.

(i)
As of the date hereof, the Parent is a reporting issuer in each of the provinces and territories of Canada, is not on the list of reporting issuers in default (or the equivalent) under applicable Securities Laws in any such province or territory and is in material compliance with all Securities Laws applicable therein.

(ii)
The Parent has not taken any action to cease to be a reporting issuer in any province or territory of Canada nor has the Parent received notification from the Ontario Securities Commission, as principal regulator, or any other applicable securities commissions or securities regulatory authority of a province or territory of Canada seeking to revoke the Parent’s reporting issuer status. No delisting of, suspension of trading in, or cease trade order with respect to, any securities of the Parent and, to the knowledge of the Parent, no inquiry or investigation (formal or informal) of any Canadian Securities Authority has occurred, is in effect or ongoing or, to the knowledge of the Parent, has been threatened in writing with respect to the foregoing.

(iii)	The Parent is not an investment company and is not required to be registered as an investment company under the U.S. Investment Company Act.

(j)
Reports. Since January 1, 2023, the Parent has filed with all applicable Governmental Entities the Parent Public Documents that the Parent is required to file in accordance with applicable Securities Laws. The Parent Public Documents as of their respective dates (and the dates of any amendments thereto): (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and (ii) complied in all material respects with the requirements of applicable Securities Laws. Any amendments to the Parent Public Documents required to be made have been filed on a timely basis with the applicable Governmental Entity. The Parent has not filed any confidential material change report with any Governmental Entity which at the date hereof remains confidential and, except as disclosed in Schedule 4.1(j) of the Parent Disclosure Letter, does not have any unresolved comments from the staff of the U.S. SEC.

(k)	Stock Exchange Matters.

(i)	The Parent Shares are listed on the NYSE and are not listed or quoted on any market other than the NYSE.

(ii)
The Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE. The Parent has not taken any action which would be reasonably expected to result in the delisting or suspension of the Parent Shares on or from the NYSE.

(l)	Financial Statements.

(i)
The audited consolidated financial statements for the Parent and its Subsidiaries as at and for the fiscal years ended December 31, 2024 and 2023, including the notes thereto, the reports by the Parent’s auditors thereon and related management’s discussion and analysis, have been, and all financial statements of the Parent which are publicly disseminated by the Parent in respect of any subsequent periods prior to the Effective Date will be, (A) prepared in accordance with GAAP applied on a basis consistent with prior periods and all applicable Laws, and (B) present fairly, in all material respects, the assets, liabilities (whether accrued, absolute, contingent or otherwise), consolidated financial position and results of operations of the Parent and its Subsidiaries as of the respective dates thereof and for the periods indicated therein, and its results of operations and cash flows for the respective periods covered thereby (except as may be indicated expressly in the notes thereto). There have been no material changes to the Parent’s accounting policies applied in the preparation of the aforementioned financial statements, except as described in the Parent Public Documents, since December 31, 2024.

(ii)
The Parent has established and maintains a system of internal control over financial reporting and disclosure controls and procedures (as such terms are defined in applicable U.S. Securities Laws); such disclosure controls and procedures are designed to ensure that material information relating to the Parent, including its consolidated Subsidiaries, required to be disclosed by the Parent in the reports that it files or submits under applicable U.S. Securities Laws is accumulated and communicated to the Parent’s principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure; and such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Parent in the reports that it files or submits under applicable U.S. Securities Laws is recorded, processed, summarized and reported within the time periods specified in applicable U.S. Securities Laws, and further designed and maintained to provide reasonable assurance regarding the reliability of the Parent’s financial reporting and the preparation of the Parent financial statements for external purposes in accordance with GAAP. There is no significant deficiency or material weakness in the design or operation of internal controls of financial reporting (as defined in applicable U.S. Securities Laws) utilized by the Parent or its Subsidiaries, and, since January 1, 2024, there has not been, any illegal act or fraud, whether or not material, that involves management or other employees who have a significant role in the Parent’s internal controls. The principal executive officer and the principal financial officer of the Parent have made all certifications required by the Sarbanes-Oxley Act, the U.S. Exchange Act and any related rules and regulations promulgated by the U.S. SEC with respect to the Parent Public Documents, and the statements contained in such certifications were complete and correct in all material respects as of the dates they were made.

(iii)
Since January 1, 2024, neither the Parent nor any of its Subsidiaries nor, to the Parent’s knowledge, any Representative of the Parent or any of its Subsidiaries has received any complaint, allegation or claim, whether written or oral, alleging that the accounting or auditing practices or internal auditing controls of the Parent or any of its Subsidiaries are not compliant with applicable Laws or GAAP, which has not been resolved to the satisfaction of the audit committee of the Parent Board.

(m)
No Undisclosed Liabilities. The Parent and its Subsidiaries, on a consolidated basis, have no material outstanding liabilities or obligations of any nature, whether or not accrued, contingent, unasserted or absolute, except for: (A) liabilities and obligations that are specifically presented on the audited balance sheet of the Parent as of December 31, 2024 or disclosed in the notes thereto; (B) liabilities and obligations incurred in the ordinary course; or (C) liabilities and obligations incurred in connection with the Arrangement and this Agreement (including transaction related expenses).

(n)	Interest in Properties and Mineral Rights.

(i)
Schedule 4.1(n) of the Parent Disclosure Letter discloses, as of the date of this Agreement: (A) all material real property owned by the Parent and its Subsidiaries (“Parent Owned Real Property”); (B) all material real property leased, subleased, licensed and/or otherwise used or occupied (whether as tenant, subtenant, licensee or pursuant to any other occupancy arrangement) by the Parent or its Subsidiaries, in each case, in connection with the operation of the business of the Parent and its Subsidiaries as it is now being conducted (“Parent Leased Real Property” and together with the Parent Owned Real Property, the “Parent Property”); and (C) all Mineral Rights, concessions, leases, option agreements, exploration agreements, and mining claims and millsites of the Parent and its Subsidiaries that are material to the operation of their business as currently conducted (collectively, with the Parent Property, the “Parent Mineral Interests”).

(ii)
The Parent or one of its Subsidiaries is the sole legal holder of record of, and is the sole legal registered and beneficial owner of, and has good and valid title to, or a valid leasehold or other contractual interest in, the Parent Mineral Interests, and owns good and marketable title to all fee surface and minerals, patented mining claims and government lots comprising portions of the Parent Owned Real Property, free and clear of all Liens (except the Parent Permitted Liens) and claims. All leasehold contracts of the Parent and its Subsidiaries are in good standing and are valid, binding and enforceable in accordance with their respective terms and there does not exist under any such lease any material default or any event which (with or without due notice or lapse of time or both) would constitute a material default, and the Parent and its Subsidiaries are in compliance with any material condition or restriction under any leasehold contracts.

(iii)
All of the mineral claims held by the Parent and its Subsidiaries in the Mineral Titles Online Registry maintained by the Province of British Columbia, the unpatented lode mining claims and mineral concessions comprising Parent Mineral Interests, in each case, have been properly located and are recorded or in the process of being recorded in compliance with applicable Law in all material respects and are comprised of valid and subsisting mineral claims.

(iv)
The Parent Mineral Interests are in good standing under applicable Law and, to the knowledge of the Parent, all work required to be performed and filed in respect thereof has been performed and filed in all material respects, all Taxes, rentals, fees, expenditures and other payments in respect thereof have been paid or incurred in all material respects, and all material filings in respect thereof, including applications for renewals or extensions of the Mineral Rights comprising the Parent Mineral Interests, have been made. To the knowledge of the Parent, the Parent or a Subsidiary of the Parent has a public or private right of access to all the Parent Mineral Interests. Without limiting the foregoing:

(A)
with respect to any unpatented mining claims and millsites comprising portions of the Parent Mineral Interests (collectively, the “Parent Unpatented Claims”), (1) all such Parent Unpatented Claims were properly located by qualified locators on federal public domain land open to appropriation by mineral location, (2) location certificates prepared in compliance with applicable Law for all such Parent Unpatented Claims were timely and properly recorded and filed with the appropriate Governmental Entities, (3) when required with respect to any such Parent Unpatented Claims, a sufficient amount of annual assessment work was timely and properly performed with respect to each of those Parent Unpatented Claims, and annual affidavits evidencing the performance of such work were timely and properly filed and recorded with the appropriate Governmental Entities, (4) when required with respect to any such Parent Unpatented Claims, annual claim maintenance fees (including the claim maintenance fees required to maintain the Parent Unpatented Claims through the assessment year ending on September 1, 2026), have been paid, and annual affidavits evidencing the payment of such fees have been timely and properly filed and recorded with the appropriate Governmental Entities, and (E) there are no unpatented mining claims or millsites owned by third parties which conflict with any of the Parent Unpatented Claims in a manner that would materially adversely affect the conduct of the business of the Parent or any Subsidiary as currently conducted; and

(B)
with respect to any mineral claims held by the Parent and its Subsidiaries in the Mineral Titles Online Registry maintained by the Province of British Columbia comprising portions of the Parent Mineral Interests (collectively, the “Parent Mineral Claims”), (1) all such Parent Mineral Claims are recorded in accordance with the requirements of the Mineral Tenure Act (British Columbia), (2) with regard to all Parent Mineral Claims, the Parent has filed all required reports of exploration and development work (or has made payment in lieu of conducting required exploration and development work) or filings in a timely manner and they were properly filed and recorded with the Province of British Columbia and all Parent Mineral Claims are in good standing as of the date hereof, (3) any required fees regarding the Parent Mineral Claims have been paid to date, and (4) the Parent Mineral Claims are not subject to any competing claims that would materially adversely affect the conduct of the business of the Parent or its Subsidiaries as currently conducted, subject to any statutory or Crown reservations for such Parent Mineral Claims.

(v)
Except as set out in the Parent Public Documents and as set out in Schedule 4.1(n) of the Parent Disclosure Letter, no Person other than the Parent and its Subsidiaries has any material interest in the Parent Mineral Interests or the production or profits therefrom or any royalty or streaming or similar interest in respect thereof or any right to acquire any such interest from the Parent or any of its Subsidiaries.

(vi)
Except as set out in Schedule 4.1(n) of the Parent Disclosure Letter, there are no back-in rights, earn-in rights, rights of first refusal or similar provisions or rights which would materially affect the Parent’s or a Subsidiary’s interest in the Parent Mineral Interests.

(vii)
There are no material restrictions on the ability of the Parent and its Subsidiaries to (A) use or exploit the Parent Mineral Interests in the manner currently used or exploited, or (B) transfer the Parent Mineral Interests, except, in each case, any restrictions imposed by Law or the terms of the Parent Mineral Interests.

(viii)
Except as disclosed in Schedule 4.1(n) of the Parent Disclosure Letter, neither the Parent nor any of its Subsidiaries has received any notice, whether written or oral, from any Governmental Entity or any Person of any revocation, annulment, suspension, expropriation, or challenge to ownership, adverse claim or intention to revoke, expropriate or challenge the interest of the Parent or its Subsidiaries in any of the Parent Mineral Interests and, to the knowledge of the Parent, there is no intention or proposal to give such notice. There are no material disputes regarding boundaries, easements, rights of way, covenants or other matters relating to any of the Parent Mineral Interests.

(ix)
Except as disclosed in the Parent Public Documents, the Parent and its Subsidiaries have all surface rights, including fee simple estates, leases, easements, rights of way and permits or licences from landowners or Governmental Entities permitting the use of land by the Parent and its Subsidiaries, and Parent Mineral Rights that are required as at the date of this Agreement to conduct its current operations.

(x)
Except as disclosed in Schedule 4.1(n) of the Parent Disclosure Letter, all mines and mineral properties formerly owned by the Parent or any of its Subsidiaries which were abandoned by the Parent or any of its Subsidiaries were abandoned in all material respects in accordance with customary mining industry practice and standards and applicable Laws. The Parent Public Documents accurately disclose, in all material respects, all material remediation and reclamation obligations known to the Parent as of the applicable dates set forth in such Parent Public Documents.

(xi)
With respect to the Parent Mineral Interests, true and correct copies of all material title documents and any amendments thereto in the possession or control of the Parent or its Subsidiaries have been made available to the Company as of the date of this Agreement.

(xii)
The Parent has provided the Company with access to full and complete copies of all material exploration information and data within its possession or control including all material geological, geophysical and geochemical information and data (including all drill, sample and assay results and all maps) and all of its technical reports, feasibility studies and other similar reports and studies concerning the Parent Mineral Interests and the Parent or one of its Subsidiaries has the sole right, title and ownership of all such information, data, reports and studies.

(xiii)
The execution, delivery and performance of this Agreement by the Parent will not violate, conflict with or result in a violation or breach of any provision of, or require a consent, approval or notice under or constitute a default under or result in a right of termination under or with respect to any of the Parent Mineral Interests.

(xiv)
All activities conducted on the Parent Property by the Parent or its Subsidiaries or, to the knowledge of the Parent, by any other Person appointed by the Parent, have been carried out in all material respects in accordance with customary mining industry practice and standards and applicable Laws, and neither the Parent nor any of its Subsidiaries, nor, to the knowledge of the Parent, any other Person, has received any notice of any material breach of any such applicable Laws.

(xv)
There have been no incidents of material non-compliance with safety legislation in connection with operations or activities at the Parent’s or any of its Subsidiaries’ mine sites in the 18 months preceding the date of this Agreement.

(xvi)
Neither the Parent, nor any of its Subsidiaries, nor to the knowledge of the Parent, any Person which owns or controls the Parent or any of its Subsidiaries, has been notified by any Governmental Entity, that the Parent or any of its Subsidiaries is: (A) ineligible to receive any mining permit (including any surface mining permit); or (B) under investigation to determine whether their eligibility to receive such permits should be revoked.

(o)
Mineral Reserves and Resources. The estimates of mineral resources and mineral reserves for mineral properties for the Parent or its Subsidiaries, as set forth in the Parent Public Documents, were prepared, in all material respects, in accordance with customary mining, engineering, geoscience and other applicable industry standards and practices and disclosed, in all material respects, in accordance with applicable Laws, including the requirements of Regulation S-K 1300. There has been no material reduction in the aggregate amount of estimated mineral reserves, estimated mineral resources or mineralized material with respect to such properties, from the amounts most recently set forth in the Parent Public Documents, with the exception of depletion in the ordinary course. The information provided by the Parent and its Subsidiaries to the “qualified persons” (as defined in Regulation S-K 1300) in connection with the preparation of such estimates was accurate and complete in all material respects at the time such information was provided.

(p)
Scientific and Technical Information. The Palmarejo, Rochester, Kensington, Las Chispas and Wharf properties are the only properties material to the Parent for the purpose of Regulation S-K 1300. The technical reports prepared for the Parent in respect of the Palmarejo, Rochester, Kensington, Las Chispas and Wharf properties (the “Parent Technical Reports”) complied in all material respects with the requirements of Regulation S-K 1300 at the time of filing thereof. The Parent made available to the authors of the Parent Technical Reports, prior to issuance thereof, for the purpose of preparing such reports, all information requested by them and none of such information contained any Misrepresentation as of the time such information was provided. The Company is in compliance in all material respects with the provisions of Regulation S-K 1300, has filed all technical reports required thereby, and there has been no material change of which the Parent is aware that would materially disaffirm or materially change any aspect of the Parent Technical Reports or that would require the filing of new technical reports under Regulation S-K 1300.

(q)
Personal Property. The Parent and its Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, all personal property that is, individually or in the aggregate, material to the operation of the business of the Parent and its Subsidiaries as currently conducted, free and clear of any Liens (other than Parent Permitted Liens).

(r)	Employment Matters.

(i)
Other than as provided for or permitted by this Agreement or the Plan of Arrangement, neither the Parent nor its Subsidiaries has entered into any written or oral agreement or understanding providing for employment, severance, retention, bonus, golden parachute, change of control, or termination payments or entitlements to any current or former Parent Employee in connection with the termination of their position or their employment with the Parent or its Subsidiaries or in connection with the consummation of the Arrangement.

(ii)
As at the date hereof, neither the Parent nor any of its Subsidiaries (A) is a party to any collective bargaining agreement, or (B) is subject to any union certification or application for certification or, to the knowledge of the Company, threatened or apparent union-organizing campaigns for employees not covered under a collective bargaining agreement. To the knowledge of the Parent, no labour strike, lock-out, slowdown or work stoppage is pending or threatened against or directly affecting the Parent or any of its Subsidiaries. As at the date hereof, there are no employee associations, voluntary recognized or certified unions authorized to represent any of the employees of the Company or any of its Subsidiaries.

(iii)
Except as set out in Schedule 4.1(r)(iii) of the Parent Disclosure Letter, all amounts due or accrued for all salary, wages, bonuses, commissions, vacation pay, sick days and benefits under the Parent Benefit Plans have either been paid or are accurately reflected in the books and records of the Parent and its Subsidiaries in all material respects in accordance with GAAP or, in the case of bonuses or other incentive payments not yet determined, the Parent has made reasonable accruals or estimates therefor in the books and records of the Parent. All liabilities in respect of the Parent Employees have or shall have been paid or accrued to the Effective Date, including premium contributions, remittances and assessments for employment insurance, employer health tax, Canada Pension Plan, income tax, workers’ compensation and any other employment-related legislation.

(iv)
The Parent and its Subsidiaries are in material compliance with all material terms and conditions of employment (including the terms of any applicable collective bargaining agreement) and applicable Laws relating to employment or termination of employment, including pay equity, employees’ profit sharing (participación de los trabajadores en las utilidades de las empresas) obligations, subcontracting regime (régimen de subcontratación) in terms of the Mexican Federal Labor Law (Ley Federal del Trabajo), assignment of employees and personnel provision services, wages, hours of work, overtime, vacation, human rights, employer health tax and social security contributions payment, workers’ compensation and occupational health and safety.

(v)
There are no material employment-related claims, complaints, investigations or orders under applicable Laws respecting employment now pending or, to the knowledge of the Parent, threatened against the Parent or any of its Subsidiaries by or before any Governmental Entity as of the date of this Agreement.

(vi)
To the knowledge of the Parent, each of the Parent and its Subsidiaries has properly characterized retained individuals as either employees or independent contractors for the purposes of Taxes and other applicable Laws, and none of them has received any notice from any Governmental Entity disputing such classification.

(vii)
Each and every Parent Employee has all the necessary permits under applicable Laws to lawfully work in the country of their employment, including without limitation any working visa that may be required. Each of the Parent and its Subsidiaries has the necessary permits to employ each and every Parent Employee in terms of applicable Laws, including without limitation any migratory permit to hire foreign employees, as applicable.

(viii)
Other than in the ordinary course (including annual cost-of-living salary increases or statutory collective bargaining agreements annual reviews), since December 31, 2024, the Parent and its Subsidiaries have not granted or promised any Parent Employee any extraordinary or special increases in compensation or benefits, or any payment of any bonus, or deferred compensation or similar arrangement.

(ix)
As of the date hereof, no Parent Employee who is at the director level and above for the corporate office of the Parent, or who is at the general manager level and above at the site level of the Parent, has given written notice to the Parent and/or its Subsidiaries of an intention to terminate employment and, to the knowledge of the Parent, no such Parent Employee intends to terminate employment.

(x)	To the knowledge of the Parent, no Parent Employee has been terminated for cause as provided by the Federal Labor Law (Ley Federal del Trabajo).

(s)	Absence of Certain Changes or Events. Except as disclosed in the Parent Public Documents, since December 31, 2024:

(i)
the Parent and its Subsidiaries have conducted their respective businesses in the ordinary course in all material respects and have not taken any steps to take any actions which, if taken after the date hereof, would require the Company’s consent pursuant to Section 5.4 of this Agreement;

(ii)
there has not been any damage, destruction or other casualty loss with respect to any asset owned, leased or otherwise used by the Parent or any of its Subsidiaries that is material to the Parent and its Subsidiaries, taken as a whole, whether or not covered by insurance (other than in the ordinary course or regular wear and tear);

(iii)
other than as expressly permitted by this Agreement, there has not been any acquisition or disposition (including any reconveyance) by the Parent or any of its Subsidiaries of any property or asset that would be material to the Parent and its Subsidiaries, taken as a whole;

(iv)	there has not been any write down by the Parent of the value of any of the material assets of the Parent and its Subsidiaries, taken as a whole; and

(v)
through to the date of this Agreement, there has not been any change, effect, event, occurrence, state of facts or circumstance that has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(t)
Litigation. Except as disclosed in Schedule 4.1(t) of the Parent Disclosure Letter, there are no claims, actions, suits, demands, arbitrations, charges, indictments, orders, hearings or other civil, criminal, administrative or investigative proceedings, or other investigations or examinations pending or, to the knowledge of the Parent, threatened against the Parent or any of its Subsidiaries, the business of the Parent or any of its Subsidiaries, or affecting any of their properties or assets, before or by any Governmental Entity which, if commenced and adversely determined, would have, or would reasonably be expected to have, a Parent Material Adverse Effect or would significantly impede the ability of the Parent to consummate the Arrangement. Except as disclosed in Schedule 4.1(t) of the Parent Disclosure Letter and to the knowledge of the Parent, there are no events or circumstances which would reasonably be expected to give rise to or serve as a basis for the commencement of any such claim, action, suit, demand, arbitration, charge, indictment, order, hearing or other civil, criminal, administrative or investigative proceeding, or other investigation or examination. There are no outstanding orders, judgments, injunctions, or decrees against the Parent or its Subsidiaries that materially and adversely impact the business, property or assets of the Parent and its Subsidiaries. At the date hereof, neither the Parent nor any of its Subsidiaries currently intends to initiate any suit, action, claim or arbitration that would be material to the Parent and its Subsidiaries, taken as a whole.

(u)
Indigenous Claims. There are no material claims or actions with respect to Indigenous rights currently outstanding or, to the knowledge of the Parent, threatened or pending, with respect to the Parent Property. There are no material land entitlement claims having been asserted or any legal actions relating to Indigenous rights having been instituted with respect to the Parent Property, and no dispute in respect of the Parent Property with any Indigenous group exists or, to the knowledge of the Parent, is threatened or imminent which, if adversely determined, would have, or would reasonably be expected to have, a Parent Material Adverse Effect. The Parent Properties that were ejidos or communal property, as applicable, were disincorporated from the ejido regime and passed to the private property regime through the Acts of Adoption of Full Ownership. The relevant Acts of Adoption of Full Ownership including the notices and formalities related to the right of first refusal and preference and were duly notarized before a notary public and registered before the National Agrarian Registry (Registro Agrario Nacional) and the corresponding Public Registry of Property (Registro Público de Propiedad). No Parent Property is a national, ejidal or communal land and adjoins ejidal or communal land and no Parent Property is encroaching on any private, ejidal or communal property in respect of which any third party, ejido or community may be the owner under any title of ownership or resolution of endowment and/or restitution of land whatsoever. The Parent has made available copies of all material agreements with Indigenous groups.

(v)
Community Relations. To the knowledge of the Parent, no authorized representative of any community in the vicinity (including any ejido) of any of the Parent Properties has communicated in writing to the Parent or any of its Subsidiaries: (A) a requirement that the consent of such community be obtained as a condition to continued operation of any such Parent Property, (B) any violation related to agrarian, ejido or communal restrictions, including proceedings related to ejido donations or endowments or extensions or requests for ejido or agrarian appropriations or pre-emptive rights or similar rights in agrarian matters on any of the Parent Properties, or (C) a material increase in the compensation payments payable by the Parent or any of its Subsidiaries under any community development or social framework or similar agreements as a condition to the continued operation of such Parent Properties, other than such communications in the ordinary course.

(w)
No Expropriation. No property or asset of the Parent or its Subsidiaries (including any Parent Mineral Interests) has been taken or expropriated or suffered a similar proceeding by any Governmental Entity nor has any notice or proceeding in respect thereof been given or commenced nor, to the knowledge of the Parent, is there any threat, intent or proposal to give any such notice or to commence any such proceeding.

(x)	Taxes.

(i)
Each of the Parent and its Subsidiaries has duly and timely filed all material Tax Returns required to be filed by it (taking into account any applicable extensions) prior to the date hereof and all such Tax Returns are true, complete and correct in all material respects.

(ii)
Except as disclosed in Schedule 4.1(x) of the Parent Disclosure Letter, no Tax Return of the Parent or any of its Subsidiaries is under audit by any Governmental Entity, and no written or oral notice of such an audit has been received by the Parent. The Parent is not a party to, or otherwise subject to, a proceeding in which Taxes are being contested.

(iii)
Each of the Parent and its Subsidiaries has paid on a timely basis all material Taxes which are due and payable by it on or before the date hereof (including installments) and has provided accruals in accordance with GAAP in the most recently published consolidated financial statements of the Parent for any Taxes of the Parent and its Subsidiaries for the period covered by such financial statements that have not been paid whether or not shown as being due on any Tax Returns. Since such publication date, no material liability in respect of Taxes not reflected in such statements or otherwise provided for has been assessed, proposed to be assessed, incurred or accrued, other than in the ordinary course.

(iv)
Except as disclosed in Schedule 4.1(x) of the Parent Disclosure Letter, no material deficiencies, litigation, audits, claims, proposed adjustments or matters in controversy exist or have been asserted with respect to Taxes of the Parent or any of its Subsidiaries, and neither the Parent, nor any of its Subsidiaries, is a party to any action or proceeding for assessment or collection of Taxes and no such event has been asserted or, to the knowledge of the Parent, threatened against the Parent or any of its Subsidiaries or any of their respective assets.

(v)
No claim has been made by any Governmental Entity in a jurisdiction where the Parent or any of its Subsidiaries does not file Tax Returns that the Parent, or any of its Subsidiaries, is or may be subject to Tax by that jurisdiction or is or may be required to file a tax return in that jurisdiction.

(vi)	There are no Liens with respect to Taxes upon any of the assets of the Parent or any of its Subsidiaries (other than Parent Permitted Liens).

(vii)
Each of the Parent and its Subsidiaries has withheld, deducted or collected all material amounts required to be withheld, deducted or collected by it on account of Taxes and has remitted all such amounts to the appropriate Governmental Entity as required by Law. Each of the Parent and its Subsidiaries has complied in all material respects with all related information reporting, withholding and record retention requirements.

(viii)
Neither the Parent, each of its Subsidiaries or any third party provider who has issued CFDIs in favor of the Parent or any of its Subsidiaries are mentioned in the list provided under Article 69 B of the Código Fiscal de la Federación.

(ix)	Neither the Parent nor any of its Subsidiaries has entered into, or participated in, any “listed transaction” within the meaning of U.S. Treasury Regulations section 1.6011-4(b)(2).

(x)
Neither the Parent nor any of its Subsidiaries has been a “distributing” corporation or a “controlled corporation” (each within the meaning of section 355(a)(1)(A) of the U.S. Tax Code) in any distribution of stock during the two (2) year period ending on the date of this Agreement that was purported or intended to be governed by section 355 of the U.S. Tax Code (or so much of section 356 of the U.S. Tax Code as relates to section 355 of the U.S. Tax Code).

(xi)
(A) Neither the Parent nor its Subsidiaries has taken or agreed to take any action that would prevent the Arrangement from qualifying as a “reorganization” within the meaning of section 368(a) of the U.S. Tax Code and (B) the Parent is not aware of any agreement, plan or other circumstance that would prevent the Arrangement from qualifying as a “reorganization” within the meaning of section 368(a) of the U.S. Tax Code.

(xii)
The Parent and each of its Subsidiaries has made available to the Company true, correct and complete copies of all material Tax Returns, examination reports and statements of deficiencies for taxable periods, or transactions consummated, for which the applicable statutory periods of limitations have not expired.

(xiii)
The Parent and its Subsidiaries have complied in all material respects with the transfer pricing (including any contemporaneous documentation) provisions of each applicable Law, including for greater certainty, under section 247 of the Tax Act (and the corresponding provisions of any applicable provincial Law).

(xiv)
The Parent and each of its Subsidiaries retains all material tax, accounting and Corporate Records required by applicable Law to support any tax or accounting position, filing or claim made by them with respect to Taxes.

(y)
Insurance. All insurance maintained by the Parent or any of its Subsidiaries is in full force and effect and in good standing, and neither the Parent nor any of its Subsidiaries is in default, whether as to payment of premium or otherwise, and such insurance is reasonable and prudent in light of the size of the Parent and its Subsidiaries and the nature of its business and operations. The Parent and its Subsidiaries maintain the insurance policies required by applicable Laws and any Contract to which the Parent and its Subsidiaries are a party or by which they are otherwise bound, including all required insurance policies to operate in the ordinary course of business, as currently conducted.

(z)
Non-Arm’s Length Transactions. Other than (A) as disclosed in the Parent Public Documents and (B) employment or compensation agreements entered into in the ordinary course, there are no current contracts, commitments, agreements, arrangements or other transactions (including relating to indebtedness by or to the Parent or its Subsidiaries) between the Parent or its Subsidiaries, on the one hand, and any (i) officer or director of the Parent or any of its Subsidiaries, (ii) any holder of record or, to the knowledge of the Parent, beneficial owner of 10% or more of the voting securities of the Parent, or (iii) any affiliate or associate of any officer, director or beneficial owner, on the other hand.

(aa)	Parent Benefit Plans.

(i)
Schedule 4.1(aa)(i) of the Parent Disclosure Letter contains a true and complete list of all material Parent Benefit Plans. Current and complete copies of all the Parent Benefit Plans as amended as of the date hereof have been delivered or made available to the Company together with copies of all material documents relating to the Parent Benefit Plans.

(ii)	No Parent Benefit Plan:

(A)	is a “registered pension plan”, a “retirement compensation arrangement”, a “deferred profit sharing plan”, or a “salary deferral arrangement”, as each such term is defined in the Tax Act;

(B)	is a “multi-employer plan” as such term is defined in subsection 8500(i) of the Regulations of Tax Act or a Multiemployer Plan;

(C)
contains a “defined benefit provision” as defined in subsection 147.1(1) of the Tax Act, or is a “defined benefit plan” (as defined in Section 3(35) of ERISA) whether or not subject to ERISA, or any plan subject to Section 412 of the U.S. Tax Code or Section 302 of ERISA;

(D)	provides for health and welfare benefits which are not fully-insured;

(E)	provides for retiree or post-termination benefits to Parent Employees or former Parent Employees or beneficiaries or dependents thereof (other than as required by applicable Laws); or

(F)	provides benefits to independent contractors.

(iii)
Each Parent Benefit Plan is, and has been, established, registered (if required), amended, funded, operated, communicated, administered and invested in compliance with its terms and all Laws, except as would not reasonably be expected to result in material liability to the Parent and its Subsidiaries. All employer and employee payments, contributions and premiums required to be remitted, paid to or in respect of each Parent Benefit Plan, as of the date hereof, have been paid or remitted in all material respects in a timely fashion in accordance with its terms and all Laws; and all obligations in respect of each Parent Benefit Plan have been properly accrued and reflected in the Parent’s financial statements.

(iv)
To the knowledge of the Parent, there are no investigations by a Governmental Entity or material claims (other than routine claims for payment of benefits) pending involving any Parent Benefit Plan, and to the knowledge of the Parent and its Subsidiaries no event has occurred which would reasonably be expected to give rise to such investigations or material claims (other than routine claims for payment of benefits).

(v)
There has been no amendment to, or announcement by the Parent or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Parent Benefit Plan and no Parent Benefit Plan contains provisions permitting retroactive increase or payments on termination which, in each case, would materially increase the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year.

(vi)
Neither the execution of this Agreement by the Parent nor the consummation of the Arrangement pursuant to the Plan of Arrangement (whether alone or in conjunction with any subsequent events) would result in (A) any Parent Employees receiving termination or severance pay or any increase in termination or severance pay upon any termination of employment after the date hereof, or (B) acceleration of the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to any of the Parent Benefit Plans.

(vii)	There is no entity other than the Parent or its Subsidiaries participating in any Parent Benefit Plan.

(viii)
All data necessary to administer each Parent Benefit Plan is in the possession of the Parent or its Subsidiaries or its agents and is in a form which is sufficient for the proper administration of the Parent Benefit Plan in accordance with its terms and, to the knowledge of the Parent, such data is complete and correct in all material respects.

(bb)	Environmental. Except for any matters that, individually or in the aggregate, would not have or would not reasonably be expected to have a Parent Material Adverse Effect:

(i)	since January 1, 2022, all facilities and operations of the Parent and its Subsidiaries have been conducted, and are now, in compliance with all Environmental Laws;

(ii)
the Parent and its Subsidiaries are in possession of, and in compliance with, all Environmental Permits that are required to own, lease and operate the Parent Mineral Interests and to conduct their respective business as they are now being conducted which are legal, valid, binding and in full force and effect, all of which appear in the name of the Parent and/or its Subsidiaries;

(iii)
to the knowledge of the Parent, no Environmental Liabilities presently exist with respect to any portion of any currently or formerly owned, leased, used or otherwise controlled property, interests and rights or relating to the operations and business of the Parent and its Subsidiaries and, to the knowledge of the Parent, there is no basis for any such Environmental Liabilities to arise in the future as a result of the Parent’s activities in respect of such property, interests, rights, operations and business;

(iv)
except as disclosed in Schedule 4.1(bb)(iv) of the Parent Disclosure Letter, neither the Parent nor any of its Subsidiaries is subject to or has received notice of any proceeding, application, order or directive from any Governmental Entity which relates to environmental matters and which may require any material work, repairs, construction or expenditures, or create any additional Environmental Liabilities, and to the knowledge of the Parent, there are no pending environmental claims;

(v)
the Parent or its Subsidiaries have posted with the relevant regulatory authorities all financial assurance required to be posted pursuant to Environmental Laws or Environmental Permits, including any financial assurance required in connection with reclamation, remediation or closure plans for the Parent Mineral Interests;

(vi)
to the knowledge of the Parent, there are no changes in the status, terms or conditions of any Environmental Permits held by the Parent or any or its Subsidiaries or any renewal, modification, revocation, reassurance, alteration, transfer or amendment of any such Environmental Permits, or any review by, or approval of, any Governmental Entity of such Environmental Permits or in connection with the execution or delivery of this Agreement, the consummation of the transactions contemplated herein or the continuation of the business of the Parent or its Subsidiaries following the Effective Date; and

(vii)
the Parent and its Subsidiaries have made available to the Company true, correct and complete copies of all material audits, studies, plans, assessments, investigation reports (including Phase I and Phase II environmental site assessments) and regulatory correspondence with respect to environmental matters in their possession or control.

(cc)
Parent Material Contracts. Schedule 4.1(cc) of the Parent Disclosure Letter lists all of the Parent Material Contracts to which the Parent and its Subsidiaries are parties all of which are in full force and effect and are enforceable in accordance with their terms with respect to each of the Parent and its Subsidiaries. The Parent and each of its Subsidiaries has complied in all material respects with all the terms of all Parent Material Contracts. Neither the Parent nor any of its Subsidiaries is in breach of, or default under, any Parent Material Contract to which it is a party or bound, nor does the Parent have knowledge of any condition that with the passage of time or the giving of notice or both would result in such a breach or default, except in each case where any such breaches or defaults would not, individually or in the aggregate, reasonably be expected to be, or result in, a Parent Material Adverse Effect. As of the date hereof, neither the Parent nor any of its Subsidiaries knows of, or has received written notice of, any breach or default under (nor, to the knowledge of the Parent, does there exist any condition which with the passage of time or the giving of notice or both would result in such a breach or default under) any Parent Material Contract by any other party thereto except where any such violation or default would not, individually or in the aggregate, reasonably be expected to be, or result in, a Parent Material Adverse Effect. The Parent has made available to the Company true and complete copies of all of the Parent Material Contracts. All the Parent Material Contracts are legal, valid, binding and in full force and effect and are enforceable by the Parent (or a Subsidiary of the Parent, as the case may be) in accordance with their respective terms (subject to bankruptcy, insolvency and other applicable Laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may be granted only in the discretion of a court of competent jurisdiction). Neither the Parent nor any of its Subsidiaries has received notice that any party to a Parent Material Contract intends to cancel, terminate, materially modify or not renew such Parent Material Contract.

(dd)
No Impediment under Existing Indebtedness. There are no covenants or other terms (including approval, consent or other discretionary rights of any lender or noteholder) under any of the Parent’s or any of its Subsidiaries’ credit agreements (including the Parent Credit Agreement), indentures or other documents governing or relating to the indebtedness of the Parent and its Subsidiaries which would reasonably be expected to prevent, materially delay or otherwise materially impede the consummation of the Arrangement or the transactions contemplated by this Agreement. Provided that the Company Credit Agreement is terminated in connection with the consummation of the Arrangement, the consummation of the Arrangement and the completion of any aspect of the transactions contemplated by this Agreement will not result or give rise to a default or event of default under the Parent Credit Agreement, indentures or other documents governing or relating to the indebtedness of the Parent and its Subsidiaries.

(ee)
Standstill Agreements. Neither the Parent nor any of its Subsidiaries has waived any Parent Standstill Agreement to which the Parent or any of its Subsidiaries is a Party, except to permit submissions of expressions of interest prior to the date of this Agreement.

(ff)
Whistleblower Reporting. No employee of the Parent or any of its Subsidiaries, nor any legal counsel representing the Parent or any of its Subsidiaries, has reported evidence of a material violation of any Securities Laws, breach of fiduciary duty or similar material violation by the Parent or any of its Subsidiaries or their respective officers, directors, employees, agents or independent contractors to the Parent’s management, or audit committee (or other committee designated for such purpose) of the Parent Board.

(gg)
Restrictions on Business Activities. There is no agreement, judgement, injunction, order or decree binding upon the Parent or any of its Subsidiaries that has or would reasonably be expected to have the effect of prohibiting or restricting any acquisition of property by the Parent or any such Subsidiary or the conduct of business by the Parent or any such Subsidiary as currently conducted (including following the transaction contemplated by this Agreement) other than such agreements, judgements, injunctions, orders or decrees which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(hh)
Brokers. Except for the fees to be paid to BMO Nesbitt Burns Inc. and RBC Capital Markets, LLC pursuant to engagement letters with the Parent, none of the Parent, any of its Subsidiaries, or any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees on behalf of the Parent or any of its Subsidiaries in connection with the transactions contemplated by this Agreement.

(ii)	Corrupt Practices Legislation.

(i)
None of the Parent, its Subsidiaries and affiliates, nor, to the Parent’s knowledge, any of their Representatives or other Persons acting on behalf of the Parent or any of its Subsidiaries or affiliates has directly or indirectly, offered, promised, agreed, paid, authorized, given or taken any act in furtherance of any such offer, promise, agreement, payment or authorization on behalf of the Parent or its Subsidiaries, anything of value, directly or indirectly, to any official of a Governmental Entity, any political party or official thereof or any candidate for political office, for the purpose of any of the following:

(A)
influencing any action or decision of such person in such person’s official capacity, including a decision to fail to perform such person’s official function in order to obtain or retain an advantage in the course of business;

(B)
inducing such person to use such person’s influence with any Governmental Entity to affect or influence any act or decision of such Governmental Entity to assist the Parent or one of its Subsidiaries in obtaining or retaining business for, with, or directing business to, any Person or otherwise to obtain or retain an advantage in the course of business; or

(C)	to assist the Parent or one of its Subsidiaries in obtaining or retaining business for, with, or directing business to, any Person.

(ii)
None of the Parent and its Subsidiaries, nor, to the knowledge of the Parent, any of their respective Representatives has, directly or indirectly, taken any action that is prohibited by or would cause the Parent or one of its Subsidiaries to be in violation of the requirements of the Corruption of Foreign Public Officials Act (Canada), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the Foreign Corrupt Practices Act of 1977 (United States), the Mexican Anticorruption System Law (Ley General del Sistema Nacional Anticorrupción), the Mexican General Administrative Liabilities Law (Ley General de Responsabilidades Administrativas), the Federal Law for the Prevention and Identification of Operations with Resources of Illicit Origin (Ley Federal para la Prevención e Identificación de Operaciones con Recursos de Procedencia Ilícita), and the Federal Penal Code (Código Penal Federal) as amended or any law of similar effect prohibiting corruption, bribery and money laundering in any jurisdiction in which it conducts its business and to which it is subject (collectively, the “Parent Applicable Anti-Corruption Law”). Neither the Parent, nor its Subsidiaries, nor, to the knowledge of the Parent, their respective Representatives, has violated any Parent Applicable Anti-Corruption Law and, to the knowledge of the Parent, no condition or circumstances exist that would form the basis of any such allegations.

(iii)
All contracts and arrangements between the Parent or one of its Subsidiaries and any other Person are in compliance with Parent Applicable Anti-Corruption Law. Since January 1, 2023, the Parent and its Subsidiaries have maintained policies and procedures applicable to it and their respective directors, officers, employees, agents and representatives in place in respect thereof as are appropriate to prevent and detect violations of Parent Applicable Anti-Corruption Laws.

(iv)
None of the Parent or its Subsidiaries nor any of its directors, officers, employees, agents or representatives has (A) conducted or initiated any review, audit or internal investigation that concluded that the Parent or one of its Subsidiaries or any of their respective directors, officers, employees, agents or representatives has materially violated any Parent Applicable Anti-Corruption Law, or (B) made a voluntary, directed or involuntary disclosure to any Governmental Entity responsible for enforcing Parent Applicable Anti-Corruption Law, in each case with respect to any alleged act or omission arising under or relating to material non-compliance with any such Laws, or received any notice, request or citation from any person alleging material non-compliance with any such Laws.

(v)
The Parent and its Subsidiaries have maintained systems of internal controls intended to ensure compliance by the Parent, its Subsidiaries and their respective Representatives with Parent Applicable Anti-Corruption Law.

(jj)	Sanctions.

(i)
Neither the Parent, nor any of its Subsidiaries, nor any of their respective directors, officers or employees nor, to the knowledge of the Parent, any agents or persons acting on any of their behalf: (A) is a Restricted Party; or (B) has received written notice of or is aware of any claim, action, suit, proceeding or investigation against it with respect to Sanctions by any Sanctions Authority.

(ii)
None of the Parent, any of its Subsidiaries or any director, officer, employee or to the knowledge of the Parent, agent of the Parent or any of its Subsidiaries is a Person that is, or is owned or controlled by Persons that are: (A) the subject/target of any Sanctions, or (B) located, organized or resident in a country or territory that is the subject of Sanctions, including Russia, Crimea, Donetsk People’s Republic and the Luhansk People’s Republic of Ukraine, the Kherson and the Zaporizhzhia oblasts of Ukraine, Cuba, Iran, North Korea, and Syria.

(iii)
The Parent, its Subsidiaries and their respective directors, officers and employees and, to the knowledge of the Parent, the agents of the Parent and its Subsidiaries are in compliance with all applicable Sanctions. The Parent and its Subsidiaries have instituted and maintain policies and procedures reasonably designed to ensure compliance with applicable Sanctions.

(iv)
Neither the Parent nor any of its Subsidiaries has knowingly engaged in, or is now knowingly engaged in, any dealings or transactions with any Person, or in property that is owned, held or controlled by or on behalf of any Person or in any country or territory in violation of Sanctions.

(kk)	Modern Slavery.

(i)
The Parent and its Subsidiaries have acted in compliance with the fundamental principles defined and protected by the Universal Declaration of Human Rights, the fundamental principles of the International Labor Organization and rules relating to the prohibition of forced labour, child labour and human trafficking in their operations and supply chains.

(ii)	The Parent and its Subsidiaries are in compliance with the requirements of applicable Modern Slavery Laws.

(iii)	The Parent and its Subsidiaries have customary policies and procedures in place reasonably designed to ensure compliance with applicable Modern Slavery Laws.

(ll)	Investment Canada Act. The Parent and the Purchaser are trade agreement investors and are not state-owned enterprises, in each case within the meaning of the ICA.

(mm)
Antitakeover Statutes. The Parent Board has taken all actions necessary to reasonably ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are not, and will not be, applicable to the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, including the Arrangement. Except for Section 203 of the DGCL, no “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statutes or regulations enacted under the DGCL or other Law applies or purports to apply to this Agreement or any of the transactions contemplated by this Agreement.

(nn)
Bankruptcy. Neither the Parent nor any of its Subsidiaries has commenced or contemplated any proceeding, or filed or contemplated the filing of any petition, in any court relating to the bankruptcy, concurso mercantil, reorganization, insolvency, dissolution, liquidation or relief from debtors of the Parent or any of its Subsidiaries. There is no legal basis for the bankruptcy, insolvency, dissolution or liquidation of the Parent or any of its Subsidiaries.

(oo)	Privacy and Security.

(i)
The Parent and its Subsidiaries (A) are in material compliance with applicable Privacy Laws, and (B) have implemented and maintained measures designed to provide reasonable assurance that each of the Parent and its Subsidiaries: (i) comply with applicable Privacy Laws; and (ii) will not collect, acquire, fail to secure, share, disclose, use or otherwise process Personal Information in a manner inconsistent with applicable Privacy Laws, any notice to or consent from the provider of Personal Information, any Contract to which each of the Parent and its Subsidiaries is a party that is applicable to such Personal Information, or any privacy policy or privacy statement from time to time published or otherwise made available by the Parent and its Subsidiaries to the Persons to whom the Personal Information relates.

(ii)
With respect to all Personal Information collected by the Parent and its Subsidiaries, each of the Parent and its Subsidiaries has taken steps required and reasonably necessary to protect such Personal Information against loss and against unauthorized access, use, modification, disclosure or other misuse, including implementing and monitoring compliance with reasonable measures with respect to technological, organizational and physical security of such Personal Information. Each of the Parent and its Subsidiaries has commercially reasonable safeguards in place designed to protect Personal Information in its possession or control from loss, unauthorized access, use or disclosure, including by its officers, employees, independent contractors and consultants. To the knowledge of the Parent, there has been no unauthorized access to, disclosure of, or other misuse of any Personal Information in the custody or control of the Parent or its Subsidiaries.

(iii)
Neither the Parent nor its Subsidiaries have received any notice of any claims, investigations or alleged violations of applicable Privacy Laws including with respect to Personal Information collected or possessed by or otherwise subject to the control of the Parent and its Subsidiaries.

4.2	Survival of Representations and Warranties

The representations and warranties of the Parent and the Purchaser contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

ARTICLE 5
COVENANTS

5.1	Covenants of the Company Regarding the Conduct of Business

The Company covenants and agrees that, during the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, except (i) as required by Law or any Governmental Entity; (ii) with the prior written consent of the Parent (not to be unreasonably withheld, conditioned or delayed); (iii) as set out in the Company Disclosure Letter; or (iv) as otherwise expressly contemplated or permitted by this Agreement or the Plan of Arrangement:

(a)
the Company shall, and shall cause each of its Subsidiaries to, conduct its and their respective businesses in, not take any action except in, and maintain their respective facilities in, the ordinary course and to use commercially reasonable efforts to maintain and preserve in all material respects its and their present business organization, operations, assets, properties (including the Company Mineral Interests) and goodwill, to keep available the services of its officers and employees as a group and to maintain satisfactory relationships consistent with past practice with joint venture partners, suppliers, distributors, employees and Governmental Entities having business relationships with them;

(b)	without limiting the generality of Section 5.1(a), the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

(i)
other than as disclosed in Schedule 5.1(b) of the Company Disclosure Letter or as required by the terms of any Company Equity Incentive Plan, issue, sell, grant, award, pledge, hypothecate, dispose of, or permit a Lien (other than a Company Permitted Lien) to be created, or agree to issue, sell, grant, award, pledge, hypothecate, dispose of, or permit a Lien (other than a Company Permitted Lien) to be created on, any Company Shares, or other equity or voting interests or any options, stock appreciation rights, warrants, calls, conversion or exchange privileges or rights of any kind to acquire (whether on exchange, exercise, conversion or otherwise) any Company Shares or other equity or voting interests or other securities or any shares of its Subsidiaries (including, for greater certainty, Company Incentive Awards), other than pursuant to the exercise or settlement of any Company Incentive Awards that are outstanding as of the date hereof in accordance with their terms;

(ii)	amend or propose to amend the articles, by-laws or other constating documents of the Company and its Subsidiaries or the terms of any securities of the Company or any of its Subsidiaries;

(iii)
prior to the Effective Time, declare, accrue, set aside or pay any dividend or make any other distribution to Company Shareholders (whether in cash, securities or property or any combination thereof) in respect of any Company Shares or the securities of any of its Subsidiaries, other than for certainty, the payment of any interest pursuant to the Company Credit Agreement and the Company Notes in accordance with their terms;

(iv)	split, combine or reclassify any outstanding Company Shares or the securities of any of its Subsidiaries;

(v)
redeem, purchase or offer to purchase any Company Shares or other securities of the Company or any shares or other securities of its Subsidiaries, other than pursuant to the settlement of any Company Incentive Awards in accordance with their terms and except in connection with a Pre-Acquisition Reorganization;

(vi)	except in connection with a Pre-Acquisition Reorganization, reorganize, amalgamate or merge the Company or any of its Subsidiaries with any other Person;

(vii)
except in connection with a Pre-Acquisition Reorganization, reduce the stated capital of the shares of the Company or of any of its Subsidiaries or otherwise change the capital structure of the Company and its Subsidiaries;

(viii)
other than as disclosed in Schedule 5.1(b) of the Company Disclosure Letter, sell, pledge, hypothecate, lease, dispose of, mortgage, licence, or permit a Lien (other than a Company Permitted Lien) to be created on or agree to sell, pledge, hypothecate, dispose of, mortgage, licence, or permit a Lien (other than a Company Permitted Lien) to be created on or otherwise transfer any assets of the Company or any of its Subsidiaries or any interest in any assets of the Company and its Subsidiaries having a value greater than $5 million in the aggregate, other than sales of inventory, equipment or obsolete assets in the ordinary course and Liens that are incurred in the ordinary course;

(ix)
acquire (by merger, consolidation, acquisition of stock or assets or otherwise) or agree to acquire, directly or indirectly, in one transaction or in a series of related transactions, any Person, or make any investment or agree to make any investment (by purchase of shares or securities, contributions of capital (other than to wholly-owned Subsidiaries), property transfer, purchase of any property or assets or otherwise), directly or indirectly, in one transaction or in a series of related transactions, in any Person, other than acquisitions of assets, equipment and supplies in the ordinary course that do not exceed 115% of the amounts budgeted for acquisitions in the Company Budget and, for certainty, excluding capital expenditures permitted by Section 5.1(b)(xxii);

(x)
incur, create, assume or otherwise become liable for any indebtedness for borrowed money or any other material liability or obligation or issue any debt securities, or guarantee or otherwise become responsible for, the obligations of any other Person or make any loans or advances to any Person that is not a Subsidiary of the Company, except (A) in connection with ordinary course working capital needs (including, without limitation, the indebtedness incurred or to be incurred under the Company Credit Agreement), or (B) letters of credit, reclamation bonds, financial assurances or other guarantees in respect of environmental or other obligations in the ordinary course;

(xi)	adopt a plan of liquidation or resolutions providing for the winding-up, liquidation or dissolution of the Company or any of its Subsidiaries;

(xii)
pay, discharge, settle, satisfy, compromise, waive, assign or release any material claims, liabilities or obligations prior to the same becoming due, other than (A) the payment, discharge or satisfaction of liabilities reflected or reserved against in the Company’s financial statements or incurred in the ordinary course, (B) for an aggregate amount of no greater than $5 million, or (C) payment of any fees related to the Arrangement;

(xiii)
waive, release, grant, transfer, exercise, modify or amend in any material respect, other than in the ordinary course, (A) any existing material contractual rights in respect of any Company Mineral Interests, or (B) any material Authorization, lease, concession, contract or other document;

(xiv)
take any action or fail to take any action which action or failure to act would result in the material loss, expiration or surrender of, or the loss of any material benefit under, or reasonably be expected to cause any Governmental Entities to institute proceedings for the suspension, revocation or limitation of rights under, any material Authorizations necessary to conduct its businesses as now conducted or planned to be conducted;

(xv)
other than as disclosed in Schedule 5.1(b) of the Company Disclosure Letter, in the ordinary course, in accordance with this Agreement or the Plan of Arrangement, or as is necessary to comply with applicable Laws or the current terms of any Contracts or Company Benefit Plans: (A) grant to any Company Employee an increase in compensation in any form, or grant any general salary increase (other than base salary increases for Company Employees in the ordinary course); (B) make any loan to any Company Employee (other than expense reimbursements in the ordinary course); (C) take any action with respect to the grant of any severance, retention, change of control or bonus to, or enter into any employment agreement, deferred compensation or other similar agreement (or amend any such existing agreement) with any Company Employee; (D) increase any benefits payable under any existing severance or termination pay policies or employment agreements, or adopt or materially amend or make any contribution to any Company Benefit Plan or other bonus, profit sharing, option, pension, retirement, deferred compensation, insurance, incentive compensation, compensation or other similar plan, agreement, trust, fund or arrangement for the benefit of directors or Company Employees or former directors or former Company Employees; (E) increase bonus levels or other benefits payable to any director or executive officer; (F) provide for accelerated vesting, removal of restrictions or an exercise of any stock-based or stock-related awards (including stock options), except, for greater certainty, where such accelerated vesting, removal of restrictions or exercise occur automatically pursuant to the terms of a Company Equity Incentive Plan without any further action by the Company; (G) establish, adopt or amend (except as required by applicable Law) any collective bargaining agreement or similar agreement; or (H) hire or engage, or amend the terms of employment or engagement of, any Company Employee or independent contractor with total annual compensation exceeding $250,000 (other than to replace any existing Company Employee or independent contractor performing a similar function on substantially similar annual salaries or to fill a position that is open as of the date of this Agreement on substantially similar compensation as was historically paid for that position by the Company or its Subsidiaries);

(xvi)
enter into or terminate any interest rate, currency, equity or commodity swaps, hedges, derivatives, forward sales contracts or other financial instruments or like transaction other than in the ordinary course or pursuant to the Company’s ordinary course cash management practices and hedging activities consistent with past practice;

(xvii)	materially change the business carried on by the Company and its Subsidiaries, as a whole;

(xviii)	amend its accounting policies or adopt new accounting policies, except as required by concurrent changes in IFRS;

(xix)
enter into any Contract or series of Contracts, other than in the ordinary course, resulting in a new Contract or series of related new Contracts having a term in excess of twelve (12) months and that would not be terminable by the Company or its Subsidiaries upon notice of ninety (90) days or less from the date of the relevant Contract, or that would impose financial obligations on the Company or any of its Subsidiaries in excess of $5 million in the aggregate over the term of the Contract;

(xx)
(A) except in the ordinary course, alter, amend, or otherwise modify or supplement, or waive any material provision or condition of, any Company Material Contract; (B) default under any material provision of any Company Material Contract; or (C) enter into any Contract that restricts the ability of the Company or any of its Subsidiaries to offer to purchase the assets or equity securities of another Person;

(xxi)
enter into or renew any agreement, contract, lease, licence or other binding obligation of the Company or its Subsidiaries (A) containing (1) any limitation or restriction on the ability of the Company or its Subsidiaries or, following completion of the transactions contemplated hereby, the ability of the Parent or its Subsidiaries, to engage in any type of activity or business in any material respect, (2) any limitation or restriction on the manner in which, or the localities in which, all or any portion of the business of the Company or its Subsidiaries or, following consummation of the transactions contemplated hereby, all or any portion of the business of the Parent or its Subsidiaries, is or would be conducted in any material respect, or (3) any limit or restriction on the ability of the Company or its Subsidiaries or, following completion of the transactions contemplated hereby, the ability of the Parent or its Subsidiaries, to solicit customers or employees in any material respect or (B) that would reasonably be expected to materially delay or prevent the consummation of the transactions contemplated by this Agreement;

(xxii)
incur any capital expenditures or enter into any agreement obligating the Company or its Subsidiaries to provide for future capital expenditures involving payments in excess of 115% of the amounts budgeted for capital expenditures in the Company Budget in the aggregate; or

(xxiii)	commence, as plaintiff, any legal proceedings against a Governmental Entity.

(c)
The Company shall not terminate, let lapse or amend or modify in any material respect any insurance policy maintained by the Company and its Subsidiaries; and except as contemplated by Section 5.16, the Company shall use its commercially reasonable efforts to cause its and its Subsidiaries’ current insurance (or re-insurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for commercially reasonable premiums are in full force and effect, provided that, subject to Section 5.16, neither the Company nor any of its Subsidiaries shall obtain or renew any insurance (or re-insurance) policy for a term exceeding 12 months;

(d)
the Company shall and shall cause each of its Subsidiaries to maintain and preserve all of its and its Subsidiaries rights under each of its Mineral Rights and Company Properties under each of its and its Subsidiaries’ Authorizations;

(e)	the Company and each of its Subsidiaries shall:

(i)
diligently pursue the finalization of the audited annual consolidated financial statements of the Company and its Subsidiaries for the year ended December 31, 2025 such that they can be filed on SEDAR+ in the ordinary course, and maintain all material books and records related thereto;

(ii)	consult with, and take under consideration advice from, the Parent in connection with any material ongoing legal proceedings to which the Company or its Subsidiaries are party;

(iii)
duly and timely file all Tax Returns required to be filed by it (taking into account any applicable extensions) on or after the date hereof and all such Tax Returns will be true, complete and correct in all respects;

(iv)	timely withhold, collect, remit and pay all Taxes which are required to be withheld, collected, remitted or paid by it to the extent due and payable;

(v)	not make, change or rescind any election, information, return or designation relating to Taxes;

(vi)
not make a request for a Tax ruling, voluntarily disclose any potential or actual Tax issue to any taxing authority, or enter into or amend any agreement with any taxing authorities, or consent to any extension or waiver of any limitation period with respect to Taxes;

(vii)
not settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes affecting the Company or any of its Subsidiaries (other than the payment, discharge or satisfaction of liabilities reflected in or reserved against in the interim consolidated financial statements of the Company for the three months ended September 30, 2025);

(viii)	not enter into any Tax Sharing Agreement;

(ix)	terminate all Tax Sharing Agreements without further liability to Parent, the Company, or its Subsidiaries following the Effective Time;

(x)
not amend any Tax Return or change any of its methods of reporting income, deductions or accounting for income Tax purposes from those employed in the preparation of its income Tax Return for the tax year ended December 31, 2024;

(xi)
keep the Parent reasonably informed of any material events, discussions or correspondence with any Governmental Entity or other related action with respect to any Tax audit, investigation or assessment; and

(f)	the Company shall not authorize, agree or otherwise commit to do any of the matters otherwise prohibited by this Section 5.1.

5.2	Covenants of the Company Relating to the Arrangement

The Company covenants and agrees that, during the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, it shall, and shall cause its Subsidiaries to perform all obligations required to be performed by the Company or any of its Subsidiaries under this Agreement, co-operate with the Parent in connection therewith, and do all such other acts and things as may be reasonably necessary or desirable in order to consummate and make effective the transactions contemplated in this Agreement and the Company shall, and shall cause its Subsidiaries to:

(a)
other than in respect of the Regulatory Approvals, which shall be governed by Section 5.10, use its commercially reasonable efforts to effect all necessary registrations, filings and submissions of information required by Governmental Entities from it or its Subsidiaries relating to the Arrangement;

(b)	use its commercially reasonable efforts to obtain all third party consents, approvals and notices required under any of the Company Material Contracts (other than the Company Credit Agreement);

(c)
use commercially reasonable efforts to defend all lawsuits or other legal, regulatory or other proceedings against the Company challenging or affecting this Agreement or the consummation of the transactions contemplated hereby;

(d)
other than in respect of the Regulatory Approvals, which shall be governed by Section 5.10, use commercially reasonable efforts to satisfy all conditions precedent in this Agreement and take all steps set forth in the Interim Order and the Final Order applicable to it and comply promptly with all requirements imposed by Law on it or its Subsidiaries with respect to this Agreement or the Arrangement;

(e)
use its commercially reasonable efforts to carry out all actions necessary to ensure the availability of the exemption from the registration requirements of the U.S. Securities Act provided by section 3(a)(10) of the U.S. Securities Act and applicable U.S. state securities laws;

(f)
cooperate with, and provide commercially reasonable assistance to, Parent and Purchaser in the preparation and filing, on the Effective Date, of an election pursuant to subparagraph (c)(i) of the definition of “public corporation” contained in subsection 89(1) of the Tax Act such that the Company ceases to be a “public corporation” for the purposes of the Tax Act;

(g)
not take any action, or refrain from taking any commercially reasonable action, or permit any action to be taken or not taken, which is inconsistent with this Agreement or which would reasonably be expected to prevent, materially delay or otherwise impede the consummation of the Arrangement or the transactions contemplated by this Agreement;

(h)	promptly (and, in any event, within twenty-four (24) hours) notify the Parent of:

(i)
any Company Material Adverse Effect or change, effect, event, occurrence or state of facts or circumstance that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(ii)
any notice or other communication from any Person alleging that the consent (or waiver, permit, exemption, order, approval, agreement, amendment or confirmation) of such Person (or another Person) is required in connection with this Agreement or the Arrangement; or

(iii)
any material proceedings commenced or, to the knowledge of the Company, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries in connection with this Agreement or the Arrangement. The Company shall give Parent a reasonable opportunity to participate in the defense or settlement of any substantive shareholder litigation against the Company or its directors or officers relating to the Arrangement, and no such settlement (to the extent a material monetary amount is involved) shall be agreed to without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed.

5.3	Covenants of the Company Regarding the TSX and NYSE American Delisting

Prior to the Effective Date, the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the TSX and NYSE American to cause the delisting of the Company Shares from the TSX and NYSE American, as applicable, as promptly as practicable after the Effective Time.

5.4	Covenants of the Parent Regarding the Conduct of Business

The Parent covenants and agrees that, during the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, except (i) as required by Law or any Governmental Entity; (ii) with the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed); (iii) as set out in the Parent Disclosure Letter; or (iv) as otherwise expressly contemplated or permitted by this Agreement or the Plan of Arrangement:

(a)
the Parent shall, and shall cause each of its Subsidiaries to, conduct its and their respective businesses in, not take any action except in, and maintain their respective facilities in, the ordinary course and to use commercially reasonable efforts to maintain and preserve in all material respects its and their present business organization, operations, assets, properties (including the Parent Mineral Interests) and goodwill, to keep available the services of its officers and employees as a group and to maintain satisfactory relationships consistent with past practice with joint venture partners, suppliers, distributors, employees and Governmental Entities having business relationships with them;

(b)	without limiting the generality of Section 5.4(a), the Parent shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

(i)
issue, sell, grant, award, pledge, hypothecate or dispose of or agree to issue, sell, grant, award, pledge, hypothecate or dispose of, any Parent Shares, or other equity or voting interests (including, for greater certainty, Parent Incentive Awards) or any options, stock appreciation rights, warrants, calls, conversion or exchange privileges or rights of any kind to acquire (whether on exchange, exercise, conversion or otherwise) any Parent Shares, other than (A) in the ordinary course, (B) as contemplated in Section 5.4(b)(viii) and/or (C) other than pursuant to the exercise or settlement of any Parent Incentive Awards that are outstanding as of the date hereof in accordance with their terms or as required by the terms of any Parent Incentive Plans;

(ii)	amend or propose to amend the articles, by-laws or other constating documents of the Parent or the terms of any securities of the Parent, other than the Parent Charter Amendment;

(iii)
split, consolidate or reclassify any Parent Shares or undertake any other capital reorganization, or declare, set aside or pay any dividend or other distribution to the Parent Stockholders (whether in cash, securities or property or any combination thereof) in respect of any Parent Shares;

(iv)	redeem, purchase or offer to purchase any Parent Shares;

(v)	reorganize, amalgamate or merge the Parent or any of the Parent Material Subsidiaries with any other Person (other than an affiliate of the Parent);

(vi)
other than as set out in Section 5.4(b)(vi) of the Parent Disclosure Letter, reduce the stated capital of the Parent Shares or any of its Subsidiaries or otherwise change the capital structure of the Parent and its Subsidiaries (other than an affiliate of the Parent);

(vii)
sell, pledge, hypothecate, lease, dispose of, mortgage, licence, permit a Lien to be created on or agree to sell, pledge, hypothecate, dispose of, mortgage, licence, permit a Lien to be created on or otherwise transfer any assets of the Parent or any of the Parent Material Subsidiaries that could reasonably be expected to prevent or delay the consummation the transactions contemplated hereby;

(viii)
acquire (by merger, consolidation, acquisition of stock or assets or otherwise) or agree to acquire, directly or indirectly, in one transaction or in a series of related transactions, any Person, or make any investment or agree to make any investment (by purchase of shares or securities, contributions of capital (other than to wholly-owned Subsidiaries), property transfer, purchase of any property or assets or otherwise), directly or indirectly, in one transaction or in a series of related transactions, in any Person, provided that the Parent may complete one or more acquisitions and/or investments so long as the fair market value of all such acquisitions and/or investments, as at the closing of such acquisitions and/or investments, when aggregated together, do not exceed $100 million;

(ix)
incur, create, assume or otherwise become liable for any indebtedness for borrowed money or any other material liability or obligation or issue any debt securities, or guarantee or otherwise become responsible for, the obligations of any other Person or make any loans or advances to any Person that is not a Subsidiary of the Parent, except (A) in connection with ordinary course working capital needs (including, without limitation, the indebtedness incurred or to be incurred under the Parent Credit Agreement), or (B) letters of credit, reclamation bonds, financial assurances or other guarantees in respect of environmental or other obligations in the ordinary course;

(x)	adopt a plan of liquidation or resolutions providing for the winding-up, liquidation or dissolution of the Parent or any of the Parent Material Subsidiaries;

(xi)	materially change the business carried on by the Parent and its Subsidiaries, as a whole;

(xii)
pay, discharge, settle, satisfy, compromise, waive, assign or release any material claims, liabilities or obligations prior to the same becoming due other than (A) in the ordinary course; (B) for an aggregate amount of no greater than $30 million or (C) payment of any fees related to the Arrangement;

(xiii)
waive, release, grant, transfer, exercise, modify or amend in any material respect, other than in the ordinary course, (A) any existing material contractual rights in respect of any Parent Mineral Interests, or (B) any material Authorization;

(xiv)
commence, as plaintiff, any legal proceeding before a Governmental Entity that could reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby or adversely affect the market price or value of the Parent Shares;

(xv)
take any action or fail to take any action which action or failure to act would result in the material loss, expiration or surrender of, or the loss of any material benefit under, or reasonably be expected to cause any Governmental Entities to institute proceedings for the suspension, revocation or limitation of rights under, any material Authorizations necessary to conduct its businesses as now conducted or planned to be conducted; or

(xvi)	amend its accounting policies or adopt new accounting policies except as required by concurrent changes in GAAP;

(c)
the Parent shall and shall cause each of its Subsidiaries to maintain and preserve all of its and its Subsidiaries rights under each of its Mineral Rights and Parent Properties under each of its and its Subsidiaries’ Authorizations, including but not limited to obtaining the required extensions and renewals of the Parent’s and its Subsidiaries’ Authorizations;

(d)	the Parent shall not authorize, agree or otherwise commit to do any of the matters otherwise prohibited by this Section 5.4; and

(e)	the Parent and each of its Subsidiaries shall:

(i)	duly and timely file all Tax Returns required to be filed by it on or after the date hereof and all such Tax Returns will be true, complete and correct in all respects;

(ii)	timely withhold, collect, remit and pay all Taxes which are required to be withheld, collected, remitted or paid by it to the extent due and payable; and

(iii)	keep the Company reasonably informed of any material events, discussions, correspondence or other action with respect to any Tax audit, investigation or assessment.

5.5	Covenants Relating to the Consideration Shares

The Parent shall apply for and use commercially reasonable efforts to obtain approval of the listing for trading on the NYSE by the Effective Time of the Parent Shares issuable pursuant to the Arrangement, subject to official notice of issuance. The Company shall use commercially reasonable efforts to cooperate with the Parent in connection with the foregoing, including by providing information reasonably requested by the Parent in connection therewith.

5.6	Covenants Relating to TSX Listing

The Parent shall apply for and use commercially reasonable efforts to obtain approval of the listing for trading on the TSX by the Effective Time of the Parent Shares issuable pursuant to the Arrangement. The Company shall use commercially reasonable efforts to cooperate with the Parent in connection with the foregoing, including by providing information reasonably requested by the Parent in connection therewith.

5.7	Covenants of the Parent Regarding Blue-Sky Laws

The Parent shall use its commercially reasonable efforts to ensure that the Consideration Shares shall, at the Effective Time, either be registered or qualified under all applicable U.S. state securities laws, or exempt from such registration and qualification requirements.

5.8	Covenants of the Parent Relating to the Arrangement

The Parent covenants and agrees that, during the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, it shall and shall cause its Subsidiaries to perform all obligations required to be performed by the Parent or any of its Subsidiaries under this Agreement, co-operate with the Company in connection therewith, and do all such other acts and things as may be reasonably necessary or desirable in order to consummate and make effective the transactions contemplated in this Agreement and the Parent shall, and shall cause its Subsidiaries to:

(a)
other than in respect of the Regulatory Approvals, which shall be governed by Section 5.10, use its commercially reasonable efforts to effect all necessary registrations, filings and submissions of information required by Governmental Entities from it or its Subsidiaries relating to the Arrangement;

(b)
other than in respect of the Regulatory Approvals, which shall be governed by Section 5.10, use commercially reasonable efforts to defend all lawsuits or other legal, regulatory or other proceedings against the Parent challenging or affecting this Agreement or the consummation of the transactions contemplated hereby;

(c)
other than in respect of the Regulatory Approvals, which shall be governed by Section 5.10, use commercially reasonable efforts to satisfy all conditions precedent in this Agreement and take all steps set forth in the Interim Order and the Final Order applicable to it and comply promptly with all requirements imposed by Law on it or its Subsidiaries with respect to this Agreement or the Arrangement;

(d)
use its commercially reasonable efforts to carry out all actions necessary to ensure the availability of the exemption from registration under section 3(a)(10) of the U.S. Securities Act and applicable U.S. state securities laws;

(e)
other than in respect of the Regulatory Approvals, which shall be governed by Section 5.10, not take any action, or refrain from taking any commercially reasonable action, or permit any action to be taken or not taken, which is inconsistent with this Agreement or which would reasonably be expected to prevent, materially delay or otherwise impede the consummation of the Arrangement or the transactions contemplated by this Agreement; and

(f)	promptly (and, in any event, within twenty-four (24) hours) notify the Company of:

(i)
any Parent Material Adverse Effect or change, effect, event, occurrence or state of facts or circumstance that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

(ii)
any notice or other communication from any Person alleging that the consent (or waiver, permit, exemption, order, approval, agreement, amendment or confirmation) of such Person (or another Person) is required in connection with this Agreement or the Arrangement; or

(iii)
any material proceedings commenced or, to the knowledge of the Parent, threatened against, relating to or involving or otherwise affecting the Parent or any of its Subsidiaries in connection with this Agreement or the Arrangement.

5.9	Indebtedness

During the period from the entry into this Agreement to the Effective Time, the Parties shall cooperate in good faith to mutually determine and use commercially reasonable efforts to implement any necessary, appropriate or desirable arrangements in anticipation of the consummation of the Arrangement, regarding each Party’s and its Subsidiaries’ credit agreements (including the Company Credit Agreement), indentures, hedging arrangements or other documents governing or relating to the indebtedness of the Parties and their Subsidiaries, including arrangements by way of amendments, consents, offers to exchange, offers to purchase, redemption, payoff, new financing or otherwise, with respect to refinancing or retaining a Party’s or its Subsidiaries’ credit agreements or senior unsecured notes (including the Company Notes), and any security documents executed by the Company and its Subsidiaries in connection with such credit agreements and/or senior unsecured notes, or other documents governing or relating to the indebtedness of the Parties and their Subsidiaries, provided that the Company is not required to implement any such arrangements in respect of any indebtedness of the Company prior to the Effective Time. The Parent shall reimburse the Company for all reasonable out-of-pocket costs or expenses incurred by the Company and its Subsidiaries in connection with cooperation provided for in this Section 5.9 to the extent the information requested was not otherwise prepared or available in the ordinary course. The Parent acknowledges and agrees that the consummation of the transactions contemplated by this Agreement is not conditioned upon the consummation of, or the receipt by the Parent of the proceeds of, any such arrangements.

5.10	Regulatory Approvals

The Parent and the Company covenant and agree with respect to obtaining the Regulatory Approvals required for the completion of the transactions contemplated by this Agreement that, subject to the term and conditions of this Agreement, until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms:

(a)
In respect of the CNA Approval, as promptly as reasonably practicable but in any event within twenty (20) business days of this Agreement or such other date as the Parties may reasonably agree, the Parent and the Company shall submit a notification to CNA to obtain the CNA Approval.

(b)	In respect of the ICA Approval:

(i)
as promptly as reasonably practicable but in any event within twenty (20) business days of this Agreement or such other date as the Parties may reasonably agree, the Parent shall submit to the Minister an application for review pursuant to Part IV of the ICA; and

(ii)
as promptly as reasonably practicable but in any event within twenty (20) business days of the filing of the application for review pursuant to Part IV of the ICA referenced in Section 5.10(b)(i), above, or such other date as the Parties may reasonably agree, the Parent shall submit to the Minister initial proposed undertakings.

(c)
In respect of the Competition Act Approval, as promptly as reasonably practicable but in any event within twenty (20) business days of this Agreement or such other date as the Parties may reasonably agree, the Parties shall submit to the Commissioner a request for an advance ruling certificate under section 102 of the Competition Act or, in the alternative, a No Action Letter. Unless the Parties agree otherwise, within twenty (20) business days of this Agreement, the Parent and the Company shall each submit to the Commissioner a pre-merger notification pursuant to Part IX of the Competition Act.

(d)
The Parent and the Company shall (and shall cause their respective Subsidiaries, as applicable), to file, as promptly as practicable but in any event within thirty (30) business days after the date of this Agreement or such other date as the Parent and the Company may reasonably agree, any other filings or notifications under any other applicable federal, provincial, state or foreign Law required to obtain any other Regulatory Approvals.

(e)
Other than in respect of the ICA Approval, the Parent and the Company shall use (and shall cause their respective Subsidiaries to use) their respective commercially reasonable efforts to obtain the Regulatory Approvals as promptly as practicable after the date of this Agreement and, in any event, in order to allow the Effective Time to occur before the Outside Date; provided, however, that nothing in this Agreement (other than in respect of the ICA Approval which shall be governed by Section 5.10(f)) shall require either Party or their respective Subsidiaries to propose, negotiate, effect or agree to, by consent decree, hold separate order or otherwise, the sale, transfer, divestiture, license or other disposition of any assets or businesses of the Parent or the Company or their respective Subsidiaries or otherwise take any action that prohibits or limits either Parties’ or their respective Subsidiaries’ freedom of action with respect to, or either Parties’ or their respective Subsidiaries’ ability to own, retain, control, operate or exercise full rights of ownership with respect to any of the businesses or assets of the Parent, the Company or any of their respective Subsidiaries.

(f)
The Parent and the Company shall use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to obtain the ICA Approval as promptly as practicable after the date of this Agreement and, in any event, in order to allow the Effective Time to occur before the Outside Date. In fulfilling its obligations to use reasonable best efforts to obtain the ICA Approval, Parent shall, in good faith, (A) propose, offer, negotiate, commit to, agree to and/or effect such written undertakings in a form and with the content that is customary for transactions of the nature of the transactions that are the subject of this Agreement, taking into account the nature of the Company’s business and the Parent’s business (the “Initial Undertakings”), and (B) propose, offer, negotiate, commit to, agree to and/or effect revisions and/or additions to the Initial Undertakings, if necessary in order to obtain the ICA Approval, provided that (i) any such undertakings shall be conditioned upon the consummation of the transactions that are the subject of this Agreement, (ii) any reasonable effort by Parent to resist, reduce or negotiate the scope of any undertakings (other than the Initial Undertakings) proposed by a Governmental Entity shall be deemed consistent with its obligations to use reasonable best efforts, so long as such effort does not delay the Effective Date or delay the obtaining of the ICA Approval in a manner that could cause the Effective Time not to occur before the Outside Date, and (iii) such undertakings, individually or in aggregate, would not reasonably be expected to have a material and adverse impact on the business, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole.

(g)	All filing fees (including any Taxes thereon) in respect of any filing made to any Governmental Entity in respect of any Regulatory Approvals shall be paid by the Parent.

(h)
With respect to obtaining the Regulatory Approvals, each of the Parent and the Company shall (and shall cause their respective Subsidiaries to) cooperate and coordinate with one another and shall provide such assistance as the other Party may reasonably request in connection with obtaining the Regulatory Approvals. In particular:

(i)
neither the Parent nor the Company (nor their respective Subsidiaries) shall extend or consent to any extension of any applicable waiting or review period or enter into any agreement with a Governmental Entity to not consummate the transactions contemplated by this Agreement, except upon the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed;

(ii)
the Parent and the Company shall (and shall cause their respective Subsidiaries to) exchange drafts of all submissions, substantive correspondence, filings, presentations, applications, plans, consent agreements and other material documents made or submitted to or filed with any Governmental Entity in respect of the transactions contemplated by this Agreement, will consider in good faith any suggestions made by the other Party and its counsel and will provide the other Party and its counsel with final copies of all such material submissions, correspondence, filings, presentations, applications, plans and other material documents, and all pre-existing business records or other documents, submitted to or filed with any Governmental Entity in respect of the transactions contemplated by this Agreement; provided, however, that, subject to Section 5.10(i), information indicated by a Party to be competitively sensitive shall be provided to the other Party’s external legal counsel only on an external counsel only basis;

(iii)
the Parent and the Company shall (and shall cause their respective Subsidiaries to) cooperate on a timely basis in the preparation of any response by the other Party to any request for additional information received by such other Party from a Governmental Entity in connection with obtaining the Regulatory Approvals, and shall promptly provide or submit all documentation and information that is required by Law or a Governmental Entity, requested by any Governmental Entity, or necessary or advisable in the opinion of the Parent, acting reasonably, in connection with obtaining the Regulatory Approvals;

(iv)
the Parent and the Company will (and shall cause their respective Subsidiaries to) keep the other Party and its respective counsel fully apprised of all written (including email) and oral communications and all meetings with any Governmental Entity and their staff in relation to the Regulatory Approvals, and will not participate in such communications or meetings without giving the other Party and its counsel the opportunity to participate therein; provided, however, that, subject to Section 5.10(i), where competitively sensitive information may be discussed or communicated, the external legal counsel of the other Party shall be provided with any such communications or information on an external counsel only basis and shall have the right to participate in any such meetings on an external counsel only basis; and

(v)
the Parent and the Company shall (and shall cause their respective Subsidiaries to) make available its Representatives, on the reasonable request of the other Party and its counsel, to assist in obtaining the Regulatory Approvals, including by (A) providing strategic input, including on any materials prepared for obtaining Regulatory Approvals, and (B) responding promptly to requests for support, documents, information, comments or input where reasonably requested by the other Party in connection with the Regulatory Approvals.

(i)
With respect to Sections 5.10(h)(i) and 5.10(h)(iv) above, where a Party (in this Section 5.10 only, the “Disclosing Party”) provides any submissions, communications, information, correspondence, filings, presentations, applications, plans, consent agreements or other documents to the Party (the “Receiving Party”) on an external counsel only basis, the Disclosing Party shall also provide the Receiving Party with a redacted version of any such submissions, communications, information, correspondence, filings, presentations, applications, plans, consent agreements or other documents.

(j)
The Parent and the Company shall not (and shall cause their respective Subsidiaries not to) enter into any transaction, investment, agreement, arrangement or joint venture or take any other action, the effect of which would reasonably be expected to make obtaining the Regulatory Approvals materially more difficult or challenging, or reasonably be expected to materially delay the obtaining of the Regulatory Approvals.

(k)
The Parent and the Company shall use (and shall cause their respective Subsidiaries to use) their respective commercially reasonable efforts to defend any judicial or administrative action or similar proceeding instituted (or threatened to be instituted) or pending by or before any Governmental Entity under any Law and to have any such action or proceeding withdrawn or discontinued and any stay, restraining order, injunction or similar order entered by any Governmental Entity vacated, lifted, reversed, or overturned.

5.11	Resignations

Subject to Section 2.17, the Company shall use commercially reasonable efforts to obtain and deliver to the Parent at the Effective Time (a) the resignations and mutual releases, effective as of the Effective Time, of all of the directors of the Company and its Subsidiaries requested by the Parent, in each case, substantially in the form and content of Schedule D hereto, and (b) separation agreements, effective as of the Effective Time, with each member of senior management who will be terminated by the Company as of the Effective Time as requested by the Parent on terms and conditions acceptable to the Company, the Parent, each acting reasonably, and the applicable member of management, provided that each such separation agreement shall (i) be conditional upon consummation of the Arrangement; (ii) be effective as at the Effective Time; (iii) provide for the severance payments payable to such member of management pursuant to such member of management’s employment or consulting arrangements with the Company and applicable Law; (iv) provide for the entitlements payable to such member of management pursuant to the Company Equity Incentive Plans; and (v) contain a mutual release substantially with the content of the mutual release contained in Schedule D hereto.

5.12	Employee Matters

(a)
The Parties acknowledge that the Arrangement will result in a “change of control” (or a term of similar import) for purposes of the Company Equity Incentive Plans and any employment agreements of the Company Employees. From and after the Effective Time, the Parent covenants and agrees to cause the Company and any successor to the Company, to honour, satisfy, pay and fully comply in all material respects with the terms of all existing employment, consulting, indemnification, incentive and bonus (long term and short term), change in control, severance, notice, termination or other compensation arrangements and agreements, and employment and severance obligations of the Company and any of its Subsidiaries that were entered into prior to the date of this Agreement in the ordinary course including any such arrangements, agreements or obligations arising under or in connection with a Company Benefit Plan (or, if not in the ordinary course, have been disclosed to the Parent in Schedule 3.1(s) of the Company Disclosure Letter). Subject to Section 2.17, nothing in this Agreement shall confer upon any person any right to continue in the employ or service of the Parent, the Company or any of their respective Subsidiaries, or affect in any way the right of the Parent, the Company or any of their respective Subsidiaries to terminate his, her or its employment or service, as applicable, at any time. For the avoidance of doubt, the Parties acknowledge and agree, and Parent represents, that the Arrangement will not result in a “change in control” (or a term of similar import) for purposes of the Parent Incentive Plans, Parent Benefit Plans and employment, severance or other compensation arrangements or agreements of the Parent Employees. The Company will make any payments pursuant to this section 5.12 through the payroll systems of the Company. All such amounts required to be paid pursuant to this section 5.12 shall be paid net of any Tax withholding required under applicable Law or in accordance with Section 2.14.

(b)
As soon as practicable following the date hereof and subject to Schedule 5.12 of the Parent Disclosure Letter, the Parent shall provide the Company with a list identifying all expected Non-Continuing Employees. The Parent and the Company shall consult in good faith in determining which Company Employees will be Non-Continuing Employees and the related employee communication plans between the date hereof and the Effective Time.

(c)	Within 30 days of the Effective Time, the Parent shall:

(i)
grant Parent Incentive Awards and target cash-based short-term incentive opportunities to each Continuing Employee that was not granted Company Incentive Awards and cash-based short-term incentive opportunities in the ordinary course in the period between the date hereof and the Effective Time, which Parent Incentive Awards and cash-based short-term incentive opportunities shall have substantially the same value and terms, in the aggregate, as those Company Incentive Awards and cash-based short-term incentive opportunities that such Continuing Employee would have received in the ordinary course during such period; and

(ii)
based on consultations with the Company prior to the Effective Time, grant Parent RSUs, as retention awards, to each holder of Company PSUs who is a Continuing Employee, which Parent RSUs: (A) shall have substantially the same value as the difference in value between: (i) the cash payment the holder would have received for such holder’s Company PSUs held as at the Effective Time if the holder was a Non-Continuing Employee; and (ii) cash payment the holder of such Company PSUs actually received for the Company PSUs held at the Effective Time; and (B) shall vest as to 50% on the first anniversary of the grant date and as to the remaining 50% on the second anniversary of the grant date.

5.13	Pre-Acquisition Reorganization

(a)
The Company agrees that, upon request by the Parent, the Company shall, and shall cause each of its Subsidiaries to use commercially reasonable efforts to, (i) effect such reorganizations of the Company’s or its Subsidiaries’ business, operations and assets or such other transactions as the Parent may request, acting reasonably (each a “Pre-Acquisition Reorganization”), (ii) co‑operate with the Parent and its advisors in order to determine the nature of the Pre-Acquisition Reorganizations that might be undertaken and the manner in which they might most effectively be undertaken; and (iii) reasonably cooperate with the Parent and its advisors to seek to obtain any consents, approvals, waivers or authorizations reasonably required in connection with the Pre-Acquisition Reorganization; provided, however, that the Pre-Acquisition Reorganizations (A) are not prejudicial to the Company or its securityholders and do not result in Taxes being imposed on, or any adverse Tax or other consequences to, Company Shareholders or holders of Company Incentive Awards incrementally greater than the Taxes or other consequences to such Party in connection with the consummation of the Arrangement in the absence of any Pre-Acquisition Reorganization; (B) do not require the Company to obtain the approval of the Company Shareholders or any consent of any third party (including any Regulatory Approval); (C) do not impede, delay or prevent the satisfaction of any other conditions set forth in Article 6; (D) do not impair, impede or delay the consummation of the Arrangement, and would not reasonably be expected to prevent any Person from making a Company Superior Proposal; (E) do not unreasonably interfere with the Company’s operations prior to the Effective Time; (F) do not result in any breach by the Company or any of its Subsidiaries of any Contract or Authorization or any breach by the Company of the Company’s constating documents or by any of its Subsidiaries of their respective organization documents or Law; (G) are to be completed as close as reasonably practicable prior to the Effective Time, and can be unwound in the event the Arrangement is not consummated without adversely affecting the Company or any of its Subsidiaries in any manner; (H) are not required to be completed unless and until the Parent has irrevocably confirmed in writing that all of the conditions in favour of the Parent in Section 6.2 have been either satisfied or waived and that the Parent is prepared to promptly and without condition proceed with the completion of the Arrangement; and (I) do not require any director, Company Employee or agent of the Company to take any action in any capacity other than as a director, Company Employee or agent of the Company.

(b)
The Parent shall provide written notice to the Company of any proposed Pre-Acquisition Reorganization at least thirty (30) days prior to the anticipated Effective Time. Upon receipt of such notice, the Parent and the Company shall work co-operatively and use commercially reasonable efforts to prepare prior to the Effective Time all documentation necessary and do all such other acts and things as are necessary (including all corporate documentation required to implement the Pre-Acquisition Reorganization) to give effect to such Pre-Acquisition Reorganization.

(c)
The Parent agrees that any action (and the result of any action) taken by or on behalf of the Company or its Subsidiaries in furtherance of or respect of a Pre-Acquisition Reorganization shall be deemed not to result in any breach of any representation, warranty, covenant or closing condition herein (including where any such Pre-Acquisition Reorganization requires the consent of any third party).

(d)	If the Arrangement is not completed, the Parent shall promptly:

(i)
reimburse the Company and its Subsidiaries for all Taxes, costs and expenses, including reasonable legal fees and disbursements incurred by the Company or its Subsidiaries in respect of a Pre-Acquisition Reorganization, and including all amounts relating to the considering, effecting, voiding, reversing or unwinding of a Pre-Acquisition Reorganization; and

(ii)
indemnify and save harmless the Company, its Subsidiaries and their respective officers, directors, employees, agents, advisors and Representatives from and against any and all liabilities, losses, damages, Taxes, claims, costs, expenses, interest awards, judgments and penalties suffered or incurred by any of them in respect of or as a result of a Pre-Acquisition Reorganization, or to reverse, terminate, modify or unwind any Pre-Acquisition Reorganization.

5.14	Filings

The Parties will cooperate reasonably and in good faith to determine whether the transactions set out in this Agreement and any related transactions are required to be reported to any applicable taxing authority pursuant to section 237.3 or 237.4 of the Tax Act (or any provisions of similar effect) and, if so, the Parties shall cooperate to make such reporting in a comprehensive and timely manner, in the form required by such Law. The Parties may request reasonable representations and warranties from each other to the extent necessary to establish any factual matters relevant to the determination of whether reporting is required and the content of such reporting.

5.15	Access to Information; Confidentiality

(a)
From the date hereof until the earlier of the Effective Time and the termination of this Agreement pursuant to its terms, subject to compliance with applicable Law and the terms of any existing Contracts, the Company shall, and shall cause its Subsidiaries and its and their respective Representatives to, afford to the Parent and to its Representatives such access as the Parent may reasonably require at all reasonable times, to the Company’s officers, employees, agents, properties, books, records and Contracts (including Tax Returns and Tax work papers), and shall furnish the Parent with all data and information as the Parent may reasonably request, provided that the Company shall not be required to afford such access or furnish such information to the extent that the Company believes, in its reasonable good faith judgment, that doing so would (i) result in the loss of attorney-client, work product or other privilege, (ii) result in the disclosure of any trade secrets of third parties or violate any obligations of the Company or any of the Company’s Subsidiaries with respect to confidentiality to any third party, or otherwise breach, contravene or violate any such effective Contract to which the Company or any Subsidiary of the Company is a party, or (iii) breach, contravene or violate any applicable Law. Without limiting the foregoing, during such period, the Company shall, and shall cause its Subsidiaries and its and their respective Representatives to, afford the Parent and its Representatives such access to the Company Employees, the Company Property, the assets of the Company and its Subsidiaries and the data, information and records (including data, information and records relating to Company Employees and such monthly reports with respect to the operations of the Company and its Subsidiaries as the Parent may reasonably request) as is reasonably necessary in order for the Parent to observe the Company’s operations, to facilitate the closing of the Arrangement and the transition of the business of the Company and its Subsidiaries to the Parent, including the right to have Representatives of the Parent on-site at the Company’s mines and processing facilities on the Company Property from time to time at the Parent’s request; and instruct the Representatives of the Company and its Subsidiaries to cooperate with the Parent and its Representatives in its exercise of such rights; provided that any such access shall be during normal business hours upon reasonable advance notice to the Company, under the supervision of the Company’s personnel and in such a manner as not to interfere with the conduct of the Company’s business or any other businesses of the Company; provided further that in no event shall Parent or any of its Representatives be permitted to conduct any invasive or subsurface environmental testing, sampling or investigation of any environmental media or building materials, including the mines or processing facilities on the Company Property. All such access shall be at the sole risk of the Parent and its Representatives, and the Parent shall comply with and cause its Representatives to comply with all of the Company’s policies with regard to health and safety while visiting any mines or processing facilities on the Company Property.

(b)	The Parent and the Company acknowledge and agree that information furnished pursuant to this Section 5.15 shall be subject to the terms and conditions of the Confidentiality Agreement.

5.16	Insurance and Indemnification

(a)
Prior to the Effective Date, the Company shall purchase customary “tail” policies of directors’ and officers’ liability insurance providing protection no less favourable in the aggregate to the protection provided by the policies maintained by the Company and its Subsidiaries which are in effect immediately prior to the Effective Date and providing protection in respect of claims arising from facts or events which occurred on or prior to the Effective Date and the Parent will, or will cause the Company and its Subsidiaries to, maintain such tail policies in effect without any reduction in scope or coverage for six years from the Effective Date; provided that (i) the Parent shall not be required to pay any amounts in respect of such coverage prior to the Effective Time, and (ii) the cost of such policy shall not exceed 400% of the Company’s current annual aggregate premium for policies currently maintained by the Company or its Subsidiaries; provided that if such insurance can only be obtained at a premium in excess of the aforementioned amount, the Company may purchase such insurance at such excess premium only on commercially reasonable terms and market-based pricing following consultation in good faith with Parent and Parent’s consent (not to be unreasonably withheld, conditioned or delayed).

(b)
The Parent agrees that it shall honour all rights to indemnification or exculpation now existing in favour of present and former officers and directors of the Company and its Subsidiaries, and acknowledges that such rights shall survive the completion of the Plan of Arrangement and shall continue in full force and effect for a period of not less than six (6) years from the Effective Date.

(c)
If the Company or the Parent or any of their respective successors or assigns shall (i) amalgamate, consolidate with or merge or wind-up into any other person and shall not be the continuing or surviving corporation or entity; or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns and transferees of the Company or the Parent, as the case may be, shall assume all of the obligations of the Company or the Parent, as applicable, set forth in this Section 5.16.

(d)
The provisions of this Section 5.16 are intended for the benefit of, and shall be enforceable by, each insured or indemnified Person, his or her heirs and his or her legal representatives and, for such purpose, the Company hereby confirms that it is acting as agent on their behalf. Furthermore, this Section 5.16 shall survive the termination of this Agreement as a result of the occurrence of the Effective Date for a period of six years.

5.17	Parent Charter Amendment

Prior to the Effective Time, and subject to obtaining the Parent Stockholder Approvals, Parent shall file with the Secretary of State of the State of Delaware the Parent Charter Amendment.

ARTICLE 6
CONDITIONS

6.1	Mutual Conditions Precedent

The obligations of the Parties to complete the Arrangement are subject to the fulfillment of each of the following conditions precedent on or before the Effective Time, each of which may only be waived, in whole or in part, with the mutual consent of the Parties:

(a)	the Arrangement Resolution shall have been approved and adopted by the Company Shareholders at the Company Meeting in accordance with the Interim Order;

(b)
the Interim Order and the Final Order shall each have been obtained on terms consistent with this Agreement, and shall not have been set aside or modified in a manner unacceptable to either the Company or the Parent, each acting reasonably, on appeal or otherwise;

(c)
the Parent Stockholder Approvals shall have been obtained in accordance with the rules of the NYSE (with respect to the Parent Stock Issuance) and the DGCL (with respect to the Parent Charter Amendment) at the Parent Meeting;

(d)	the Parent Charter Amendment shall have been duly filed with the Secretary of State of the State of Delaware and be in full force and effect;

(e)	no Law is in effect that makes the consummation of the Arrangement illegal or otherwise prohibits or enjoins the Company or the Parent from consummating the Arrangement;

(f)	the Consideration Shares to be issued pursuant to this Agreement shall be exempt from the registration requirements of the U.S. Securities Act pursuant to Section 3(a)(10) thereof;

(g)
the distribution of the Consideration Shares shall be exempt from the prospectus and registration requirements of applicable Canadian securities laws either by virtue of exemptive relief from the securities regulatory authorities of each of the provinces and territories of Canada or by virtue of applicable exemptions under Canadian Securities Laws and shall not be subject to resale restrictions under applicable Canadian Securities Laws;

(h)
the Consideration Shares to be issued pursuant to the Arrangement shall have been approved for listing on the NYSE (subject only to official notice of issuance) and TSX (subject only to customary conditions);

(i)	the Required Regulatory Approvals shall have been obtained and shall not have been modified or rescinded; and

(j)	this Agreement shall not have been terminated in accordance with its terms.

6.2	Additional Conditions Precedent to the Obligations of the Parent and Purchaser

The obligation of the Parent and Purchaser to complete the Arrangement is subject to the fulfillment of each of the following conditions precedent on or before the Effective Time (each of which is for the exclusive benefit of the Parent and Purchaser and may be waived by the Parent, in whole or in part, at any time):

(a)
all covenants of the Company under this Agreement to be performed on or before the Effective Time shall have been duly performed by the Company in all material respects and the Parent shall have received a certificate of the Company addressed to the Parent and dated the Effective Date, signed on behalf of the Company by a senior executive officer of the Company (on the Company’s behalf and without personal liability), confirming the same as of the Effective Date;

(b)
(i) the representations and warranties of the Company set forth in this Agreement (other than as contemplated in clauses (ii) and (iii)) shall be true and correct in all respects, without regard to any materiality or Company Material Adverse Effect qualifications contained in them, as of the date of this Agreement and as of the Effective Time as though made on and as of such date or time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except where the failure or failures of all such representations and warranties to be so true and correct in all respects would not reasonably be expected to have a Company Material Adverse Effect; (ii) the representations and warranties of the Company set forth in Sections 3.1(a) [Organization and Qualification], 3.1(b) [Authority Relative to this Agreement], 3.1(c)(i)(A)(1) [No Conflict – No Violation of Constating Documents] and 3.1(t)(v) [Absence of Certain Changes or Events – No Company Material Adverse Effect] shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made on and as of such date or time, and (iii) the representations and warranties of the Company set forth in Sections 3.1(d) [Subsidiaries], 3.1(g) [Capitalization and Listing] and 3.1(jj) [Brokers] shall be true and correct in all respects (except for de minimis inaccuracies and as a result of transactions, changes, conditions, events or circumstances permitted hereunder) as of the date of this Agreement and as of the Effective Time as though made on and as of such date or time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), and the Parent shall have received a certificate of the Company addressed to the Parent and dated the Effective Date, signed on behalf of the Company by a senior executive officer of the Company (on the Company’s behalf and without personal liability), confirming the same;

(c)	between the date hereof and the Effective Time, there shall not have occurred a Company Material Adverse Effect that is continuing as of the Effective Time; and

(d)	Dissent Rights shall not have been exercised (or, if exercised, not withdrawn) with respect to more than 5% of the issued and outstanding Company Shares.

6.3	Additional Conditions Precedent to the Obligations of the Company

The obligation of the Company to complete the Arrangement is subject to the fulfillment of each of the following conditions precedent on or before the Effective Time (each of which is for the exclusive benefit of the Company and may be waived by the Company, in whole or in part, at any time):

(a)
all covenants of the Parent under this Agreement to be performed on or before the Effective Time shall have been duly performed by the Parent in all material respects and the Company shall have received a certificate of the Parent, addressed to the Company and dated the Effective Date, signed on behalf of the Parent by a senior executive officer (on the Parent’s behalf and without personal liability), confirming the same as of the Effective Date;

(b)
(i) the representations and warranties of the Parent set forth in this Agreement (other than as contemplated in clauses (ii) and (iii)) shall be true and correct in all respects, without regard to any materiality or Parent Material Adverse Effect qualifications contained in them, as of the date of this Agreement and as of the Effective Time as though made on and as of such date or time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except where the failure or failures of all such representations and warranties to be so true and correct in all respects would not reasonably be expected to have a Parent Material Adverse Effect; (ii) the representations and warranties of the Parent set forth in Sections 4.1(a) [Organization and Qualification], 4.1(b) [Authority Relative to this Agreement], 4.1(c)(i)(A)(1) [No Conflict – No Violation of Constating Documents], and 4.1(s)(v) [Absence of Certain Changes or Events – No Parent Material Adverse Effect] shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made on and as of such date or time, and (iii) the representations and warranties of the Parent set forth in Sections 4.1(d) [Subsidiaries], 4.1(g) [Capitalization and Listing] and 4.1(hh) [Brokers] shall be true and correct in all respects (except for de minimis inaccuracies and as a result of transactions, changes, conditions, events or circumstances permitted hereunder) as of the date of this Agreement and as of the Effective Time as though made on and as of such date or time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), and the Company shall have received a certificate of the Parent addressed to the Company and dated the Effective Date, signed on behalf of the Parent by a senior executive officer of the Parent (on the Parent’s behalf and without personal liability), confirming the same;

(c)
the Parent shall have deposited, or caused to be deposited, with the Depositary sufficient Parent Shares to satisfy its obligations under Section 2.12, and the Depositary shall have confirmed to the Company its receipt of such Parent Shares;

(d)	between the date hereof and the Effective Time, there shall not have occurred a Parent Material Adverse Effect that is continuing as of the Effective Time; and

(e)	the Company Director Nominees (to the extent they consented to their appointment) shall have been appointed to the Parent Board effective as of the Effective Time.

6.4	Satisfaction of Conditions

The conditions precedent set out in Section 6.1, Section 6.2 and Section 6.3 will be conclusively deemed to have been satisfied at the Effective Time. For greater certainty, and notwithstanding the terms of any escrow arrangement entered into between the Parent and the Depositary, all Parent Shares held in escrow by the Depositary pursuant to Section 2.12 shall be released from escrow at the Effective Time without any further act or formality required on the part of any Person.

ARTICLE 7
ADDITIONAL AGREEMENTS OF THE COMPANY REGARDING
ACQUISITION PROPOSALS

7.1	Non-Solicitation by the Company

(a)
Except as expressly provided in this Article 7, until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 9.2, the Company shall not, and shall cause its Subsidiaries not to, and shall not authorize any of their respective Representatives to:

(i)
solicit, initiate, knowingly encourage or otherwise knowingly facilitate (including by way of furnishing or providing copies of, access to, or disclosure of, any confidential information, properties, facilities, books or records of the Company or any of its Subsidiaries) any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to an Acquisition Proposal;

(ii)
engage or participate in any discussions or negotiations with any Person (other than the Parent or its affiliates) in respect of any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to an Acquisition Proposal, provided that the Company may (A) advise any Person of the restrictions of this Agreement, (B) clarify the terms of any proposal in order to determine if it is or may reasonably be expected to result in a Company Superior Proposal, and (C) advise any Person making an Acquisition Proposal that the Company Board has determined that such Acquisition Proposal does not constitute, or is not reasonably expected to result in, a Company Superior Proposal; or

(iii)
(A) adopt, approve, publicly endorse or publicly recommend or publicly propose to adopt, approve, endorse or recommend, any Acquisition Proposal, (B) withdraw, change, amend, modify or qualify, or otherwise publicly propose to withdraw, change, amend, modify or qualify, in a manner adverse to Parent, the Company Board Recommendation, (C) if an Acquisition Proposal has been publicly disclosed, fail to publicly recommend against any such Acquisition Proposal within ten (10) business days after Parent’s written request that the Company or the Company Board of Directors do so (or subsequently withdraw, change, amend, modify or qualify (or publicly propose to do so), in a manner adverse to Parent, such rejection of such Acquisition Proposal) and reaffirm the Company Board Recommendation within such ten (10) business day period (or, with respect to any Acquisition Proposals or material amendments, revisions or changes to the terms of any such previously publicly disclosed Acquisition Proposal that are publicly disclosed within the last ten (10) days prior to the then-scheduled Company Meeting, fail to take the actions referred to in this clause (iii), with references to the applicable ten (10) business day period being replaced with three (3) business days), (D) fail to include the Company Board Recommendation in the Company Circular, (E) approve or authorize, or cause or permit the Company or any Company Subsidiary to enter into, any merger agreement, acquisition agreement, reorganization agreement, letter of intent, memorandum of understanding, agreement in principle, option agreement, joint venture agreement, partnership agreement or similar agreement or document relating to, or any other agreement or commitment providing for, any Acquisition Proposal (other than an acceptable confidentiality agreement entered into in accordance with Section 7.3(d)) or (F) commit or agree to do any of the foregoing (any act described in clauses (A), (B), (C), (D), (E) or (F) (to the extent related to the foregoing clauses (A), (B), (C), (D) or (E)) a “Company Change in Recommendation”).

(b)
The Company shall, and shall cause its Subsidiaries and direct their respective Representatives to, immediately cease and cause to be terminated any existing solicitation, encouragement, discussion or negotiation with any Person (other than the Parent or its affiliates) with respect to any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to an Acquisition Proposal and, in connection therewith, the Company will discontinue access to any of its and its Subsidiaries’ confidential information (and not establish or allow access to any of its confidential information, or any data room, virtual or otherwise, in each case, except as permitted by this Agreement) and shall as promptly as reasonably practicable request, and use commercially reasonable efforts to exercise all rights it has (or cause its Subsidiaries to exercise rights that they have) to require the return or destruction of all confidential information regarding the Company and its Subsidiaries provided in the preceding 12-month period in connection therewith (to the extent such information has not already been returned or destroyed and shall use its commercially reasonable efforts to confirm that such requests are complied with in accordance with the terms of such rights). The Company shall not, and shall not authorize or permit any of its Subsidiaries to, directly or indirectly, amend, modify or release any third party from any confidentiality, non-solicitation or standstill agreement (or standstill provisions contained in any such agreement) to which such third party is a party (it being understood that the automatic termination or release of any standstill provisions contained in any such agreements as a result of the entering into or announcement of this Agreement shall not be a violation of this Section 7.1(b), or terminate, modify, amend or waive the terms thereof).

(c)
For the avoidance of doubt, any violation of the restrictions set forth in this Section 7.1 by the Company Board (including any committee thereof), by any of the Company’s officers, by any of the Company’s other affiliates or by any of their respective Representatives shall be a breach of this Section 7.1 by the Company.

7.2	Notification of Acquisition Proposals

If the Company or any of its Subsidiaries or any of their respective Representatives receives (x) any inquiry, proposal or offer that constitutes or could reasonably be expected to constitute or lead to an Acquisition Proposal or (y) any request for non-public information relating to the Company or any of its Subsidiaries or access to the properties, books or records of the Company or any Subsidiary in connection with any inquiry, proposal or offer that constitutes or could reasonably be expected to constitute or lead to an Acquisition Proposal, then the Company shall promptly notify the Parent orally and then as soon as reasonably practicable thereafter (and, in any event, within twenty-four (24) hours) in writing of such Acquisition Proposal, inquiry, proposal, offer or request and shall indicate the identity of the Person or group of Persons making such proposal, inquiry or contact and all material terms and conditions thereof and shall provide a copy of any such Acquisition Proposal, inquiry, proposal, offer or request and unredacted copies of all material written communications (and a summary of all substantive discussions) related thereto. The Company shall keep the Parent promptly (and in any event within 24 hours) informed of the status and any change to the material terms, of any such Acquisition Proposal, inquiry, proposal, offer or request. The Company agrees that it will not, directly or indirectly, enter into any agreement with any Person which directly or indirectly prohibits the Company from providing any information to the Parent in accordance with, or otherwise complying with, this Article 7.

7.3	Responding to Acquisition Proposals

Notwithstanding Section 7.1, if, prior to the approval of the Arrangement Resolution by the Company Shareholders, the Company receives a bona fide written Acquisition Proposal, the Company may (x) engage in or participate in discussions and negotiations with the Person or group of Persons making such Acquisition Proposal, and (y) provide such Person or group of Persons non-public information relating to the Company or any of its Subsidiaries or access to the properties, books or records of the Company or any Subsidiary, if and only if:

(a)
the Company Board first determines, in good faith after consultation with the Company’s legal and financial advisors, that such Acquisition Proposal constitutes or would reasonably be expected to constitute or lead to a Company Superior Proposal and has provided the Parent with written notice of such determination;

(b)
the Company Board first determines, in good faith after consultation with the Company’s legal and financial advisors, that the failure to participate in such discussions or negotiations or to disclose such non-public information to such third party would be inconsistent with its fiduciary duties under applicable Law;

(c)	such Acquisition Proposal did not result from a breach of Section 7.1 by the Company in any material respect; and

(d)
prior to providing any such copies, access or disclosures, (i) the Company enters into a confidentiality agreement with such Person, or confirms it has previously entered into such an agreement which remains in effect, in either case on terms not materially less stringent than the Confidentiality Agreement, (ii) the Company provides the Parent with a true, complete and final executed copy of such confidentiality agreement, and (iii) any such copies, access or disclosure provided to such Person shall have already been or shall concurrently be provided to the Parent.

7.4	Superior Proposals and Right to Match

(a)
Notwithstanding any other provision of this Agreement, if, prior to the approval of the Arrangement Resolution by the Company Shareholders, the Company receives a bona fide written Acquisition Proposal that the Company Board (after consultation with the Company’s legal and financial advisors) determines in good faith constitutes a Company Superior Proposal, the Company Board may make a Company Change in Recommendation and/or enter into a definitive agreement (a “Company Proposed Agreement”) with respect to such Company Superior Proposal if and only if:

(i)	such Acquisition Proposal did not result from a breach of Section 7.1 by the Company in any material respect;

(ii)
prior to making a Company Change in Recommendation and/or entering into a Company Proposed Agreement, the Company has provided the Parent with a notice in writing (a “Superior Proposal Notice”), which notice shall contain (A) a statement that the Company Board has determined such Acquisition Proposal constitutes a Company Superior Proposal, (B) the value in financial terms that the Company Board has determined should be ascribed to any non-cash consideration offered under such Company Superior Proposal, (C) a copy of any Company Proposed Agreement relating to such Company Superior Proposal, and (D) copies of any material financing documents provided to the Company in connection therewith (with customary redactions);

(iii)	at least five business days (the “Matching Period”) shall have elapsed from the date that the Parent received the Superior Proposal Notice from the Company;

(iv)	during the Matching Period, the Parent shall have had the opportunity (but not the obligation) to amend the terms of the Arrangement in accordance with Section 7.4(b);

(v)
after the Matching Period, the Company Board (after consultation with the Company’s legal and financial advisors) has determined in good faith that such Acquisition Proposal continues to constitute a Company Superior Proposal compared to any proposed amendments to the terms of the Arrangement by the Parent; and

(vi)
prior to or concurrently with entering into such Company Proposed Agreement, the Company shall have terminated this Agreement pursuant to Section 9.2(a)(iv)(C) and shall have paid to the Parent the Company Termination Payment pursuant to Section 9.4(c)(ii).

(b)
The Company acknowledges and agrees that, during the Matching Period, (i) the Parent shall have the opportunity, but not the obligation, to propose to amend the terms of the Arrangement, (ii) the Company shall negotiate in good faith with the Parent regarding any amendments that the Parent may propose to the terms of the Arrangement as would enable the Parent to proceed with the Arrangement and any related transactions on such amended terms, and (iii) the Company Board shall review any proposal by the Parent to amend the terms of the Arrangement in order to determine in good faith whether such proposal, if implemented in accordance with its terms, would result in the Acquisition Proposal previously constituting a Company Superior Proposal ceasing to constitute a Company Superior Proposal compared to the proposed amendments to the terms of the Arrangement. If the Company Board determines that such Acquisition Proposal would cease to constitute a Company Superior Proposal as compared to the proposed amendments to the terms of the Arrangement, the Company and the Parent will promptly amend this Agreement and the Plan of Arrangement to reflect such proposed amendments.

(c)
The Company Board shall promptly reaffirm the Company Board Recommendation by press release after: (i) any Acquisition Proposal which the Company Board determines not to constitute a Company Superior Proposal is publicly announced; or (ii) the Company Board determines that a proposed amendment to the terms of the Arrangement pursuant to Section 7.4(b) would result in any Acquisition Proposal which has been publicly announced no longer constituting a Company Superior Proposal. The Parent and its counsel shall be given a reasonable opportunity to review and comment on the form and content of any such press release, recognizing that whether or not such comments are appropriate will be determined by the Company, acting reasonably.

(d)
Nothing contained in this Agreement shall prohibit the Company Board from responding through a directors’ circular or otherwise as required by applicable Securities Laws to an Acquisition Proposal that it determines is not a Company Superior Proposal if: (i) in the good faith judgment of the Company Board, after consultation with outside legal counsel, failure to make such disclosure would be inconsistent with its fiduciary duties or such disclosure is otherwise required by applicable Law, (ii) the Company provides each of the Parent and its legal counsel with a reasonable opportunity to review and comment on the form and content of any such disclosure, including but not limited to the directors’ circular or otherwise, and (iii) the Company considers all reasonable amendments to such disclosure as requested by the Parent and its legal counsel, acting reasonably. Nothing in this Agreement shall prevent the Company Board from (i) calling and holding a meeting of Company Shareholders requisitioned by Company Shareholders in accordance with the BCBCA, or (ii) calling and holding a meeting of Company Shareholders ordered to be held by a court in accordance with Law.

(e)
Each successive amendment or modification of any Acquisition Proposal that results in an increase in, or modification of, the consideration (or value of such consideration) to be received by the Company Shareholders or other material terms or conditions thereof, shall constitute a new Acquisition Proposal for the purposes of this Section 7.4 (except that the Matching Period in respect of any such successive amendment or modification shall be two business days).

ARTICLE 8
ADDITIONAL AGREEMENTS OF THE PARENT REGARDING ACQUISITION PROPOSALS

8.1	Non-Solicitation by the Parent

(a)
Except as expressly provided in this Article 8, until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 9.2, the Parent shall not, and shall cause its Subsidiaries not to, and shall not authorize any of their respective Representatives to:

(i)
solicit, initiate, knowingly encourage or otherwise knowingly facilitate (including by way of furnishing or providing copies of, access to, or disclosure of, any confidential information, properties, facilities, books or records of the Parent or any of its Subsidiaries) any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to an Acquisition Proposal;

(ii)
engage or participate in any discussions or negotiations with any Person (other than the Company or its affiliates) in respect of any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to an Acquisition Proposal, provided that the Parent may (A) advise any Person of the restrictions of this Agreement, (B) clarify the terms of any proposal in order to determine if it is or may reasonably be expected to result in a Parent Superior Proposal, and (C) advise any Person making an Acquisition Proposal that the Parent Board has determined that such Acquisition Proposal does not constitute, or is not reasonably expected to result in, a Parent Superior Proposal; or

(iii)
(A) adopt, approve, publicly endorse or publicly recommend or publicly propose to adopt, approve, endorse or recommend, any Acquisition Proposal, (B) withdraw, change, amend, modify or qualify, or otherwise publicly propose to withdraw, change, amend, modify or qualify, in a manner adverse to the Company, the Parent Board Recommendation, (C) if an Acquisition Proposal has been publicly disclosed, fail to publicly recommend against any such Acquisition Proposal within ten (10) business days after the Company’s written request that the Parent or the Parent Board of Directors do so (or subsequently withdraw, change, amend, modify or qualify (or publicly propose to do so), in a manner adverse to Company, such rejection of such Acquisition Proposal) and reaffirm the Parent Board Recommendation within such ten (10) business day period (or, with respect to any Acquisition Proposals or material amendments, revisions or changes to the terms of any such previously publicly disclosed Acquisition Proposal that are publicly disclosed within the last ten (10) days prior to the then-scheduled Parent Meeting, fail to take the actions referred to in this clause (iii), with references to the applicable ten (10) business day period being replaced with three (3) business days), (D) fail to include the Parent Board Recommendation in the Parent Proxy Statement, (E) approve or authorize, or cause or permit the Parent or any Parent Subsidiary to enter into, any merger agreement, acquisition agreement, reorganization agreement, letter of intent, memorandum of understanding, agreement in principle, option agreement, joint venture agreement, partnership agreement or similar agreement or document relating to, or any other agreement or commitment providing for, any Acquisition Proposal (other than an acceptable confidentiality agreement entered into in accordance with Section 8.3(d)) or (F) commit or agree to do any of the foregoing (any act described in clauses (A), (B), (C), (D), (E) or (F) (to the extent related to the foregoing clauses (A), (B), (C), (D) or (E)) a “Parent Change in Recommendation”).

(b)
The Parent shall, and shall cause its Subsidiaries and direct their respective Representatives to, immediately cease and cause to be terminated any existing solicitation, encouragement, discussion or negotiation with any Person (other than the Company or its affiliates) with respect to any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to an Acquisition Proposal and, in connection therewith, the Parent will discontinue access to any of its and its Subsidiaries’ confidential information (and not establish or allow access to any of its confidential information, or any data room, virtual or otherwise, in each case, except as permitted by this Agreement) and shall as promptly as reasonably practicable request, and use commercially reasonable efforts to exercise all rights it has (or cause its Subsidiaries to exercise rights that they have) to require the return or destruction of all confidential information regarding the Parent and its Subsidiaries provided in the preceding 12-month period in connection therewith (to the extent such information has not already been returned or destroyed and shall use its commercially reasonable efforts to confirm that such requests are complied with in accordance with the terms of such rights). The Parent shall not, and shall not authorize or permit any of its Subsidiaries to, directly or indirectly, amend, modify or release any third party from any confidentiality, non-solicitation or standstill agreement (or standstill provisions contained in any such agreement) to which such third party is a party (it being understood that the automatic termination or release of any standstill provisions contained in any such agreements as a result of the entering into or announcement of this Agreement shall not be a violation of this Section 8.1(b)), or terminate, modify, amend or waive the terms thereof.

(c)
For the avoidance of doubt, any violation of the restrictions set forth in this Section 8.1 by the Parent Board (including any committee thereof), by any of the Parent’s officers, by any of the Parent’s other affiliates or by any of their respective Representatives shall be a breach of this Section 8.1 by the Parent.

8.2	Notification of Acquisition Proposals

If the Parent or any of its Subsidiaries or any of their respective Representatives receives (x) any inquiry, proposal or offer that constitutes or could reasonably be expected to constitute or lead to an Acquisition Proposal or (y) any request for non-public information relating to the Parent or any of its Subsidiaries or access to the properties, books or records of the Parent or any Subsidiary in connection with any inquiry, proposal or offer that constitutes or could reasonably be expected to constitute or lead to an Acquisition Proposal, then the Parent shall promptly notify the Company orally and then as soon as reasonably practicable thereafter (and, in any event, within twenty-four (24) hours) in writing of such Acquisition Proposal, inquiry, proposal, offer or request and shall indicate the identity of the Person or group of Persons making such proposal, inquiry or contact and all material terms and conditions thereof and shall provide a copy of any such Acquisition Proposal, inquiry, proposal, offer or request and unredacted copies of all material written communications (and a summary of all substantive discussions) related thereto. The Parent shall keep the Company promptly (and in any event within 24 hours) informed of the status and any change to the material terms, of any such Acquisition Proposal, inquiry, proposal, offer or request. The Parent agrees that it will not, directly or indirectly, enter into any agreement with any Person which directly or indirectly prohibits the Parent from providing any information to Company in accordance with, or otherwise complying with, this Article 8.

8.3	Responding to Acquisition Proposals

Notwithstanding Section 8.1, if, prior to the Parent Stockholder Approvals, the Parent receives a bona fide written Acquisition Proposal, the Parent may (x) engage in or participate in discussions and negotiations with the Person or group of Persons making such Acquisition Proposal, and (y) provide such Person or group of Persons non-public information relating to the Parent or any of its Subsidiaries or access to the properties, books or records of the Parent or any Subsidiary, if and only if:

(a)
the Parent Board first determines, in good faith after consultation with the Parent’s legal and financial advisors, that such Acquisition Proposal constitutes or would reasonably be expected to constitute or lead to a Parent Superior Proposal and has provided the Company with written notice of such determination;

(b)
the Parent Board first determines, in good faith after consultation with the Parent’s legal and financial advisors, that the failure to participate in such discussions or negotiations or to disclose such non-public information to such third party would be inconsistent with its fiduciary duties or such disclosure is otherwise required by applicable Law;

(c)	such Acquisition Proposal did not result from a breach of Section 8.1 by the Parent in any material respect; and

(d)
prior to providing any such copies, access or disclosures, (i) the Parent enters into a confidentiality agreement with such Person, or confirms it has previously entered into such an agreement which remains in effect, in either case on terms not materially less stringent than the Confidentiality Agreement, (ii) the Parent provides the Company with a true, complete and final executed copy of such confidentiality agreement, and (iii) any such copies, access or disclosure provided to such Person shall have already been or shall concurrently be provided to the Company.

8.4	Superior Proposals and Right to Match

(a)
Notwithstanding any other provision of this Agreement, if, prior to the Parent Stockholder Approvals, the Parent receives a bona fide written Acquisition Proposal that the Parent Board (after consultation with the Parent’s legal and financial advisors) determines in good faith constitutes a Parent Superior Proposal, the Parent Board may make a Parent Change in Recommendation and/or enter into a definitive agreement (a “Parent Proposed Agreement”) with respect to such Parent Superior Proposal if and only if:

(i)	such Acquisition Proposal did not result from a breach of Section 8.1 by the Parent in any material respect;

(ii)
prior to making a Parent Change in Recommendation and/or entering into a Parent Proposed Agreement, the Parent has provided the Company with a notice in writing (a “Parent Superior Proposal Notice”), which notice shall contain (A) a statement that the Parent Board has determined such Acquisition Proposal constitutes a Parent Superior Proposal, (B) the value in financial terms that the Parent Board has determined should be ascribed to any non-cash consideration offered under such Parent Superior Proposal, (C) a copy of any Parent Proposed Agreement relating to such Parent Superior Proposal, and (D) copies of any material financing documents provided to the Parent in connection therewith (with customary redactions);

(iii)	at least five business days (the “Parent Matching Period”) shall have elapsed from the date that the Company received the Parent Superior Proposal Notice from the Parent;

(iv)	during the Parent Matching Period, the Company shall have had the opportunity (but not the obligation) to amend the terms of the Arrangement in accordance with Section 8.4(b);

(v)
after the Parent Matching Period, the Parent Board (after consultation with the Parent’s legal and financial advisors) has determined in good faith that such Acquisition Proposal continues to constitute a Parent Superior Proposal compared to any proposed amendments to the terms of the Arrangement by the Company; and

(vi)
prior to or concurrently with entering into such Parent Proposed Agreement, the Parent shall have terminated this Agreement pursuant to Section 9.2(a)(iii)(C) and shall have paid to the Company the Parent Termination Payment pursuant to Section 9.4(e)(ii).

(b)
The Parent acknowledges and agrees that, during the Parent Matching Period, (i) the Company shall have the opportunity, but not the obligation, to propose to amend the terms of the Arrangement, (ii) the Parent shall negotiate in good faith with the Company regarding any amendments that the Company may propose to the terms of the Arrangement as would enable the Company to proceed with the Arrangement and any related transactions on such amended terms, and (iii) the Parent Board shall review any proposal by the Parent to amend the terms of the Arrangement in order to determine in good faith whether such proposal, if implemented in accordance with its terms, would result in the Acquisition Proposal previously constituting a Parent Superior Proposal ceasing to constitute a Parent Superior Proposal compared to the proposed amendments to the terms of the Arrangement. If the Parent Board determines that such Acquisition Proposal would cease to constitute a Parent Superior Proposal as compared to the proposed amendments to the terms of the Arrangement, the Parent and the Company will promptly amend this Agreement and the Plan of Arrangement to reflect such proposed amendments.

(c)
The Parent Board shall promptly reaffirm the Parent Board Recommendation by press release after: (i) any Acquisition Proposal which the Parent Board determines not to constitute a Parent Superior Proposal is publicly announced; or (ii) the Parent Board determines that a proposed amendment to the terms of the Arrangement pursuant to Section 8.4(b) would result in any Acquisition Proposal which has been publicly announced no longer constituting a Parent Superior Proposal. The Company and its counsel shall be given a reasonable opportunity to review and comment on the form and content of any such press release, recognizing that whether or not such comments are appropriate will be determined by the Parent, acting reasonably.

(d)
Nothing in this Agreement shall prevent the Parent Board from (i) calling and holding a meeting of the Parent Stockholders requisitioned by the Parent Stockholders in accordance the Parent’s constating documents, (ii) calling and holding a meeting of the Parent Stockholders ordered to be held by a court in accordance with Law, (iii) disclosing to the Parent Stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or other disclosure required to be made in the Parent Proxy Statement by applicable laws, and (iv) making any “stop, look and listen” communication to the Parent Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act, or any similar statement in response to any publicly disclosed Acquisition Proposal; provided that any “stop, look and listen” statement, or any such similar statement also includes an express reaffirmation of the Parent Board Recommendation.

(e)
Each successive amendment or modification of any Acquisition Proposal that results in an increase in, or modification of, the consideration (or value of such consideration) to be received by the Parent Stockholders or other material terms or conditions thereof, shall constitute a new Acquisition Proposal for the purposes of this Section 8.4 (except that the Matching Period in respect of any such successive amendment or modification shall be two business days).

ARTICLE 9
TERM, TERMINATION, AMENDMENT AND WAIVER

9.1	Term

This Agreement shall be effective from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms.

9.2	Termination

(a)	This Agreement may be terminated at any time prior to the Effective Time:

(i)	by mutual written agreement of the Company and the Parent;

(ii)	by either the Company or the Parent, if:

(A)
the Effective Time shall not have occurred on or before May 15, 2026 (the “Initial Outside Date” and as may be extended pursuant to this Section 9.2(a)(ii)(A), the “Outside Date”); provided, however, that if (x) the Effective Time has not occurred by such date by reason of nonsatisfaction of the condition set forth in Section 6.1(i) and (y) all other conditions in Article 6 have theretofore been satisfied (other than those conditions that by their terms are to be satisfied at the Effective Time, each of which is capable of being satisfied at the Effective Time) or (to the extent permitted by Law) waived, the Outside Date will be August 15, 2026; provided, further that the right to terminate this Agreement under this Section 9.2(a)(ii)(A) shall not be available to any Party whose failure to perform any of its covenants or agreements or breach of any of its representations and warranties under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur by the Outside Date;

(B)
after the date hereof, there shall have been enacted, made or enforced any applicable Law (or any applicable Law shall have been amended) that makes consummation of the Arrangement illegal or otherwise prohibited or enjoins the Company or the Parent from consummating the Arrangement and such applicable Law, prohibition or enjoinment shall have become final and non-appealable; provided that the Party seeking to terminate this Agreement pursuant to this Section 9.2(a)(ii)(B) has used its commercially reasonable efforts, as applicable and to the extent required by Section 5.10, to appeal or overturn such law or otherwise have it lifted or rendered non-applicable in respect of the Arrangement, and provided further that the enactment, making, enforcement or amendment of such Law was not primarily due to the failure of such Party to perform any of its covenants or agreements hereunder;

(C)
the Company Shareholder Approval shall not have been obtained at the Company Meeting (or any adjournment(s) or postponement(s) thereof) in accordance with the Interim Order, except that the right to terminate this Agreement under this Section 9.2(a)(ii)(C) shall not be available to any Party whose failure to perform any of its covenants or agreements or breach of any of its representations and warranties in any material respect under this Agreement has been the cause of, or resulted in, the failure to receive the Company Shareholder Approval; or

(D)
the Parent Stockholder Approvals shall not have been obtained at the Parent Meeting (or any adjournment(s) or postponement(s) thereof) in accordance with applicable Law, except that the right to terminate this Agreement under this Section 9.2(a)(ii)(D) shall not be available to any Party whose failure to perform any of its covenants or agreements or breach of any of its representations and warranties in any material respect under this Agreement has been the cause of, or resulted in, the failure to receive the Parent Stockholder Approvals; or

(iii)	by the Parent, if:

(A)	(1) there is a Company Change in Recommendation or (2) the Company shall have breached Section 7.1 in any material respect;

(B)
subject to compliance with Section 9.3, (x) a breach of any representation or warranty, or (y) failure to perform any covenant or agreement on the part of the Company set forth in this Agreement (other than Section 7.1), in each case, shall have occurred that would cause the conditions set forth in Sections 6.1 or 6.2 not to be satisfied, and (i) such breach or failure is incapable of being cured prior to the Outside Date or, (ii) if such breach is capable of being cured, is not cured by the time provided in Section 9.3(b); provided that the Parent is not then in breach of this Agreement so as to cause any condition in Sections 6.1 or 6.3 not to be satisfied; or

(C)
prior to the Parent Stockholder Approvals, the Parent wishes to enter into a Parent Proposed Agreement with respect to a Parent Superior Proposal (other than a confidentiality and standstill agreement permitted by Section 8.3); provided that the Parent is then in compliance with Article 8 in all material respects and that, prior to or concurrently with such termination, the Parent pays the Parent Termination Payment pursuant to Section 9.4(e); or

(iv)	by the Company, if:

(A)	(1) there is a Parent Change in Recommendation or (2) the Parent shall have breached Section 8.1 in any material respect;

(B)
subject to compliance with Section 9.3, (x) a breach of any representation or warranty, or (y) failure to perform any covenant or agreement on the part of the Parent set forth in this Agreement (other than in Section 8.1), in each case, shall have occurred that would cause the conditions set forth in Sections 6.1 or 6.3 not to be satisfied, and (i) such breach or failure is incapable of being cured prior to the Outside Date or, (ii) if such breach is capable of being cured, is not cured by the time provided in Section 9.3(b); provided that the Company is not then in breach of this Agreement so as to cause any condition in Sections 6.1 or 6.2 not to be satisfied; or

(C)
prior to the approval of the Arrangement Resolution, the Company wishes to enter into a Company Proposed Agreement with respect to a Company Superior Proposal (other than a confidentiality and standstill agreement permitted by Section 7.3); provided that the Company is then in compliance with Article 7 in all material respects and that, prior to or concurrently with such termination, the Company pays the Company Termination Payment pursuant to Section 9.4(c).

(b)
The Party desiring to terminate this Agreement pursuant to this Section 9.2 (other than pursuant to Section 9.2(a)(i)) shall give notice of such termination to the other Parties, specifying in reasonable detail the basis for such Party’s exercise of its termination right.

(c)
If this Agreement is terminated pursuant to Section 9.1 or Section 9.2, this Agreement shall become void and be of no further force or effect without liability of any Party (or any shareholder, director, officer, employee, agent, consultant or representative of such Party) to any other Party hereto, except that: (i) in the event of termination under Section 9.1 as a result of the Effective Time occurring, the provisions of this Section 9.2(c) and Sections 2.15, 5.12, 5.13, 5.16, 10.1,10.2, 10.3, 10.5, 10.6 and 10.10 and all related definitions set forth in Section 1.1 shall survive for a period of six (6) years thereafter; and (ii) in the event of termination under Section 9.2, the provisions of this Section 9.2(c) and Sections 5.13, 9.4, 10.2, 10.3, 10.4, 10.5 and 10.6 and all related definitions set forth in Section 1.1 and the provisions of the Confidentiality Agreement shall survive indefinitely; provided that, subject to Section 9.4(h), neither Party shall be relieved or released from any liabilities or damages arising out of fraud or wilful breach by it of any provision of this Agreement.

9.3	Notice and Cure

(a)
Each Party shall give prompt notice to the other of the occurrence, or failure to occur, at any time from the date hereof until the earlier to occur of the termination of this Agreement in accordance with its terms and the Effective Time, of any event or state of facts which occurrence or failure would, or would be likely to:

(i)	cause any of the representations or warranties of such Party contained herein to be untrue or inaccurate in any material respect from the date hereof to the Effective Time; or

(ii)	result in the failure to comply with or satisfy any agreement, covenant or condition to be complied with or satisfied by such Party hereunder prior to the Effective Time,

provided, however, that the delivery of any notice pursuant to this Section 9.3 shall not limit or otherwise affect the representations, warranties, covenants and agreements of the Parties (or remedies available hereunder to the Party receiving that notice) or the conditions to the obligations of the Parties under this Agreement.

(b)
No Party may elect to terminate this Agreement pursuant to the conditions set forth herein or any termination right arising therefrom under Section 9.2(a)(iii)(B) or Section 9.2(a)(iv)(B), as applicable, and no payments are payable as a result of such termination pursuant to Section 9.4 unless, prior to the Effective Date, the Party seeking to terminate this Agreement has delivered a written notice to the other Party indicating its intention to terminate this Agreement specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Party delivering such notice is asserting as the basis for termination. After delivering such notice, provided that a Party is proceeding diligently to cure such matter and such matter is capable of being cured, no Party may terminate this Agreement for the reasons set out in such written notice until the earlier of the Outside Date and the expiration of a period of fifteen (15) business days from the date of such notice. If such notice is delivered prior to the date of the Company Meeting, the Company may postpone or adjourn the Company Meeting to the earlier of a date that is five business days prior to the Outside Date and the date that is fifteen (15) business days following the delivery of such notice.

9.4	Termination Payments

(a)
Except as otherwise provided herein, all fees, costs and expenses incurred in connection with this Agreement and the Plan of Arrangement shall be paid by the Party incurring such fees, costs or expenses, whether or not the Arrangement is consummated.

(b)	For the purposes of this Agreement, “Company Termination Payment Event” means the termination of this Agreement:

(i)	by the Parent pursuant to Section 9.2(a)(iii)(A) [Company Change in Recommendation or Material Breach of Non-Solicitation];

(ii)	by the Company pursuant to Section 9.2(a)(iv)(C) [Company Superior Proposal]; or

(iii)
by either Party pursuant to Section 9.2(a)(ii)(A) [Outside Date] or by either Party pursuant to Section 9.2(a)(ii)(C) [Company Shareholder Approval] or by the Parent pursuant to Section 9.2(a)(iii)(B) [Company Breach of Representations and Warranties or Covenants], but, in each case, only if (A) prior to such termination, a bona fide Acquisition Proposal in respect of the Company shall have been made to the Company and publicly announced by any Person making the Acquisition Proposal (other than the Parent or its affiliates), (B) such Acquisition Proposal has not expired or been withdrawn at least five business days prior to the Company Meeting, and (C) within 12 months following the date of such termination, either (1) the Company or one or more of its Subsidiaries enters into a definitive agreement in respect of an Acquisition Proposal other than a confidentiality agreement permitted by Section 7.3 (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in clauses (A) and (B) above) and such Acquisition Proposal is subsequently consummated (whether or not within such 12-month period), or (2) an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in clauses (A) and (B) above) is consummated (and, for purposes of this Section 9.4(b)(iii), the term “Acquisition Proposal” shall have the meaning ascribed to such term in Section 1.1, except that any reference to “20%” therein shall be deemed to be a reference to “50%”).

(c)
If a Company Termination Payment Event occurs, the Company shall pay the Company Termination Payment to the Parent, or as the Parent may direct, as liquidated damages in consideration for the loss of the Parent’s rights under this Agreement, by wire transfer of immediately available funds, as follows:

(i)	if the Company Termination Payment is payable pursuant to Section 9.4(b)(i), the Company Termination Payment shall be payable within two (2) business days following such termination;

(ii)	if the Company Termination Payment is payable pursuant to Section 9.4(b)(ii), the Company Termination Payment shall be payable prior to or concurrently with such termination; or

(iii)
if the Company Termination Payment is payable pursuant to Section 9.4(b)(iii), the Company Termination Payment shall be payable concurrently with the consummation of the Acquisition Proposal referred to therein.

(d)	For purposes of this Agreement, “Parent Termination Payment Event” means the termination of this Agreement:

(i)	by the Company pursuant to Section 9.2(a)(iv)(A) [Parent Change in Recommendation or Material Breach of Non-Solicitation];

(ii)	by the Parent pursuant to Section 9.2(a)(iii)(C) [Parent Superior Proposal]; or

(iii)
by either Party pursuant to Section 9.2(a)(ii)(A) [Outside Date] or by either Party pursuant to Section 9.2(a)(ii)(D) [Parent Stockholder Approvals] or by the Company pursuant to Section 9.2(a)(iv)(B) [Parent Breach of Representations and Warranties or Covenants], but, in each case, only if (A) prior to such termination, a bona fide Acquisition Proposal in respect of the Parent shall have been made to the Parent and publicly announced by any Person making the Acquisition Proposal (other than the Company or its affiliates), (B) such Acquisition Proposal has not expired or been withdrawn at least five business days prior to the Parent Meeting, and (C) within 12 months following the date of such termination, either (1) the Parent or one or more of its Subsidiaries enters into a definitive agreement in respect of an Acquisition Proposal other than a confidentiality agreement permitted by Section 8.3 (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in clauses (A) and (B) above) and such Acquisition Proposal is subsequently consummated (whether or not within such 12-month period), or (2) an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in clauses (A) and (B) above) is consummated (and, for purposes of this Section 9.4(d)(iii), the term “Acquisition Proposal” shall have the meaning ascribed to such term in Section 1.1, except that any reference to “20%” therein shall be deemed to be a reference to “50%”).

(e)
If a Parent Termination Payment Event occurs, the Parent shall pay the Parent Termination Payment to the Company, or as the Company may direct, as liquidated damages in consideration for the loss of the Company’s rights under this Agreement, by wire transfer of immediately available funds, as follows:

(i)	if the Parent Termination Payment is payable pursuant to Section 9.4(d)(i), the Parent Termination Payment shall be payable within two (2) business days following such termination;

(ii)	if the Parent Termination Payment is payable pursuant to Section 9.4(d)(ii), the Parent Termination Payment shall be payable prior to or concurrently with such termination; or

(iii)
if the Parent Termination Payment is payable pursuant to Section 9.4(d)(iii), the Parent Termination Payment shall be payable concurrently with the consummation of the Acquisition Proposal referred to therein.

(f)
In the event that either Party terminates this Agreement pursuant to Section 9.2(a)(ii)(C) [Company Shareholder Approval], and no Company Change in Recommendation has occurred, the Company shall reimburse the Parent in respect of the reasonable and documented expenses of the Parent’s third party Representatives incurred in respect of the Arrangement and this Agreement up to a maximum amount of $33,965,000. Such reimbursement shall be made by wire transfer in immediately available funds within three business days following the later of (a) such termination and (b) the date on which reasonable documentation evidencing the expenses incurred has been delivered to the Company by the Company to an account specified by the Parent. Each of the Parties hereby acknowledges that in the event the Company Termination Payment is paid by the Company in accordance with Section 9.4(b), this Section 9.4(f) shall not apply and no reimbursement under this Section 9.4(f) shall be payable by the Company.

(g)
In the event that either Party terminates this Agreement pursuant to Section 9.2(a)(ii)(D) [Parent Stockholder Approvals], and no Parent Change in Recommendation has occurred, the Parent shall reimburse to the Company in respect of the reasonable and documented expenses of the Company’s third party Representatives incurred in respected of the Arrangement and this Agreement up to a maximum amount of $33,965,000. Such reimbursement shall be made by wire transfer in immediately available funds within three business days following the later of (a) such termination and (b) the date on which reasonable documentation evidencing the expenses incurred has been delivered to the Parent by the Company to an account specified by the Company. Each of the Parties hereby acknowledges that in the event the Parent Termination Payment is paid by the Parent in accordance with Section 9.4(d), this Section 9.4(g) shall not apply and no reimbursement under this Section 9.4(g) shall be payable by the Parent.

(h)
Each of the Parties acknowledges that the agreements contained in this Section 9.4 are an integral part of the transactions contemplated in this Agreement and that, without those agreements, the Parties would not enter into this Agreement. Each Party acknowledges that all of the payment amounts set out in this Section 9.4 are payments in consideration for the disposition of rights of the Party entitled to receive such payments, and that the amounts set out in this Section 9.4 are payments of liquidated damages which are a genuine pre-estimate of the damages, which the Party entitled to such damages will suffer or incur as a result of the event giving rise to such payment and the resultant termination of this Agreement and are not penalties. Each Party irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive. For greater certainty, each Party agrees that, (a) upon any termination of this Agreement under circumstances where the Parent is entitled to the Company Termination Payment and the Company Termination Payment is paid in full, such payment shall be the sole and exclusive remedy of the Parent in respect of the event giving rise to such payment and the Parent shall be precluded from any other remedy against the Company at Law or in equity or otherwise (including damages, injunctive relief or specific performance) and shall not seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the Company or any of its Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, shareholders or affiliates or their respective Representatives in connection with this Agreement or the transactions contemplated hereby, and (b) upon any termination of this Agreement under circumstances where the Company is entitled to the Parent Termination Payment and the Parent Termination Payment is paid in full, such payment shall be the sole and exclusive remedy of the Company in respect of the event giving rise to such payment and the Company shall be precluded from any other remedy against the Parent at Law or in equity or otherwise (including damages, injunctive relief or specific performance) and shall not seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the Parent or any of its Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, shareholders or affiliates or their respective Representatives in connection with this Agreement or the transactions contemplated hereby; provided, however, that the foregoing limitations shall not apply in the event of fraud or a wilful breach by the Company or the Parent of their respective obligations under this Agreement, as applicable. For clarity, nothing contained in this Section 9.4(h) shall preclude the Company or the Parent from seeking injunctive relief against the other party in accordance with Section 10.4 to restrain the breach or threatened breach of the covenants or agreements set forth in this Agreement or the Confidentiality Agreement or otherwise to obtain specific performance of any of such acts, covenants or agreements, without the necessity of posting a bond or security in connection therewith.

(i)
For the avoidance of doubt: (a) in no event shall the Company be obligated to pay the Company Termination Payment on more than one occasion; (b) in no event shall the Parent be obligated to pay the Parent Termination Payment on more than one occasion; and (c) if a Company Termination Payment or a Parent Termination Payment becomes payable after a payment has been made pursuant to Section 9.4(f) or 9.4(g), the amount paid pursuant to Section 9.4(f) or 9.4(g), as applicable, shall be credited against the Company Termination Payment or Parent Termination Payment, as applicable, when paid.

9.5	Amendment

Subject to the provisions of the Interim Order and Final Order and applicable Laws, the Plan of Arrangement and applicable Laws, this Agreement and the Plan of Arrangement may, at any time and from time to time before or after the holding of the Company Meeting but not later than the Effective Time, be amended by mutual written agreement of the Parties, without further notice to or authorization on the part of the Company Shareholders, and any such amendment may without limitation:

(a)	change the time for performance of any of the obligations or acts of the Parties;

(b)	waive any inaccuracies or modify any representation or warranty contained herein or in any document delivered pursuant hereto;

(c)	waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the Parties; and

(d)	waive compliance with or modify any mutual conditions precedent herein contained.

9.6	Waiver

No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar). No waiver will be binding unless executed in writing by the Party or Parties to be bound by the waiver. A Party’s failure or delay in exercising any right or remedy under this Agreement will not operate as a waiver of such right or remedy. A single or partial exercise of any right or remedy will not preclude a Party from any other or further exercise of that right or the exercise of any other right or remedy.

ARTICLE 10
GENERAL PROVISIONS

10.1	Privacy

Each Party shall comply with applicable Privacy Laws in the course of collecting, using and disclosing Personal Information in connection with the transactions contemplated by this Agreement (the “Transaction Personal Information”). Prior to the Effective Date, the Parent shall not use or disclose Transaction Personal Information for any purposes other than those related to determining if it shall proceed with the transactions contemplated by this Agreement, the performance of this Agreement, or the consummation of the transactions contemplated by this Agreement. If the Parent completes the transactions contemplated by this Agreement, the Parent shall not, following the Effective Date, without the consent of the individuals to whom such Transaction Personal Information relates or as permitted or required by applicable Law, use or disclose Transaction Personal Information for purposes other than those for which such Transaction Personal Information was collected by the Company or for which subsequent consent was obtained by the Company prior to the Effective Date. The Parent shall protect and safeguard the Transaction Personal Information against unauthorized collection, use or disclosure. The Parent shall cause its advisors to observe the terms of this Section 10.1 and to protect and safeguard Transaction Personal Information in their possession. If this Agreement shall be terminated, the Parent shall promptly deliver to the Company all Transaction Personal Information in its possession or in the possession of any of its advisors, including all copies, reproductions, summaries or extracts thereof, except, unless prohibited by applicable Law, for electronic backup copies made automatically in accordance with the usual backup procedures of the Parent. Following the completion of the transactions contemplated by this Agreement, the Parent shall provide written notice to all individuals who are the subject of any Personal Information that their information has been disclosed in connection with the Arrangement.
10.2	Notices

All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given and received on the day it is delivered, provided that it is delivered on a business day prior to 5:00 p.m. local time in the place of delivery or receipt. However, if notice is delivered after 5:00 p.m. local time or if such day is not a business day then the notice shall be deemed to have been given and received on the next business day. Notice shall be sufficiently given if delivered (either in Person, by courier service or other personal method of delivery), or if transmitted by email to the Parties at the following addresses (or at such other addresses as shall be specified by any Party by notice to the other given in accordance with these provisions):

(a)	if to the Parent or Purchaser:

Coeur Mining, Inc.
200 South Wacker Drive, Suite 2100
Chicago, IL 60606
United States
Attention:	Casey M. Nault
Email:	[***]

with a copy (which shall not constitute notice) to:
Goodmans LLP
Bay Adelaide Centre
333 Bay Street, Suite 3400
Toronto, Ontario M5H 2S7
Attention:	Kari MacKay / Hari Marcovici
Email:	[***] / [***]

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166-0193
Attention:	Andrew Kaplan
Email:	[***]

(b)	if to the Company:

New Gold Inc.
Brookfield Place
181 Bay Street, Suite 3320
Toronto, Ontario M5J 2T3
Attention:	Sean Keating
Email:	[***]

with a copy (which shall not constitute notice) to:
Davies Ward Phillips & Vineberg LLP
155 Wellington Street West, Suite 3700
Toronto, Ontario M5V 3J7
Attention:	Richard Fridman and Aaron Atkinson
Email:	[***] / [***]

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019

Attention:	Christopher J. Cummings
Email:	[***]

10.3	Governing Law; Waiver of Jury Trial

This Agreement shall be governed, including as to validity, interpretation and effect, by the laws of the Province of British Columbia and the federal laws of Canada applicable therein. Each of the Parties hereby irrevocably attorns to the exclusive jurisdiction of the courts of the Province of British Columbia in respect of all matters arising under and in relation to this Agreement and the Arrangement. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

10.4	Injunctive Relief

Prior to the termination of this Agreement in accordance with Section 9.2 and subject to Section 9.4(h), the Parties agree that irreparable harm would occur for which money damages would not be an adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Parties acknowledge and agree that, in order to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof (including the obligations of the Parent pursuant to Section 2.12), the non-breaching Party will be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance, and the Parties shall not object to the granting of injunctive or other equitable relief on the basis that there exists an adequate remedy at Law. Prior to the termination of this Agreement in accordance with Section 9.2 and subject to Section 9.4(h), such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at Law or equity to each of the Parties. The Parties acknowledge and agree that the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, neither the Company nor the Parent would have entered into this Agreement.

10.5	Entire Agreement, Binding Effect

This Agreement (including the exhibits and schedules hereto, the Parent Disclosure Letter and the Company Disclosure Letter) and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof and, except as expressly provided herein, this Agreement is not intended to and shall not confer upon any Person other than the Parties any rights or remedies hereunder.

10.6	No Liability

No director or officer of the Parent shall have any personal liability whatsoever to the Company under this Agreement, or any other document delivered in connection with the transactions contemplated hereby on behalf of the Parent. No director or officer of the Company shall have any personal liability whatsoever to the Parent under this Agreement, or any other document delivered in connection with the transactions contemplated hereby on behalf of the Company.

10.7	Further Assurances

Each Party shall use commercially reasonable efforts do all such things and provide reasonable assurances as may be required to consummate the Arrangement, and each Party shall provide such further documents or instruments as reasonably required by any other Party as necessary or desirable to effect the purpose of this Agreement and carry out its provisions, whether before or after the Effective Time.

10.8	Assignment and Enurement

The Parent may assign all or any part of its rights under this Agreement to, and its obligations under this Agreement may be assumed by, its wholly-owned Subsidiary, provided that if such assignment and/or assumption takes place, the Parent shall continue to be liable jointly and severally with such Subsidiary for all of its obligations hereunder and such Subsidiary shall remain at all times up to and including the Effective Date a wholly-owned Subsidiary of the Parent. This Agreement shall not be otherwise assignable by any Party without the prior written consent of the other Party hereto. This Agreement shall be binding on and shall enure to the benefit of the Parties and their respective successors and permitted assigns. For greater certainty, no assignment made pursuant to this Section 10.8 shall modify the obligation to deliver Consideration Shares as Consideration pursuant to this Agreement.

10.9	Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

10.10	No Third Party Beneficiaries

The provisions of Section 5.12, 5.16 and 10.1 are: (i) intended for the benefit of the individuals referred to therein, as and to the extent applicable in accordance with their terms, and shall be enforceable by each of such Persons and his or her heirs, executors, administrators and other legal representations (collectively, the “Third Party Beneficiaries”) and the Company shall hold the rights and benefits of Section 5.12,  5.16 and 10.1  in trust for and on behalf of the Third Party Beneficiaries and the Company hereby accepts such trust and agrees to hold the benefit of and enforce performance of such covenants on behalf of the Third Party Beneficiaries; and (ii) in addition to, and not in substitution for, any other rights that the Third Party Beneficiaries may have by contract or otherwise. Except for the rights of the Company Shareholders to receive the consideration for their Company Shares following the Effective Time pursuant to the Arrangement, and the rights of Third Party Beneficiaries under Section 5.12 and 5.16, which rights are hereby acknowledged and agreed by the Parties, this Agreement is not intended to confer any rights or remedies upon any Person other than the Parties.

10.11	Counterparts, Execution

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Agreement, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first written above.

COEUR MINING, INC.

By:	/s/ Mitchell J. Krebs
Name:	Mitchell J. Krebs
Title:	Chairman, President and Chief Executive Officer

1561611 B.C. LTD.

By:	/s/ Mitchell J. Krebs
Name:	Mitchell J. Krebs
Title:	President

NEW GOLD INC.

By:	/s/ Patrick Godin
Name:	Patrick Godin
Title:	President and Chief Executive Officer

Signature Page – Arrangement Agreement

SCHEDULE A
PLAN OF ARRANGEMENT

(Please see attached.)

PLAN OF ARRANGEMENT
UNDER SECTION 288 OF THE
BUSINESS CORPORATIONS ACT (BRITISH COLUMBIA)

ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Plan of Arrangement, unless the context otherwise requires:

“5-Day VWAP” means, in respect of the Company Shares, the volume weighted average share price of the Company Shares on the TSX (during continuous trading hours) for the five trading days ending on the trading date immediately preceding the Value Determination Date, calculated by dividing the total Canadian dollar value of the Company Shares traded in such five trading day period on the TSX (during continuous trading hours) by the total number of such shares traded on the TSX (during continuous trading hours) for such five-day trading period;

“Accelerated RSUs” has the meaning ascribed thereto in Section 2.3(c)(i);

“Arrangement” means the arrangement of Company under Part 9, Division 5 of the BCBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with the terms of the Arrangement Agreement, this Plan of Arrangement, or made at the direction of the Court in the Final Order (with the prior written consent of both Company and Parent, each acting reasonably);

“Arrangement Agreement” means the arrangement agreement dated November 2, 2025 among Parent, Purchaser and Company to which this Plan of Arrangement is attached as Schedule A, including all schedules annexed thereto, together with the Company Disclosure Letter and the Parent Disclosure Letter, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof;

“Arrangement Resolution” means the special resolution of the Company Shareholders approving the Plan of Arrangement, which is to be considered and, if thought fit, passed at the Company Meeting, substantially in the form and content of Schedule B to the Arrangement Agreement;

“Authorization” means, with respect to any Person, any authorization, order, permit, approval, grant, agreement, licence, classification, restriction, registration, consent, order, right, notification, condition, franchise, privilege, certificate, judgment, writ, injunction, award, determination, direction or decision having the force of Law, of, from or required by any Governmental Entity having jurisdiction over such Person;

“BCBCA” means the Business Corporations Act (British Columbia);

“business day” means any day, other than a Saturday, a Sunday or a statutory or civic holiday in Mexico City, Mexico, New York, New York, Toronto, Ontario or Vancouver, British Columbia;

“Cash Out Value” for a Company Option means an amount, which amount cannot be less than zero, equal to (a) the product of (i) the number of Company Shares for which such Company Option may be exercised and (ii) the 5-Day VWAP of the Company Shares, minus (b) the exercise price of such Company Option.

“Company” means New Gold Inc., a corporation existing under the laws of the Province of British Columbia;

“Company DSU Plan” means the deferred share unit plan of Company effective May 6, 2010, as amended;

“Company DSUs” means the outstanding deferred share units granted under the Company DSU Plan;

“Company Equity Incentive Plans” means, collectively, the Company Option Plan, the Company LTIP and the Company DSU Plan;

“Company Incentive Awards” means, collectively, the Company DSUs, Company RSUs, Company Options and Company PSUs;

“Company LTIP” means the long term incentive plan of Company effective February 19, 2025, as amended;

“Company Meeting” means the special meeting of Company Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution and for any other purpose as may be set out in the Company Circular and agreed to in writing by Parent;

“Company Optionholder” means a holder of Company Options;

“Company Option Plan” means the stock option plan of Company effective May 4, 2011, as amended;

“Company Options” means the outstanding options to purchase Company Shares granted under the Company Option Plan;

“Company PSUs” means the outstanding performance share units granted under the Company LTIP;

“Company RSUs” means the outstanding restricted share units granted under the Company LTIP;

“Company Shareholders” means the registered and/or beneficial holders of Company Shares, as the context requires;

“Company Shares” means the common shares in the capital of the Company;

“Consideration” means the consideration to be received by the Company Shareholders (other than Dissenting Shareholders) pursuant to this Plan of Arrangement for their Company Shares, consisting of the Exchange Ratio of a Parent Share for each Company Share;

“Consideration Shares” means the Parent Shares to be issued to the Company Shareholders pursuant to this Plan of Arrangement;

“Continuing Employees” means Company Employees that are employed by the Parent, the Company or any of their respective Subsidiaries immediately following the Effective Time;

“Court” means the Supreme Court of British Columbia;

“Depositary” means Computershare Investor Services Inc., or such other Person as Parent and Company may appoint (acting reasonably) to act as depositary in respect of the Arrangement;

“Dissent Rights” has the meaning ascribed thereto in Section 4.1(a);

“Dissent Shares” means the Company Shares held by a Dissenting Shareholder in respect of which the Dissenting Shareholder has properly and validly exercised Dissent Rights;

“Dissenting Shareholder” means a registered Company Shareholder as of the record date of the Company Meeting who has properly and validly dissented in respect of the Arrangement Resolution in strict compliance with the Dissent Rights, who has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights and who is ultimately determined to be entitled to be paid the fair value of its Company Shares, but only in respect of the Dissent Shares;

“DRS Advice” has the meaning specified in Section 3.1;

“Effective Date” means the date upon which the Arrangement becomes effective in accordance with Section 2.11(a) of the Arrangement Agreement;

“Effective Time” means 12:01 a.m. on the Effective Date or such other time as Parent and Company agree to in writing before the Effective Date;

“Exchange Ratio” means 0.4959;

“Final Order” means the final order of the Court contemplated by Section 2.7 of the Arrangement Agreement made pursuant to Section 291 of the BCBCA, in a form and substance acceptable to Company and Parent, each acting reasonably, approving the Arrangement, including as such order may be amended, supplemented, modified or varied by the Court (with the consent of both Company and Parent, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to both Company and Parent, each acting reasonably) on appeal;

“Governmental Entity” means: (a) any international, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, international arbitration institution, commission, board, ministry bureau, agency or entity, domestic or foreign; (b) any stock exchange, including the TSX, the NYSE and the NYSE American; (c) any subdivision, agent, commission, board or authority of any of the foregoing; or (d) any quasi‑governmental or private body or self-regulatory organization exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

“including” means including without limitation, and “include” and “includes” have a corresponding meaning;

“Interim Order” means the interim order of the Court made pursuant to Section 291 of the BCBCA following the application therefor submitted to the Court after being informed of the intention to rely upon the exemption from registration under Section 3(a)(10) of the U.S. Securities Act with respect to the Consideration Shares issued pursuant to the Arrangement as contemplated by Section 2.3 of the Arrangement Agreement, in a form and in substance acceptable to Company and Parent, each acting reasonably, providing for, among other things, the calling and holding of the Company Meeting, including as such order may be amended, supplemented, modified or varied by the Court (with the consent of Company and Parent, each acting reasonably);

“Law” or “Laws” means all laws (including common law), by-laws, statutes, rules, regulations, principles of law and equity, orders, rulings, ordinances, judgements, injunctions, determinations, awards, decrees or other requirements, whether domestic or foreign, that are binding upon or applicable to such Person or its business, and the terms and conditions of any Authorization of or from any Governmental Entity, and, for greater certainty, includes Securities Laws and applicable common law, and the term “applicable” with respect to such Laws and in a context that refers to a Party, means such Laws as are applicable to such Party and/or its Subsidiaries or their business, undertaking, property or securities and emanate from a Person having jurisdiction over the Party and/or its Subsidiaries or its or their business, undertaking, property or securities;

“Letter of Transmittal” means the letter of transmittal to be delivered to registered Company Shareholders for use in connection with the Arrangement;

“Liens” means any hypothecs, mortgages, pledges, assignments, liens, charges, security interests, encumbrances and adverse rights or claims or other third party interests or encumbrances of any kind, whether contingent or absolute, and any agreement, option, lease, sublease, restriction, easement, right-of-way, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing;

“Non-Continuing Employees” means Company Employees whose employment with the Company or any of its Subsidiaries is terminated by the Company or its Subsidiaries, as applicable, without cause, at or immediately prior to the Effective Time;

“Notice of Dissent” means a written notice provided by a Company Shareholder that is a registered holder of Company Shares to the Company setting forth such Company Shareholder’s objection to the Arrangement Resolution and exercise of Dissent Rights;

“NYSE” means the New York Stock Exchange;

“NYSE American” means the NYSE American Stock Exchange;

“Parent” means Coeur Mining, Inc., a corporation existing under the laws of the State of Delaware;

“Parent Shares” means the common stock in the capital of Parent;

“Parties” means, together, Parent, Purchaser and Company, and “Party” means any one of them as the context requires;

“Person” includes an individual, partnership, association, body corporate, trustee, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity, whether or not having legal status;

“Plan of Arrangement” means this plan of arrangement and any amendments or variations hereto made in accordance with the Arrangement Agreement and this plan of arrangement or upon the direction of the Court in the Final Order with the prior written consent of Company and Parent, each acting reasonably, and references to “Article” or “Section” mean the specified Article or Section of this Plan of Arrangement;

“Purchaser” means 1561611 B.C. Ltd., a company existing under the laws of the Province of British Columbia, Canada;

“Subsidiary” has the meaning ascribed thereto in section 1.1 of NI 45-106;

“Tax Act” means the Income Tax Act (Canada);

“TSX” means the Toronto Stock Exchange;

“U.S. Securities Act” means the United States Securities Act of 1933;

“U.S. Tax Code” means the United States Internal Revenue Code of 1986; and

“Value Determination Date” means the date that is three business days prior to the Effective Date.

1.2	Interpretation Not Affected by Headings

The division of this Plan of Arrangement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Plan of Arrangement. Unless the contrary intention appears, references in this Plan of Arrangement to an Article, Section or Step by number or letter or both refer to the Article, Section or Step, respectively, bearing that designation in this Plan of Arrangement.

1.3	Number and Gender

In this Plan of Arrangement, unless the contrary intention appears, words importing the singular include the plural and vice versa, and words importing gender include all genders.

1.4	Calculation of Time

Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends. Where the last day of any such time period is not a business day, such time period shall be extended to the next business day following the day on which it would otherwise end.

1.5	Date for Any Action

If the date on which any action is required to be taken hereunder by a Party is not a business day, such action shall be required to be taken on the next succeeding day which is a business day.

1.6	Currency

Unless otherwise stated, all references in this Plan of Arrangement to sums of money are expressed in lawful money of the United States and “$” refers to U.S. dollars.

1.7	No Strict Construction

The language used in this Plan of Arrangement is the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

1.8	Statutory References

A reference to a statute, rule, regulation or other statutory instrument or subordinate legislation (including any particular provision thereof) shall be construed to refer to such statute, rule, regulation or other instrument or legislation (or provision thereof) and to all rules, regulations, instruments or legislation made thereunder, if any, in each case as the same may from time to time be amended, modified, supplemented, re-enacted or replaced, in whole or in part.

1.9	Governing Law

This Plan of Arrangement shall be governed, including as to validity, interpretation and effect, by the laws of the Province of British Columbia and the laws of Canada applicable therein.

1.10	Time

Time is of the essence in the performance of the Parties’ respective obligations hereunder.

1.11	Time References

In this Plan of Arrangement, unless otherwise specified, any references to time are to local time, Vancouver, British Columbia.

1.12	Other Definitions

Capitalized terms that are used herein but not defined shall have the meanings ascribed thereto in the Arrangement Agreement.

ARTICLE 2
THE ARRANGEMENT

2.1	Arrangement Agreement

This Plan of Arrangement is made pursuant to, and is subject to the provisions of, the Arrangement Agreement, except in respect of the sequence of the steps comprising the Arrangement, which shall occur in the order set out in this Plan of Arrangement.

2.2	Effectiveness

This Plan of Arrangement will become effective at the Effective Time (except as otherwise provided herein) and will be binding from and after the Effective Time on Parent, Purchaser, Company, the Depositary, the Company Shareholders, including the Dissenting Shareholders, and the holders of Company Incentive Awards, in each case, without any further authorization, act or formality on the part of any Person, except as expressly provided herein.

2.3	The Arrangement

The following steps shall occur and shall be deemed to occur, commencing at the Effective Time, sequentially in the following order, with each such step after the first occurring five minutes after the preceding step (except where otherwise indicated), and without any further authorization, act or formality on the part of any Person:

Incentive Securities

(a)
Company DSUs. Notwithstanding any vesting or exercise or other provisions to which a Company DSU might otherwise be subject (whether by contract, the conditions of grant, applicable Law or the terms of the Company DSU Plan governing such Company DSU) each Company DSU (and all agreements relating thereto) outstanding immediately prior to the Effective Time (whether vested or unvested) shall, without any further action by any Person, be terminated in exchange for a cash payment from the Company to be calculated in accordance with the terms of the Company DSU Plan (except that the calculation of the amounts payable shall be determined as at the Value Determination Date). The Company will pay to the holders of Company DSUs, through the payroll systems of the Company, all amounts required to be paid to the holders of Company DSUs in accordance with this Plan of Arrangement, less any Tax withholding required under applicable Law or in accordance with Section 3.7, in respect of such Company DSUs.

(b)
Company PSUs. Notwithstanding any vesting or exercise or other provisions to which a Company PSU might otherwise be subject (whether by contract, the conditions of grant, applicable Law or the terms of the Company LTIP governing such Company PSU) each Company PSU (and all agreements relating thereto) outstanding immediately prior to the Effective Time (whether vested or unvested) shall, without any further action by any Person, be terminated in exchange for a cash payment from the Company to be calculated in accordance with the terms of the Company PSU Plan (except that the calculation of the amounts payable shall be determined as at the Value Determination Date) and this Plan of Arrangement. For the avoidance of doubt, (A) the vesting multiplier applicable to all calculation periods ending on or prior to the Value Determination Date for each Company PSU shall be determined based on the terms of the Company LTIP; and (B) the vesting multiplier applicable to all calculation periods ending after the Value Determination Date for each Company PSU shall be (i) 100%, in the case of Continuing Employees; or (ii) 150% in the case of Non-Continuing Employees. The Company will pay to the holders of Company PSUs, through the payroll systems of the Company, all amounts required to be paid to the holders of Company PSUs in accordance with this Plan of Arrangement, less any Tax withholding required under applicable Law or in accordance with Section 3.7, in respect of such Company PSUs.

(c)
Company RSUs. Notwithstanding any vesting or exercise or other provisions to which a Company RSUs might otherwise be subject (whether by contract, the conditions of grant, applicable Law or the terms of the Company LTIP governing such Company RSU) each Company RSU (and all agreements relating thereto) outstanding immediately prior to the Effective Time (whether vested or unvested) shall, without any further action by any Person, be treated as follows:

(i)
Company RSUs held by Non-Continuing Employees (“Accelerated RSUs”) will be fully vested pursuant to, and redeemed for cash in accordance with, the terms of the Company LTIP (except that the calculation of the amounts payable shall be determined as at the Value Determination Date). The Company will pay to the holders of such Accelerated RSUs, through the payroll systems of the Company, all amounts required to be paid to them for their Accelerated RSUs in accordance with this Plan of Arrangement, less any Tax withholding required under applicable Law or in accordance with Section 3.7, in respect of such Company RSUs.

(ii)
Company RSUs held by Continuing Employees shall be amended by multiplying each such Company RSU by the Exchange Ratio, and thereafter, the holder thereof shall be entitled to the number of Company RSUs as is equal to the product of such amendment (the “Revised Company RSUs”); (ii) upon the vesting of such Revised Company RSUs following the Effective Time, each such Revised Company RSU shall entitle the holder thereof to receive a payment in cash, in accordance with the terms of the Company LTIP, with reference to the trading price of the Parent Shares rather than the Company Shares; and (iii) such Revised Company RSUs shall remain outstanding and governed by the terms of the Company LTIP and any document evidencing the Company RSUs (subject to amendments as contemplated in this Section).

(d)
Company Options. Notwithstanding any vesting or exercise or other provisions to which a Company Option might otherwise be subject (whether by contract, the conditions of grant, applicable Law or the terms of the applicable Company Option Plan governing such Company Option), each Company Option shall, without any further action by or on behalf of a holder, be deemed to be fully vested and shall be transferred and assigned by the holder thereof, free and clear of any Liens, to the Company, and the holder thereof shall be entitled to receive in exchange therefor an amount equal to the Cash Out Value for such Company Option (less any applicable withholding in accordance with Section 3.7) determined as at the Value Determination Date, whereupon the name of the holder of such Company Option shall be removed from the register of Company Options maintained by the Company, and the Company Option Plan and each Company Option shall immediately be cancelled and all agreements relating to the Company Options shall be terminated and shall be of no further force and effect. The Company will pay to the holders of Company Options, through the payroll systems of the Company, all amounts required to be paid to the holders of Company Options in accordance with this Plan of Arrangement, less any Tax withholding required under applicable Law or in accordance with Section 3.7, in respect of such Company Options.

Dissenting Shareholders

(e)
Each Dissent Share shall be and shall be deemed to be transferred and assigned by the holder thereof without any further act or formality on its part, free and clear of all Liens, to Company in accordance with, and for the consideration contemplated in, Section 4.1, and:

(i)
such Dissenting Shareholder shall cease to be, and shall be deemed to cease to be, the registered holder of each such Dissent Share and the name of such registered holder shall be, and shall be deemed to be, removed from the central securities register of Company in respect of each such Dissent Share, and at such time each Dissenting Shareholder will have only the rights set out in Section 4.1;

(ii)
such Dissenting Shareholder shall be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to transfer and assign each such Dissent Share; and

(iii)	Company shall be the holder of all of the outstanding Dissent Shares, free and clear of all Liens, and the central securities register of Company shall be revised accordingly.

Transfer of Company Shares to Purchaser

(f)
Each Company Shareholder, other than a Dissenting Shareholder, shall transfer and assign their Company Shares, free and clear of any Liens, to Purchaser in exchange for the Consideration for each such Company Share so transferred, and in respect of the Company Shares so transferred:

(i)
the registered holder thereof shall cease to be, and shall be deemed to cease to be, the registered holder of each such Company Share and the name of such registered holder shall be removed from the central securities register of Company;

(ii)
the registered holder thereof shall be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to transfer and assign each such Company Share; and

(iii)	Purchaser shall be the holder of all of the outstanding Company Shares, free and clear of all Liens, and the central securities register of Company shall be revised accordingly.

ARTICLE 3
DELIVERY OF CONSIDERATION

3.1	Deposit and Payment of Consideration

(a)
Following receipt of the Final Order and in any event no later than the business day prior to the Effective Date, Parent shall deposit in escrow, or cause to be deposited in escrow, with the Depositary, sufficient Parent Shares to satisfy the aggregate Consideration payable to the Company Shareholders in accordance with Section 2.3, which shall be held by the Depositary in escrow as agent and nominee for such former Company Shareholders for distribution to such former Company Shareholders in accordance with the provisions of this Article 3. The Company will pay to the holders of Company Options, Company PSUs, Accelerated RSUs and Company DSUs, through the payroll systems of the Company with respect to any holders who are employees or former employees, all amounts required to be paid to the holders of Company Options, Company PSUs, Accelerated RSUs and Company DSUs, in accordance with the Plan of Arrangement, less any Tax withholding required under applicable Law or in accordance with Section 3.7, in respect of such Company Options, Company PSUs, Accelerated RSUs and Company DSUs.

(b)
Upon surrender to the Depositary for cancellation of a certificate or a direct registration statement (DRS) advice (a “DRS Advice”) which immediately prior to the Effective Time represented one or more Company Shares that were transferred under the Arrangement, together with a duly completed and executed Letter of Transmittal and such other documents and instruments as the Depositary or Parent may reasonably require, the registered holder of the Company Shares represented by such surrendered certificate or DRS Advice shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder (in each case less any amounts withheld pursuant to Section 3.7 (if any)), the Consideration that such holder has the right to receive, and the certificate or DRS Advice so surrendered shall forthwith be cancelled.

(c)
In the event of a transfer of ownership of Company Shares which was not registered in the transfer records of Company, the Consideration to which the registered holder has the right to receive, subject to Section 2.3, shall be delivered to the transferee if the certificate or DRS Advice which immediately prior to the Effective Time represented Company Shares that were exchanged for the Consideration under the Arrangement is presented to the Depositary, accompanied by all documents reasonably required to evidence and effect such transfer.

(d)
After the Effective Time and until surrendered for cancellation as contemplated by Section 3.1(b), each certificate or DRS Advice that immediately prior to the Effective Time represented one or more Company Shares, other than the Dissent Shares, shall be deemed at all times to represent only the right to receive in exchange therefor the Consideration that the holder of such certificate or DRS Advice is entitled to receive in accordance with Section 2.3, less any amounts withheld pursuant to Section 3.7 (if any).

3.2	Distributions with Respect to Unsurrendered Certificates

No dividends or other distributions declared or made after the Effective Time with respect to Consideration Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate or DRS Advice which immediately prior to the Effective Time represented outstanding Company Shares that were exchanged for Consideration Shares pursuant to Section 2.3(f) unless and until the holder of such certificate or DRS Advice shall surrender such certificate or DRS Advice in accordance with Section 3.1. Subject to applicable law and Section 3.7 hereof, at the time of such surrender of any such certificate or DRS advice (or, in the case of clause (ii) below, at the appropriate payment date), there shall be paid to the holder of the certificates or DRS Advices representing Company Shares that were exchanged for Consideration Shares pursuant to Section 2.3(f), without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to the Consideration Shares to which such holder is entitled pursuant hereto, and (ii) to the extent not paid under clause (i), on the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and the payment date subsequent to surrender payable with respect to such Consideration Shares.

3.3	Deemed Fully Paid and Non-Assessable Shares

All Consideration Shares issued pursuant to this Plan of Arrangement shall be deemed to be validly issued and outstanding as fully paid and non-assessable shares.

3.4	No Fractional Shares

No fractional Consideration Shares shall be issued upon the exchange of Company Shares pursuant to Sections 2.3(f) and 3.1. Where the aggregate number of Parent Shares to be issued to a Company Shareholder pursuant to Sections 2.3(f) and 3.1 as consideration under the Arrangement would result in a fractional Consideration Share being issuable, such fractional Consideration Share shall be rounded up to the nearest whole Parent Share in the event that a Company Shareholder is entitled to a fractional share representing 0.5 or more of a Parent Share and shall be rounded down to the nearest whole Parent Share in the event that a Company Shareholder is entitled to a fractional share representing less than 0.5 of a Parent Share.

3.5	Lost Certificates

In the event that any certificate which, immediately prior to the Effective Time, represented one or more outstanding Company Shares, which were exchanged in accordance with Section 2.3(f) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder claiming such certificate to be lost, stolen or destroyed, the Depositary shall deliver in exchange for such lost, stolen or destroyed certificate, the aggregate Consideration which such holder is entitled to receive in accordance with this Plan of Arrangement. When authorizing such delivery of the aggregate Consideration which such holder is entitled to receive in exchange for such lost, stolen or destroyed certificate, the holder to whom the Consideration is to be delivered shall, as a condition precedent to the delivery of such Consideration, give a bond satisfactory to Parent and the Depositary in such amount as Parent and the Depositary may direct (each acting reasonably), or otherwise indemnify Parent and the Depositary and/or any of their respective representatives or agents in a manner satisfactory to Parent and the Depositary (each acting reasonably), against any claim that may be made against Parent, the Company or the Depositary and/or any of their respective representatives or agents with respect to the certificate alleged to have been lost, stolen or destroyed.

3.6	Extinction of Rights

Any certificate or DRS Advice which immediately prior to the Effective Time represented outstanding Company Shares that were exchanged pursuant to Section 2.3(f) that is not deposited with all other instruments required by Section 3.1 on or prior to the sixth anniversary of the Effective Date shall cease to represent a claim or interest of any kind or nature as a securityholder of Company or Purchaser, as applicable. On such date, the Consideration Shares, as applicable, to which the former registered holder of the certificate or DRS Advice referred to in the preceding sentence was ultimately entitled shall be deemed to have been surrendered for no consideration to Purchaser (or its successor(s)). None of Parent, Purchaser, Company or the Depositary shall be liable to any Person in respect of any Consideration Shares (or dividends, distributions and interest in respect thereof) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

3.7	Withholding Rights; Tax Consequences

The Parent, the Company, the Depositary, their respective Subsidiaries and any other Person on their behalf, shall be entitled to deduct and withhold from any amounts payable to any Person pursuant to the Arrangement and under this Plan of Arrangement, including amounts distributed to any former Company Shareholder or former holders of Company Incentive Awards, such amounts as the Parent, the Company, the Depositary and their respective Subsidiaries, or any Person on behalf of any of the foregoing, is or may be required or permitted to deduct or withhold with respect to such payment under the Tax Act, the U.S. Tax Code, or any provision of local, state, federal, provincial or foreign Law, in each case, as amended, or under the administrative practice of the relevant Governmental Entity administering such Law, and to request from any recipient of any payment hereunder any necessary tax forms or any other proof of exemption from withholding or any similar information. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes hereof as having been paid to the Person to whom such amounts would otherwise have been paid. Any Person that deducts or withholds any amount pursuant to this Section 3.7 shall remit such deducted or withheld amounts to the applicable Governmental Entity. In any case where the amount so required or permitted to be deducted or withheld from any payment to a holder exceeds the cash portion of the consideration otherwise payable, the Parent, the Company, the Depositary, their respective Subsidiaries, and any Person on behalf of the foregoing, as the case may be, is authorized to sell or otherwise dispose of such portion of the Consideration as is necessary in order to fully fund such liability, and such Person shall remit any unapplied balance of the net proceeds of such sale to the holder.

3.8	Transfer Free and Clear

For greater certainty, any transfer or exchange of securities pursuant to this Plan of Arrangement shall be free and clear of any Liens or other claims of third parties of any kind.

3.9	Interest

Under no circumstances shall interest accrue or be paid by the Company, Parent, Purchaser, the Depositary or any other Person to any Company Shareholder or other Persons depositing certificates or DRS Advices pursuant to this Plan of Arrangement in respect of the Company Shares immediately existing prior to the Effective Time.

ARTICLE 4
RIGHTS OF DISSENT

4.1	Dissent Rights

(a)
Pursuant to the Interim Order, Company Shareholders who are registered holders of Company Shares as of the record date of the Company Meeting may exercise rights to dissent in connection with the Arrangement under Division 2 of Part 8 of the BCBCA, as modified by this Article 4, the Interim Order and the Final Order (“Dissent Rights”), with respect to all (but not less than all) of the Company Shares held by such Company Shareholder, provided that the Notice of Dissent contemplated by Section 242 of the BCBCA, as may be modified by the Interim Order, must be received by Company by 4:00 p.m. on the date that is at least two business days prior to the date of the Company Meeting, or any date to which the Company Meeting may be postponed or adjourned, and provided further that each Dissenting Shareholder who:

(i)
is ultimately entitled to be paid the fair value of their Dissent Shares by the Company: (A) will be entitled to be paid the fair value of such Dissent Shares by the Company, which fair value, notwithstanding anything to the contrary contained in the BCBCA, shall be the fair value of such Dissent Shares determined as of the close of business on the day immediately before the approval of the Arrangement Resolution; (B) shall be deemed not to have participated in the transactions in Article 2 (other than Section 2.3(e), if applicable); (C) shall be deemed to have transferred and assigned such Dissent Shares, free and clear of any Liens, to Company in accordance with Section 2.3(e); and (D) will not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement had such holder not exercised their Dissent Rights in respect of such Company Shares; or

(ii)
is ultimately not entitled, for any reason, to be paid fair value for such holder’s Company Shares, shall be deemed to have participated in the Arrangement, as of the Effective Time, on the same basis as a non-dissenting registered holder of Company Shares, and shall be entitled to receive only the Consideration pursuant to Section 2.3(f) that such holder would have received pursuant to the Arrangement if such holder had not exercised Dissent Rights.

(b)
In no circumstances shall Parent, Purchaser, the Company or any other Person be required to recognize a Person exercising Dissent Rights unless such Person is the registered holder of those Company Shares in respect of which such rights are sought to be exercised as of the record date of the Company Meeting.

(c)
In no case shall Parent, Purchaser, Company or any other Person be required to recognize Dissenting Shareholders as holders of Company Shares after the time that is immediately prior to the Effective Time, and the names of the Dissenting Shareholders shall be deleted from the central securities register as holders of the Company at the time at which the step in Section 2.3(f) occurs.

(d)
For greater certainty, in addition to any other restrictions set forth in the Interim Order and under Section 238 of the BCBCA, none of the following shall be entitled to exercise Dissent Rights: (i) a holder of any Company Incentive Awards in respect of such holder’s Company Incentive Awards; (ii) Company Shareholders who vote or have instructed a proxyholder to vote such Company Shares in favour of the Arrangement Resolution; and (iii) any other Person who is not a registered Company Shareholder as of the record date for the Company Meeting.

ARTICLE 5
GENERAL

5.1	Paramountcy

From and after the Effective Time (a) this Plan of Arrangement shall take precedence and priority over any and all rights related to the Company Shares and the Company Incentive Awards issued prior to the Effective Time, (b) the rights and obligations of the holders of Company Shares, the holders of Company Incentive Awards, the Parties, the Depositary and any trustee or transfer agent therefor in relation thereto, and any other Person having any right, title or interest in or to Company Shares and Company Incentive Awards, shall be solely as provided for in this Plan of Arrangement, and (c) all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to any securities of the Company subject to this Plan of Arrangement shall be deemed to have been settled, compromised, released and determined without liability except as set forth herein.

5.2	Amendment

(a)
Parent and the Company reserve the right to amend, modify or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment, modification or supplement must be (i) agreed to in writing by the Company and Parent, (ii) filed with the Court and, if made following the Company Meeting, approved by the Court, and (iii) communicated to Company Shareholders and the holders of Company Incentive Awards if and as required by the Court.

(b)
Subject to the provisions of the Interim Order, any amendment, modification or supplement to this Plan of Arrangement may be proposed by Parent and the Company at any time prior to the Company Meeting (provided, however, that the Company and Parent shall have consented thereto in writing), with or without any other prior notice or communication, and, if so proposed and accepted by the Persons voting at the Company Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

(c)
Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Company Meeting shall be effective only if: (i) it is consented to in writing by each of Parent and the Company (each acting reasonably); and (ii) if required by the Court, it is consented to by the Company Shareholders voting in the manner directed by the Court.

(d)
Any amendment, modification or supplement to this Plan of Arrangement may be made by the Company and Parent without the approval of or communication to the Court or the Company Shareholders, provided that it concerns a matter which, in the reasonable opinion of the Company and Parent, is of an administrative or ministerial nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of any of the Company Shareholders or holders of Company Incentive Awards.

(e)	This Plan of Arrangement may be withdrawn prior to the Effective Time in accordance with the terms of the Arrangement Agreement.

5.3	Further Assurances

Notwithstanding that the transactions and events set out in this Plan of Arrangement shall occur and be deemed to have occurred in the order set out herein, without any further act or formality, each of the Parties shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order to implement this Plan of Arrangement and to further document or evidence any of the transactions or events set out herein.

ARTICLE 6
U.S. SECURITIES LAW EXEMPTION

6.1	U.S. Securities Law Exemption

Notwithstanding any provision herein to the contrary, the Company and Parent each agree that this Plan of Arrangement will be carried out with the intention that, and they will use their commercially reasonable best efforts to ensure that all Consideration Shares issued under the Arrangement by Parent pursuant to this Plan of Arrangement, whether in the United States, Canada or any other country, be issued or granted, as the case may be, in reliance on the exemption from the registration requirements of the U.S. Securities Act, as provided by Section 3(a)(10) thereof and pursuant to exemptions from registration under any applicable state securities Laws, and pursuant to the terms, conditions and procedures set forth in the Arrangement Agreement.

SCHEDULE B
ARRANGEMENT RESOLUTION

BE IT RESOLVED, AS A SPECIAL RESOLUTION, THAT:

(a)
The arrangement (the “Arrangement”) under Section 288 of the Business Corporations Act (British Columbia) (the “BCBCA”), involving Coeur Mining, Inc. (the “Parent”), New Gold Inc. (the “Company”), 1561611 B.C. Ltd. (the “Purchaser”), and  Company Shareholders (as defined in the Arrangement Agreement), all as more particularly described and set forth in the notice of meeting and management information circular (the “Circular”) of the Company dated [●], 2025 accompanying the notice of the meeting (as the Arrangement may be modified, supplemented or amended in accordance with its terms), is hereby authorized, approved and adopted;

(b)
The plan of arrangement, as it may be or has been amended (the “Plan of Arrangement”), involving the Parent, the Purchaser, the Company and the Company Shareholders and implementing the Arrangement, the full text of which is set out in Appendix [●] to the Circular (as the Plan of Arrangement may be, or may have been, modified, supplemented or amended in accordance with its terms), is hereby authorized, approved and adopted;

(c)
The arrangement agreement among the Parent, the Company and the Purchaser dated as of November 2, 2025, as the same may be amended, supplemented or otherwise modified from time to time in accordance with its terms (the “Arrangement Agreement”) and all the transactions contemplated therein, the actions of the directors of the Company in approving the Arrangement and the actions of the directors and officers of the Company in executing and delivering the Arrangement Agreement and any modifications, supplements or amendments thereto in accordance with its terms are hereby confirmed, ratified and approved in all respects;

(d)
The Company is hereby authorized to apply for a final order from the Supreme Court of British Columbia (the “Court”) to approve the Arrangement in accordance with and subject to the terms set forth in the Arrangement Agreement and the Plan of Arrangement (as they may be, or may have been, modified, supplemented or amended from time to time in accordance with their terms);

(e)
Notwithstanding that this resolution has been passed (and the Plan of Arrangement adopted) by the Company Shareholders or that the Arrangement has been approved by the Court, the directors of the Company are hereby authorized and empowered, at their discretion, without further notice to, or approval of, the of the Company Shareholders:

(i)	to modify, supplement or amend the Arrangement Agreement or the Plan of Arrangement to the extent permitted by the Arrangement Agreement or the Plan of Arrangement; or

(ii)	subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement;

(f)
Any one or more directors or officers of the Company is hereby authorized, for and on behalf and in the name of the Company, to execute and deliver, whether under corporate seal of the Company or not, all such agreements, forms waivers, notices, certificate, confirmations and other documents and instruments and to do or cause to be done all such other acts and things as in the opinion of such director or officer may be necessary, desirable or useful for the purpose of giving effect to these resolutions, the Arrangement Agreement and the completion of the Plan of Arrangement in accordance with the terms of the Arrangement Agreement, including:

(i)	all actions required to be taken by or on behalf of the Company, and all necessary filings and obtaining the necessary approvals, consents and acceptances of appropriate regulatory authorities; and

(ii)	the signing of the certificates, consents and other documents or declarations required under the Arrangement Agreement or otherwise to be entered into by the Company;

such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of any such act or thing.

SCHEDULE C
FORM OF PARENT CHARTER AMENDMENT

CERTIFICATE OF AMENDMENT TO
THE CERTIFICATE OF INCORPORATION
OF
COEUR MINING, INC.

The undersigned, desiring to amend the certificate of incorporation of a Delaware corporation pursuant to Section 242 of the Delaware General Corporation Law (the “Act”), hereby certifies as follows:

FIRST. The name of the corporation (hereinafter called the “Corporation”) is Coeur Mining, Inc.

SECOND. This Certificate of Amendment (the “Certificate of Amendment”) amends provisions of the Corporation’s Certificate of Incorporation that was filed with the Secretary of State of the State of Delaware on May 15, 2013 and was amended by the Amendment to the Certificate of Incorporation on May 12, 2015, the Amendment to the Certificate of Incorporation on May 10, 2022 and the Amendment to the Certificate of Incorporation on February 13, 2025 (the “Certificate of Incorporation”).

THIRD. Section 4.1 of Article IV of the Certificate of Incorporation, which Section sets forth the Authorized Stock of the Corporation, is hereby amended and restated in its entirety as follows:

“Section 4.1 Authorized Stock. The aggregate number of shares which the Corporation shall have authority to issue is 1,310,000,000 shares, of which 1,300,000,000 shares shall be designated as Common Stock, par value $0.01 per share (the “Common Stock”), and 10,000,000 shares shall be designated as Preferred Stock, par value $1.00 per share (the “Preferred Stock”).”

FOURTH. The amendment herein certified has been duly adopted in accordance with Section 242 of the Act.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer as of [●].

COEUR MINING, INC.

Date: [●]
By:
Name:
Title: